Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280525

PROSPECTUS

BioSig Technologies, Inc.

1,680,631 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 1,680,631 shares of our common stock, par value $0.001 per share, issuable upon the exercise of outstanding warrants issued on May 30, 2024, pursuant to (i) securities purchase agreements dated as of May 29, 2024 and the purchasers named on the signature pages thereto (the offering of warrants under such securities purchase agreements, the “May 2024 Offering”) and (ii) an engagement letter (the “Engagement Letter”), dated as of May 29, 2024, between us and H.C. Wainwright & Co., LLC (the “Placement Agent,” and the warrants issued pursuant to the Engagement Letter and in the May 2024 Offering, collectively, the “Warrants”).

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Upon the cash exercise of the Warrants however, we will receive the exercise price of such Warrants, for an aggregate of approximately $3,058,317.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of our common stock.

Our common stock is quoted on the OTCQB Marketplace maintained by OTC Markets, Inc. (“OTCQB”) under the symbol “BSGM.” On July 23, 2024, the last reported sales price for our common stock was $0.50 per share.

Investment in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to which the selling stockholders may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the securities offered by them described in this prospectus.

We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, any applicable prospectus supplement or any free writing prospectus filed with the SEC. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. Investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Biosig,” “Company,” “we,” “us,” “our” or similar references mean BioSig Technologies, Inc. and its subsidiaries taken as a whole.

Overview

BioSig Technologies is a medical device company with an advanced digital signal processing technology platform to deliver insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), we are committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

Our first product, the PURE EP™ System, is an FDA 510(k) cleared non-invasive class II device consisting of a unique combination of hardware and software designed to provide unprecedented signal clarity and precision for real-time visualization of intracardiac signals paving the way for personalized patient care. Integrating with existing systems in the EP lab, PURE EP™ is designed to accurately pinpoint even the most complex signals to maximize procedural success and efficiency.

By capturing critical cardiac signals—even the most complex, the PURE EP™ System is designed to enhance clinical decision-making and improve clinical workflow for all types of arrhythmias - even the most challenging procedures for cardiac arrhythmias, like ventricular tachycardia (VT) and atrial fibrillation (AF).

Our owned patent portfolio now includes 36 (issued/allowed) issued utility patents (24 utility patents where BioSig is at least one of the applicants). Twenty five additional U.S. and foreign utility patent applications are pending covering various aspects of our PURE EP System for recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures (25 U.S. and foreign utility patent applications where either BioSig, Mayo, or both is at least one of the applicants). We also have one U.S. patent and one U.S. Pending application directed to artificial intelligence (AI). We also have 30 issued worldwide design patents, which cover various features of our display screens and graphical user interface for enhanced visualization of biomedical signals (30 design patents where BioSig is at least one of the applicants). Finally, we have licenses to 12 (issued/allowed) patents and 9 additional worldwide utility patent applications from Mayo Foundation for Medical Education and Research that are pending (12 issued/allowed patents and 9 applications where only Mayo is the applicant). These patents and applications are generally directed to electroporation and stimulation.

Reverse Stock Split

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. Authorized common and preferred stock was not adjusted because of the reverse stock split. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein give effect to the reverse stock split.

Notices of Delisting

On March 5, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company has not regained compliance with Listing Rule 5550(a)(2) because the Company’s common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market, and the Company is not eligible for a second 180 day cure period under Rule 5810(c)(3)(A)(2) because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market, and that accordingly, Nasdaq would delist the Company’s common stock unless the Company requested an appeal of this determination. On March 11, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel (the “Hearings Panel”) to appeal the Staff’s delisting determination.

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On March 12, 2024, the Company received a letter from the Staff stating that based upon the Staff’s review of the Company and pursuant to Listing Rule 5101, the Staff believes that the Company no longer has an operating business and is a “public shell,” and that the continued listing of its securities is no longer warranted, in view of work force reductions and resignations of members of the board of directors and officers.

The letter further stated that the Company no longer meets the requirement of Rule 5550(b)(2) to maintain a minimum Market Value of Listed Securities of $35 million, if none of the other standards set forth in Rule 5550(b) is met.

The Staff stated that the foregoing matters serve as an additional basis for delisting the Company’s common stock from The Nasdaq Capital Market, and that the Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

The Company appealed the foregoing determinations. The requested hearing before the Hearings Panel was held on May 7, 2024.

On May 6, 2024, the Company received a letter from the Staff stating that the Company has regained compliance with the bid price requirements in Listing Rule 5550(a)(2) because the bid price of the common stock closed at or above $1.00 per share for a period of 20 consecutive business days, from April 8, 2024 to May 3, 2024.

On May 28, 2024, the Company was notified by Nasdaq that the Hearings Panel determined that the Company is not a public shell and granted the Company’s request for continued listing subject to, among other conditions, (i) the Company’s compliance with all applicable criteria for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), by June 6, 2024, (ii) on or before May 31, 2024, the Company must notify the Hearings Panel that it has completed the transactions described to the Hearings Panel to achieve compliance with the Equity Rule and (iii) on or before June 6, 2024, the Company must file a Form 8-K describing these transactions and indicating its post-transaction equity.

On June 10, 2024, the Company received formal notice that the Hearings Panel had determined to delist the Company’s common stock from Nasdaq due to the Company’s continued non-compliance with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on The Nasdaq Capital Market. As a result, trading in the Company’s common stock was suspended on The Nasdaq Capital Market effective with the open of business on June 12, 2024. The Company’s common stock commenced trading on the OTC Markets’ Pink Current Information tier (the “OTC Pink”) under symbol “BSGM” effective with the open of trading on June 12, 2024.

On June 13, 2024, the Company submitted a request for reconsideration to appeal the Hearings Panel’s decision to delist the Company’s common stock from Nasdaq. On June 24, 2024, the Company received formal notice that the Hearings Panel declined to reconsider its decision. On June 25, 2024, the Company appealed the Hearing Panel’s June 10, 2024, determination in an effort to maintain the Company’s listing on Nasdaq.

On July 23, 2024, the Company’s common stock commenced trading on the OTCQB under symbol “BSGM”.

Recent Developments

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company sold to the investors an aggregate of 783,406 shares of the Company’s common stock at a purchase price of $1.4605 per share, and warrants to purchase up to 391,703 shares of common stock at an exercise price of $1.398 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $1,144,164, including $634,999 in cash and $509,165 representing conversion of the principal balance of and accrued interest on a previously issued related party note payable. The note was not convertible by its terms, but the holder agreed to convert it into shares of common stock and warrants under the terms of the purchase agreement.

On June 5, 2024, Frederick D. Hrkac resigned as acting chief financial officer and principal accounting officer of the Company, effective as of the same date. Also on June 5, 2024, the Company and Ferdinand Groenewald entered into a consulting agreement (the “Agreement”) effective June 5, 2024, pursuant to which Mr. Groenewald will lead accounting and financial reporting activities of the Company. Mr. Groenewald will serve as the Company’s interim chief financial officer, principal accounting officer and vice president of finance. The Agreement will continue indefinitely until terminated by either party upon 30 days’ advance notice. The Agreement provides for compensation at a fixed rate of $15,000 per month and reimbursement by the Company for any usual and customary business expenses incurred by Mr. Groenewald in connection with performing services pursuant to the Agreement. In addition, the Agreement provides for the Company to indemnify Mr. Groenewald on terms customary for officers.

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Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	There is substantial doubt about our ability to continue as a going concern.

●	Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

●	Because we are an early commercialization stage company with one product in commercialization process, we expect to incur substantial additional operating losses.

●	Our PURE EP System and other product candidates are in continued development and may not be successfully developed or commercialized.

●	We expect to derive our revenue from sales of our PURE EP System and other products we may develop. If we fail to generate revenue from these sources, our results of operations and the value of our business will be materially and adversely affected.

●	We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

●	We may be unable to develop our existing or future technology.

●	We may experience delays in any phase of the preclinical or clinical development of a product, including during its research and development.

●	We have completed one clinical trial of our product. The results of additional clinical studies may not support the usefulness of our technology.

●	The medical device industry is subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

●	We, and our third-party manufacturer(s), are, and will be, subject to extensive regulation by the FDA.

●	The market for our technology and revenue generation avenues for our products may be slow to develop, if at all.

●	Our estimate of the size of our addressable market may prove to be inaccurate.

●	The EP market is highly competitive.

●	If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

●	Our strategic business plan may not produce the intended growth in revenue and operating income.

●	We currently have limited sales, marketing or distribution operations and will need to expand our expertise in these areas.

●	Our product development program depends upon third-party researchers, including Mayo, who are outside our control and whose negative performance could materially hinder or delay our pre-clinical testing or clinical trials.

●	We may face risks associated with future litigation and claims.

●	The Company has concluded that there is a material weakness in its internal control over financial reporting, which, if not remediated, could materially adversely affect its ability to timely and accurately report its results of operations and financial condition. The accuracy of the Company’s financial reporting depends on the effectiveness of its internal controls over financial reporting.

●	If we do not obtain protection for our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing products.

●	If we infringe upon the rights of third parties, we could be prevented from selling products and forced to pay damages and defend against litigation.

●	We depend on our collaboration with Mayo Clinic for the research and development of additional advanced features of PURE EP™ System. If this collaboration is not successful, we may not be able to realize the market potential of such features and may not have rights to use any such developed advanced features.

●	If we fail to comply with our obligations under our license agreements, we could lose the rights to intellectual property that is important to our business.

●	We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

●	Obtaining and maintaining patent protection depends on compliance with various procedures and other requirements, and our patent protection could be reduced or eliminated in case of non-compliance with these requirements.

●	The market price for our common stock may fluctuate significantly, which could result in substantial losses by our investors.

●	Future sales of our common stock in the public market or other financings could cause our stock price to fall.

●	If we sell additional equity or debt securities to fund our operations, it may impose restrictions on our business.

Corporate Information

We were formed as BioSig Technologies, Inc., a Nevada corporation, in February 2009. In April 2011, we merged with our wholly-owned subsidiary, BioSig Technologies Inc., a Delaware corporation, with the Delaware corporation continuing as the surviving entity. Our principal executive offices are located at 12424 Wilshire Blvd., Suite 745, Los Angeles, CA 90025, and our telephone number is (203) 409-5444. Our website address is www.biosig.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the SEC. Information contained on our website does not form a part of this prospectus.

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THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 1,680,631 shares of our common stock which are issuable upon the exercise of the Warrants.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for working capital purposes and general corporate purposes. See “Use of Proceeds” beginning on page 24 of this prospectus for additional information.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 63 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Market for Common Stock	Our common stock is traded on the OTCQB under symbol “BSGM”.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business and Industry

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an opinion on our consolidated financial statements that states that the consolidated financial statements were prepared assuming we will continue as a going concern. Our consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assume that we will realize our assets and discharge our liabilities in the ordinary course of business. We have incurred substantial operating losses and have used cash in our operating activities for the past few years. As of and for the three months ended March 31, 2024, we had a net loss of $3.4 million and net cash used in operating activities of $1.3 million. Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. We also cannot be certain that additional financing, if needed, will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations. There remains substantial doubt about our ability to continue as a going concern for the next twelve months from the date the consolidated financial statements were issued.

To date, we have experienced negative cash flow from development of our technology, as well as from the costs associated with building a sales force to market our product and services. We expect to incur substantial net losses for the foreseeable future in order to further develop and commercialize our product. We also expect that our selling, general and administrative expenses will continue to increase due to the additional costs associated with market development activities and expanding our staff to sell and support our product. Our ability to achieve or, if achieved, sustain profitability is based on numerous factors, many of which are beyond our control, including the market acceptance of our products, competitive product development and our market penetration and margins. We may never be able to generate sufficient revenue to achieve or, if achieved, sustain profitability.

Because of the numerous risks and uncertainties associated with further development and commercialization of our technology and any future tests, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable, and you may never receive a return on an investment in our securities. An investor in our securities must carefully consider the substantial challenges, risks and uncertainties inherent in the development and commercialization in the medical device industry. We may never successfully commercialize our technology and our business may fail.

Our common stock is currently quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the OTCQB. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood that orders for shares of our common stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order.

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Because we are an early commercialization stage company with one product in commercialization process, we expect to incur substantial additional operating losses.

We are an early commercialization stage company and we expect to incur substantial additional operating expenses over the next several years as our marketing, commercialization, and customer development along with additional research and development increase for our PURE EP System and other product candidates. The amount of our future losses and when, if ever, we will achieve profitability are uncertain. Our products that have generated minimal commercial revenue, and, although we expect to generate revenues this year from the commercial sale of our PURE EP System, may not be able to generate sufficient revenues to fund our operating expenses, if any. Our ability to generate revenue and achieve profitability will depend on, among other things, the following:

●	successful completion of the pre-clinical and clinical development of our products;

●	obtaining necessary regulatory approvals from the FDA or other regulatory authorities;

●	establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and

●	raising sufficient funds to finance our activities.

We might not succeed at all, or at any, of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Our PURE EP System and other product candidates are in continued development and may not be successfully developed or commercialized.

Although our main product candidate, the PURE EP System, received FDA 510(k) clearance from FDA, we are currently conducting clinical trials and may conduct additional clinical trials, which may require substantial further capital expenditure, to establish the safety and efficacy data needed to obtain acceptance by the medical community and coverage by third-party payors. The continued development of the PURE EP System, and/or any other product candidates we may develop, is dependent upon our ability to obtain sufficient additional financing. However, even if we are able to obtain the requisite financing to fund our development program, we cannot assure you that our current or future product candidates will be successfully developed or commercialized. Our failure to develop, manufacture, receive regulatory approval for, or successfully commercialize any of our product candidates could result in the failure of our business and a loss of all of your investment in our company.

We expect to derive our revenue from sales of our PURE EP System and other products we may develop. If we fail to generate revenue from these sources, our results of operations and the value of our business will be materially and adversely affected.

As of March 31, 2024, our cash and cash equivalents were approximately $0.4 million. Based on our currently expected level of operating expenditures, we do not expect that our existing cash and cash equivalents will be sufficient to fund our operations in the near future. Our revenue is generated from sales of our PURE EP System, for which we made first commercial sale in February 2021, and other products we may develop. Future sales of these products, if any, will be subject to, among other things, commercial and market uncertainties that may be outside our control. If we fail to generate our intended revenues from these products, our results of operations and the value of our business and securities would be materially and adversely affected.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

Until PURE EP System or another product of ours become commercially viable, we will have to fund all of our operations and capital expenditures from cash on hand, public or private equity offerings, debt financings, bank credit facilities or corporate collaboration and licensing arrangements. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate. We also may decide to raise additional funds before we require them if we are presented with favorable terms for raising capital.

If we seek to sell additional equity or debt securities, obtain a bank credit facility or enter into a corporate collaboration or licensing arrangement, we may not obtain favorable terms for us and/or our stockholders or be able to raise any capital at all, all of which could result in a material adverse effect on our business and results of operations. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities, all of which could have an adverse impact on our business and results of operations.

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We may be unable to develop our existing or future technology.

Our product, the PURE EP System, may not deliver the levels of accuracy and reliability needed to make it a successful product in the marketplace, and the development of such accuracy and reliability may be indefinitely delayed or may never be achieved. In addition, we may experience delays in the development of our technology for other reasons, including failure to obtain necessary funding and failure to obtain all necessary regulatory approvals. Failure to develop this or other technology could have an adverse material effect on our business, financial condition, results of operations and future prospects.

We may experience delays in any phase of the preclinical or clinical development of a product, including during its research and development.

We may experience delays in any phase of the preclinical or clinical development of a product, including during its research and development. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:

●	successful completion of the pre-clinical and clinical development of our products;

●	the FDA or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

●	patients do not enroll in a clinical study or results from patients are not received at the expected rate;

●	patients discontinue participation in a clinical study prior to the scheduled endpoint at a higher than expected rate;

●	patients experience adverse events from a product we develop;

●	third-party clinical investigators do not perform the studies in accordance with the anticipated schedule or consistent with the study protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

●	third-party clinical investigators engage in activities that, even if not directly associated with our studies, result in their debarment, loss of licensure, or other legal or regulatory sanction;

●	regulatory inspections of manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend the preclinical or clinical studies;

●	changes in governmental regulations or administrative actions;

●	the interim results of the preclinical or clinical study, if any, are inconclusive or negative; and

●	the study design, although approved and completed, is inadequate to demonstrate effectiveness and safety.

If the preclinical and clinical studies that we are required to conduct to gain regulatory approval are delayed or unsuccessful, we may not be able to market any product that we develop in the future. Preclinical studies and clinical trials are expensive and difficult to design and implement and any delays or prolongment in our preclinical and clinical studies will require additional capital. There is no assurance that we will be able to acquire additional capital to support our studies. The failure to obtain additional capital would have a material adverse effect on the Company.

We have completed one clinical trial of our product. The results of additional clinical studies may not support the usefulness of our technology.

In November 2019, we commenced our first clinical study with PURE EP System and completed the clinical trial as of September 2021. Conducting clinical trials is a long, expensive, and uncertain process that is subject to delays and failure at any stage. Clinical trials can take months or years. The commencement or completion of any of our subsequent clinical trials may be delayed or halted for numerous reasons, including:

●	the FDA may not approve a clinical trial protocol or a clinical trial, or may place a clinical trial on hold;

●	subjects may not enroll in clinical trials at the rate we expect, or we may not follow up on subjects at the rate we expect;

●	subjects may experience unexpected adverse events;

●	third-party clinical investigators may not perform our clinical trials consistent with our anticipated schedule or the clinical trial protocols and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner;

●	interim results of any of our clinical trials may be inconclusive or negative;

●	regulatory inspections of our clinical trials may require us to undertake corrective action or suspend or terminate the clinical trials if investigators find us to be in violation of regulatory requirements; or

●	governmental regulations or administrative actions may change and impose new requirements, particularly with respect to reimbursement.

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Results of pre-clinical studies do not necessarily predict future clinical trial results and previous clinical trial results may not be repeated in subsequent clinical trials. We may experience delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or early clinical testing. In addition, the data obtained from clinical trials may be inadequate to support a device’s approval or clearance, or to demonstrate safety and efficacy to the extent required to obtain third-party coverage and/or reimbursement. The FDA may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct, or results inadequate to demonstrate the safety and effectiveness of the product candidate. The FDA may also require additional pre-clinical studies or clinical trials that could further delay clearance or approval of any product candidates we may develop in the future and/or the PURE EP System to the extent we seek clearance/approval for different indications than that for which it is currently cleared. If we are unsuccessful in receiving FDA clearance approval of a future product candidate, or a product’s clearance or approval is withdrawn, we would not be able to commercialize the product(s) in the U.S., which could seriously harm our business. Moreover, we face similar risks in other jurisdictions in which we may sell or propose to sell our products.

The medical device industry is subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

Medical devices are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the Federal Food, Drug, and Cosmetic Act and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the U.S., and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance or approval from the FDA for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product. In addition, if we seek regulatory approval in non-U.S. markets, we will be subject to further regulatory approvals that may require additional costs and resources. There is no assurance that we will obtain necessary regulatory approvals in a timely manner, or at all.

To obtain 510(k) clearance for a medical device, a pre-market notification must be submitted to the FDA demonstrating that the device is “substantially equivalent” to a previously cleared “predicate” device. A new device is substantially equivalent to a predicate device “at least as safe and effective” as the predicate. The FDA considers a device substantially equivalent to a predicate if it has the same intended use as the predicate and has either: (i) the same technological characteristics as the predicate or (ii) different technological characteristics from the predicate, but the information submitted to the FDA does not raise new questions of safety or effectiveness or demonstrates that the device is at least as safe and effective as the predicate.

We received 510(k) clearance to market our current lead product, the PURE EP System in the U.S. However, if we intend to market the PURE EP System for additional medical uses or indications, we may need to submit additional 510(k) applications to the FDA that are supported by satisfactory clinical trial results specifically for the additional indication. Clinical trials necessary to support 510(k) clearance or PMA approval for any future product candidates, or any new indications for use for our PURE EP System, would be expensive and could require the enrollment of large numbers of suitable patients who could be difficult to identify and recruit. Delays or failures in any necessary clinical trials could prevent us from commercializing any modified product or new product candidate and could adversely affect our business, operating results and prospects.

The results of our initial clinical trials may not provide sufficient evidence to allow the FDA to grant us such additional marketing clearances and even additional trials requested by the FDA may not result in our obtaining 510(k) marketing clearance for our product. The failure to obtain FDA marketing clearance for any additional indications for the PURE EP System or any other of our future products would have a material adverse effect on our business.

We, and our third-party manufacturer(s), are, and will be, subject to extensive regulation by the FDA.

In addition to the pre-market regulations, once a device is approved or cleared for the applicable indications for use, numerous FDA regulations apply, including but not limited to those relating to manufacturing, labeling, packaging, advertising, and record keeping. Notably, these regulations apply to us, as well as our contract manufacturer(s). Even if regulatory approval or clearance of a product is obtained, the approval or clearance may be subject to limitations on the uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any such requirements could reduce our revenues, increase our expenses, and render the product not commercially viable. If we fail to comply with the applicable regulatory requirements, or if previously unknown problems with any approved commercial products, manufacturers, or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other negative consequences, including:

●	restrictions on our products, manufacturers or manufacturing processes;

●	warning letters and untitled letters;

●	civil penalties and criminal prosecutions and penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	import or export bans or restrictions;

●	voluntary or mandatory product recalls and related publicity requirements;

●	suspension or withdrawal of regulatory approvals;

●	total or partial suspension of production; and

●	refusal to approve pending applications for marketing approval of new products or of supplements to approved applications.

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Regulations are constantly changing, and in the future our business may be subject to additional regulations that increase our compliance costs.

We believe we understand the current laws and regulations to which our products will be subject in the future. However, federal, state and foreign laws and regulations relating to the sale of our products are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with such federal, state or foreign laws or regulations, we may fail to obtain regulatory approval for our products and, if we have already obtained regulatory approval, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may incur additional costs to seek government approvals, in addition to the clearance from the FDA in order to sell or market our products. If we are slow or unable to adapt to changes in existing regulatory requirements or the promulgation of new regulatory requirements or policies, we or our licensees may, following approval, lose marketing approval for our products which will impact our ability to conduct business in the future.

The market for our technology and revenue generation avenues for our products may be slow to develop, if at all.

The market for our products may be slower to develop or smaller than estimated or it may be more difficult to build the market than anticipated. The medical community may resist our products or be slower to accept them than we anticipate. Revenues from our products may be delayed or costs may be higher than anticipated which may result in our need for additional funding. We anticipate that our principal route to market will be through commercial distribution partners. These arrangements are generally non-exclusive and have no guaranteed sales volumes or commitments. The partners may be slower to sell our products than anticipated. Any financial, operational or regulatory risks that affect our partners could also affect the sales of our products. In the current economic environment, hospitals and clinical purchasing budgets may exercise greater restraint with respect to purchases, which may result in purchasing decisions being delayed or denied. If any of these situations were to occur this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our estimate of the size of our addressable market may prove to be inaccurate.

While our addressable market size estimate for the EP market was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

If we seek to market our products in foreign jurisdictions, we may need to obtain regulatory approval in these jurisdictions.

In order to market our products in the European Union and many other foreign jurisdictions, we may need to obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval procedures vary among countries (except with respect to the countries that are part of the European Economic Area) and can involve additional clinical testing. The time required to obtain approval may differ from that required to obtain FDA approval. Should we decide to market our products abroad, we may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority, including obtaining CE Mark approval, does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may be unable to file for, and may not receive, necessary regulatory approvals to commercialize our products in any foreign market, which could adversely affect our business prospects. In addition, a new Medical Device Regulation was published in 2017, which includes additional premarket and post-market requirements, as well as potential product reclassifications or more stringent commercialization requirements that could delay or otherwise adversely affect our clearances and approvals.

The EP market is highly competitive.

There are a number of groups and organizations, such as healthcare, medical device and software companies in the EP market that may develop a competitive offering to our products. The largest companies in the EP market are GE, Johnson & Johnson, Boston Scientific, Siemens, Medtronic, and Abbott. All of these companies have significantly greater resources, experience and name recognition than we possess. There is no assurance that they will not attempt to develop similar or superior products, that they will not be successful in developing such products or that any products they may develop will not have a competitive advantage over our products. Moreover, our product may not be viewed as superior to existing technology or new technology from our competitors and as a result we may not be able to justify expected selling price our product, which may have a material adverse effect on market acceptance of our product. In addition, if we experience delayed regulatory approvals or disputed clinical claims, we may not have a commercial or clinical advantage over competitors’ products that we believe we currently possess. Should a superior offering come to market, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

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We rely on key officers, consultants and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our officers, consultants and scientific and medical advisors because of their expertise and experience in medical device development. We do not have “key person” life insurance policies for any of our officers. Moreover, if we are unable to obtain additional funding, we will be unable to meet our current and future compensation obligations to such employees and consultants. In light of the foregoing, we are at risk that one or more of our consultants or employees may leave our company for other opportunities where there is no concern about such employers fulfilling their compensation obligations, or for other reasons. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our results of operations.

We may fail to attract and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, research and development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies, research and academic institutions, government entities and other organizations for qualified personnel in the areas of our activities. Many of these companies, institutions and organizations have greater resources than we do, along with more prestige associated with their names. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, there could be a material adverse effect on our business, financial condition, results of operations and future prospects.

Our strategic business plan may not produce the intended growth in revenue and operating income.

Our strategies ultimately include making significant investments in sales and marketing programs to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected. We may also fail to secure the capital necessary to make these investments, which will hinder our growth.

In addition, as part of our strategy for growth, we may make acquisitions and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although we will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, acquisitions could result in the incurrence of substantial additional indebtedness and other expenses or in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

We currently have limited sales, marketing or distribution operations and will need to expand our expertise in these areas.

We currently have limited sales, marketing or distribution operations. We have begun implementing a market development program and are in the process of building such operations in connection with the commercialization of PURE EP System, and we are expanding our expertise in sales, marketing and distribution operations for commercial growth. To increase internal sales, distribution and marketing expertise and be able to conduct these operations, we have begun to invest in and will have to invest significant amounts of financial and management resources. In developing these functions ourselves, we could face a number of risks, including:

●	we may not be able to attract and build an effective marketing or sales force;

●	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and

●	there are significant legal and regulatory risks in medical device marketing and sales that we have never faced, and any failure to comply with applicable legal and regulatory requirements for sales, marketing and distribution could result in an enforcement action by the FDA, European regulators or other authorities that could jeopardize our ability to market our planned products or could subject us to substantial liability.

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Our product development program depends upon third-party researchers, including Mayo Clinic, who are outside our control and whose negative performance could materially hinder or delay our pre-clinical testing or clinical trials.

We do not have the ability to conduct all aspects of pre-clinical testing or clinical trials ourselves. We depend upon independent investigators and collaborators, such as commercial third-parties, government, universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. For our first clinical trial for the PURE EP System, titled “Novel Cardiac Signal Processing System for Electrophysiology Procedures (PURE EP 2.0 Study)” which commenced in November 2019, we rely on third parties, including TCARF and Mayo Clinic to conduct the patient cases. In addition, we are party to various license agreements with Mayo, pursuant to which we rely on research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information of Mayo to develop, make, have made, use, offer for sale, sell, and import licensed products. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. The failure of any of these outside collaborators to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical and laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials, our success in obtaining regulatory approvals and, ultimately, the timely advancement of our development programs. In addition, these collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If healthcare providers are unable to obtain sufficient reimbursement or other financial incentives from third-party healthcare payers related to the use of our products, their adoption and our future product sales will be materially adversely affected.

Widespread adoption of the PURE EP System, and any other products we may develop in the future, by the medical community is unlikely to occur without a financial incentive from third-party payors for the use of these products. Third-party payors include but are not limited to governmental programs such as Medicare and Medicaid, commercial health insurers and private payors, workers’ compensation programs, and other organizations. Currently, the PURE EP System does not receive separate reimbursement from any third-party payor. Instead, healthcare providers typically receive reimbursement for the procedure in which our product is used. Future regulatory action by CMS or other governmental agencies, or unfavorable clinical data, among other things, may impact coverage and/or reimbursement policies for procedures performed using our products. If healthcare providers are unable to obtain adequate coverage of, or reimbursement for, procedures performed using our products, or if managed care organizations do not receive improved capitated payments due to more accurate patient risk assessment using our products, we may be unable to sell our products at levels that are sufficient to allow us to achieve and maintain profitability, and our business would suffer significantly.

We may face risks associated with future litigation and claims.

We may, in the future, be involved in one or more lawsuits, claims or other proceedings. These suits could concern issues including contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on any claims made against us in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of medical devices. Specifically, we believe we will be subject to product liability claims or product recalls, particularly in the event of false positive or false negative reports, because we plan to develop and manufacture medical diagnostic products. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Product liability claims could be asserted directly by consumers, health-care providers or others. We have obtained product liability insurance coverage; however such insurance may not provide full coverage for our current or future clinical trials, products to be sold, and other aspects of our business. A product recall or a successful product liability claim or claims that exceed our planned insurance coverage could have a material adverse effect on us. In addition, insurance coverage is becoming increasingly expensive and we may not be able to maintain current coverage, or expand our insurance coverage to include future clinical trials or the sale of new products or existing products in new territories, at a reasonable cost or in sufficient amounts to protect against losses due to product liability or at all. A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business, financial condition and results of operations. In the event of an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital. We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations, as well as impair our reputation in the medical and investment communities.

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Our business is subject to cybersecurity risks.

Our operations are increasingly dependent on information technologies and services. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, phishing, malware, design defects, human error, and complications encountered as existing systems are maintained, repaired, replaced, or upgraded. Risks associated with these threats include, among other things:

●	theft or misappropriation of funds;

●	loss, corruption, or misappropriation of intellectual property, or other proprietary, confidential or personally identifiable information (including supplier, or employee data);

●	disruption or impairment of our and our business operations and safety procedures;

●	damage to our reputation with our potential customers and the market;

●	exposure to litigation;

●	increased costs to prevent, respond to or mitigate cybersecurity events.

Although we utilize various procedures and controls to mitigate our exposure to such risk, cybersecurity attacks and other cyber events are evolving and unpredictable. Moreover, we have no control over the information technology systems of our suppliers, and others with which our systems may connect and communicate. As a result, the occurrence of a cyber incident could go unnoticed for a period time.

We presently maintain insurance coverage to protect against cybersecurity risks. However, we cannot ensure that it will be sufficient to cover any particular losses we may experience as a result of such cyberattacks. Any cyber incident could have a material adverse effect on our business, financial condition and results of operations.

We may be subject, directly or indirectly, to U.S. federal and state healthcare laws, including fraud and abuse, false claims, and privacy laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation and enforcement. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.

We are subject, directly or indirectly, to various U.S. federal and state healthcare laws and regulations. These laws include fraud and abuse laws, such as the federal Anti-Kickback Statute, federal False Claims Act, and federal Foreign Corrupt Practices Act. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject, directly or indirectly, to patient privacy regulations by both the federal government and the states in which we conduct our business. The healthcare laws that may affect our ability to operate include, but are not limited to, the following.

●	The federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs.

●	The federal physician self-referral law, commonly referred to as the Stark Law, which prohibits a physician from making a referral for certain designated health services covered by the Medicare program, if the physician or an immediate family member has a financial relationship with the entity providing the designated health services, unless the financial relationship falls within an applicable exception to the prohibition.

●	Federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Suits may be filed under the federal False Claims Act by the government or by an individual on behalf of the government (known as “qui tam” actions). Such individuals, commonly known as “relators” or “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement.

●	The federal transparency requirements under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, including the provision known as the Physician Payments Sunshine Act, which requires manufacturers of drugs, biologics, devices and medical supplies covered under Medicare, Medicaid, or the Children’s Health Insurance Program (CHIP) to record any information related to payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, and to report this data annually to CMS for subsequent public disclosure. Manufacturers must also disclose investment interests held by physicians and their family members.

●	The federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies.

●	Federal criminal statutes created through the Health Insurance Portability and Accountability Act of 1996 (HIPAA), which prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their respective implementing regulations, which imposes requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information.

●	Other federal and state fraud and abuse laws, prohibitions on self-referral and kickbacks, fee-splitting restrictions, prohibitions on the provision of products at no or discounted cost to induce physician or patient adoption, and false claims acts, transparency, reporting, and disclosure requirements, which may extend to services reimbursable by any third-party payer, including private insurers.

●	State and federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers.

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Additionally, we may be subject to state equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not just governmental payors, including private insurers. Several states impose marketing restrictions or require medical device companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements, and if we fail to comply with an applicable state law requirement we could be subject to penalties.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our future business activities could be subject to challenge under one or more of such laws. In addition, healthcare reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback and criminal healthcare fraud statutes. As a result of such amendment, a person or entity no longer needs to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation. Moreover, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including penalties, fines and/or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the U.S. government under the False Claims Act as well as under the false claims laws of several states.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our existing or future business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. Any such actions instituted against us could have a significant adverse impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Even if we are successful in defending against such actions, we may nonetheless be subject to substantial costs, reputational harm and adverse effects on our ability to operate our business. In addition, the approval and commercialization of any of our products outside the United States will also likely subject us to non-U.S. equivalents of the healthcare laws mentioned above, among other non-U.S. laws.

If any of our employees, agents, or the physicians or other providers or entities with whom we do business are found to have violated applicable laws, we may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, or, if we are not subject to such actions, we may suffer reputational harm for conducting business with persons or entities found, or accused of being, in violation of such laws. Any such events could adversely affect our ability to operate our business and our results of operations.

In addition, to the extent we commence commercial operations overseas, we will be subject to the federal Foreign Corrupt Practices Act and other countries’ anti-corruption/anti-bribery regimes, such as the U.K. Bribery Act. The federal Foreign Corrupt Practices Act prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, sales agents or distributors may be ineffective, and violations of the federal Foreign Corrupt Practices Act and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition and results of operations.

We could be adversely affected if healthcare legislation or reform measures substantially change the market for medical care or healthcare coverage in the U.S., negatively affecting our business or revenue for PURE EP or future products.

The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, commonly referred to as the “Healthcare Reform Law,” includes a number of rules regarding health insurance, the provision of healthcare, conditions to reimbursement for healthcare services provided to Medicare and Medicaid patients, and other healthcare policy reforms. Through the law-making process, substantial changes have been and continue to be made to the current system for paying for healthcare in the U.S., including changes made to extend medical benefits to certain Americans who lacked insurance coverage and to contain or reduce healthcare costs (such as by reducing or conditioning reimbursement amounts for healthcare services and medical devices, and imposing additional taxes, fees, and rebate obligations on medical device companies). This legislation was one of the most comprehensive and significant reforms ever experienced by the U.S. in the healthcare industry and has significantly changed the way healthcare is financed by both governmental and private insurers. This legislation has impacted the scope of healthcare insurance and incentives for consumers and insurance companies, among others. Additionally, the Healthcare Reform Law’s provisions were designed to encourage providers to find cost savings in their clinical operations. Medical devices represent a significant portion of the cost of providing care. This environment has caused changes in the purchasing habits of consumers and providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding medical devices. This attention may result in our products we may commercialize or promote, including our current commercial products, being chosen less frequently or the pricing being substantially lowered. At this stage, it is difficult to estimate the full extent of the direct or indirect impact of the Healthcare Reform Law on us.

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These structural changes could entail further modifications to the existing system of private payors and government programs (such as Medicare, Medicaid, and the State Children’s Health Insurance Program), creation of government-sponsored healthcare insurance sources, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the U.S. could impact the reimbursement for medical devices, including our current commercial products, those we and our development or commercialization partners are currently developing or those that we may commercialize or promote in the future. If reimbursement for our approved medical devices, products we currently commercialize or promote, or any product we may commercialize or promote is substantially reduced or otherwise adversely affected in the future, or rebate obligations associated with them are substantially increased, it could have a material adverse effect on our reputation, business, financial condition or results of operations.

Extending medical benefits to those who currently lack coverage will likely result in substantial costs to the U.S. federal government, which may force significant additional changes to the healthcare system in the U.S. Much of the funding for expanded healthcare coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care and increased enforcement activities. Cost of care could be reduced further by decreasing the level of reimbursement for medical services or products (including those products currently being developed by us or our development or commercialization partners or any product we may commercialize or promote, including our current commercial products), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, any medical device or any product we may commercialize or promote, including our current commercial products, or for which we receive marketing approval in the future, could have a material adverse effect on our reputation, business, financial condition or results of operations.

Further, the healthcare regulatory environment has seen significant changes in recent years and is still in flux. Legislative initiatives to modify, limit, replace, or repeal the Healthcare Reform Law and judicial challenges have continued for over a decade. However, as of the Supreme Court’s ruling ordering the dismissal of, arguably, the most promising case challenging the Healthcare Reform Law to-date in June 2021, it appears that the Healthcare Reform Law will remain in-effect in its current form for the foreseeable future; however, we cannot predict what additional challenges may arise in the future, the outcome thereof, or the impact any such actions may have on our business. Additionally, the Biden administration has introduced various measures in recent years, focusing on healthcare and medical-product pricing, in particular. It remains to be seen how these measures will affect our business and there is uncertainty as to what other healthcare programs and regulations may be implemented or changed at the federal and/or state level in the U.S., but, it is possible that such initiatives could have an adverse effect on our ability to obtain approval and/or successfully commercialize products in the U.S. in the future. For example, any changes that reduce, or impede the ability of healthcare providers to obtain reimbursement for medical procedures in which the products we currently, or intend to, commercialize are used, or that reduce medical procedure volumes, could adversely affect our operations and/or future business plans. The financial impact of U.S. healthcare reform legislation over the next few years will depend on a number of factors, including the policies reflected in implementing regulations and guidance and changes in sales volumes for medical devices affected by the legislation. From time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing coverage, reimbursement, pricing, and marketing of medical device products. In addition, third-party payor coverage and reimbursement policies are often revised or interpreted in ways that may significantly affect our business and our products.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, we are a non-accelerated filer as defined by Rule 12b-2 of the Exchange Act, and, as such, are not required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Section 404(b) of the Sarbanes-Oxley Act. Because we are not required to, and have not, had our auditor’s provide an attestation of our management’s assessment of internal control over financial reporting, a material weakness in internal controls may remain undetected for a longer period.

The Company has concluded that there is a material weakness in its internal control over financial reporting, which, if not remediated, could materially adversely affect its ability to timely and accurately report its results of operations and financial condition. The accuracy of the Company’s financial reporting depends on the effectiveness of its internal controls over financial reporting.

Internal controls over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements. Failure to maintain effective internal controls over financial reporting, or lapses in disclosure controls and procedures, could undermine the ability to provide accurate disclosure (including with respect to financial information) on a timely basis, which could cause investors to lose confidence in the Company’s disclosures (including with respect to financial information), require significant resources to remediate the lapse or deficiency, and expose it to legal or regulatory proceedings.

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In connection with the audit of its December 31, 2023 financial statements, the Company’s management identified inadequate identification, recording and reporting of stock based compensation due under consulting or other third-party contracts entered into by the Company, but not yet ratified by the Company’s board of directors which resulted in deficiencies, which, in aggregate, amounted to a material weakness in the Company’s internal control over financial reporting. Other material weaknesses along with stock based compensation identified were the lack of segregation of duties and ineffective review processes over period end financial disclosure and reporting.

The Company’s remediation efforts are ongoing and it will continue its initiatives to implement and document policies, procedures, and internal controls. Remediation of the identified material weakness and strengthening the internal control environment will require a substantial effort throughout 2024 and beyond, as necessary, and the Company will test the ongoing operating effectiveness of the new and existing controls in future periods. The material weakness cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. The Company cannot guarantee that it will be successful in remediating the material weakness it identified or that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.

The Company cannot guarantee that its management will be successful in identifying and retaining appropriate personnel; that newly engaged staff or outside consultants will be successful in identifying material weaknesses in the future; or that appropriate personnel will be identified and retained prior to these deficiencies resulting in material and adverse effects on the Company’s business.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Our management, including our chief executive officer and chief financial officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us and adversely affect how our stock trades. This could in turn negatively affect our ability to access equity markets for capital.

Risks Related to Our Intellectual Property

If we do not obtain protection for our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing products.

We intend to rely on a combination of patents, trade secrets, and nondisclosure and non-competition agreements to protect our proprietary intellectual property. Our owned patent portfolio now includes 36 (issued/allowed) issued utility patents (24 utility patents where BioSig is at least one of the applicants). Twenty five additional U.S. and foreign utility patent applications are pending covering various aspects of our PURE EP System for recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures (25 U.S. and foreign utility patent applications where either BioSig, Mayo, or both is at least one of the applicants). We also have one U.S. patent and one U.S. Pending application directed to artificial intelligence (AI). We also have 30 issued worldwide design patents, which cover various features of our display screens and graphical user interface for enhanced visualization of biomedical signals (30 design patents where BioSig is at least one of the applicants). Finally, we have licenses to 12 (issued/allowed) patents and 9 additional worldwide utility patent applications from Mayo Foundation for Medical Education and Research that are pending (12 issued/allowed patents and 9 applications where only Mayo is the applicant). These patents and applications are generally directed to electroporation and stimulation.

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We plan to file additional patent applications in the U.S. and in other countries as we deem appropriate for our products. Our applications have and will include claims intended to provide market exclusivity for certain commercial aspects of the products, including the methods of production, the methods of usage and the commercial packaging of the products. However, we cannot predict:

●	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

●	if and when such patents will be issued, and, if granted, whether patents will be challenged and held invalid or unenforceable;

●	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

●	whether we will need to initiate litigation or administrative proceedings which may be costly regardless of outcome.

Furthermore, the issuance of a patent, while presumed valid and enforceable, is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees.

Patent rights are territorial, and patent protection extends only to those countries where we have issued patents. Filing, prosecuting and defending patents on our products and product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. Many countries, however, do not protect intellectual property to the same extent as the U.S. or Europe, and their litigation processes differ. Competitors may successfully challenge or avoid our patents, or manufacture products in countries where we have not applied for patent protection. Changes in the patent laws in the U.S. or other countries may diminish the value of our patent rights. As a result of these and other factors, the scope, validity, enforceability, and commercial value of our patent rights are uncertain and unpredictable.

Indeed, several companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property rights, which could make it difficult for BioSig to stop the infringement, misappropriation or other violation of BioSig’s intellectual property rights generally. Proceedings to enforce BioSig’s intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of BioSig’s business, could put BioSig’s patents at risk of being invalidated or interpreted narrowly and BioSig’s patent applications at risk of not issuing and could provoke third parties to assert claims against BioSig. BioSig may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful.

The patent positions of medical device companies, including our patent position, involve complex legal and factual questions, and, therefore, the issuance, scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented. A third-party may submit prior art, or we may become involved in opposition, derivation, reexamination, inter partes review, post-grant review, supplemental examination, or interference proceedings challenging our patent rights or the patent rights of our licensors or development partners. The costs of defending or enforcing our proprietary rights in these proceedings can be substantial, and the outcome can be uncertain. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, or reduce our ability to manufacture or commercialize products. Furthermore, if the scope or strength of protection provided by our patents and patent applications is threatened, it could discourage companies from collaborating with us to license, develop or commercialize current or future products. The ownership of our proprietary rights could also be challenged.

Furthermore, our ability to enforce our patent rights depends on our ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product, particularly in litigation in countries other than the U.S. that do not provide an extensive discovery procedure. Any litigation to enforce or defend our patent rights, if any, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

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Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Given the fact that we may pose a competitive threat, competitors, especially large and well-capitalized companies that own or control patents relating to electrophysiology recording systems, may successfully challenge our current and planned patent applications, produce similar products or products that do not infringe our future patents, or produce products in countries where we have not applied for patent protection or that do not respect our patents.

If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of our intellectual property may be greatly reduced. Patent protection and other intellectual property protection are important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

If we infringe upon the rights of third parties, we could be prevented from selling products and forced to pay damages and defend against litigation.

Our commercial success also depends upon our ability, and the ability of any third party with which we may partner, to develop, manufacture, market and sell our products, if approved, and use our patent-protected technologies without infringing the patents of third parties. We may not have identified all patents, published applications or published literature that affect our business by blocking our ability to commercialize our products, by preventing the patentability of one or more aspects of our products to us or our licensors, or by covering the same or similar technologies that may affect our ability to market our products. For example, we (or the licensor of a product to us) may not have conducted a patent clearance search sufficient to identify potentially obstructing third party patent rights. Moreover, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the USPTO, for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside of the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. We cannot be certain that we or our licensors were the first to invent, or the first to file, patent applications covering our products. We also may not know if our competitors filed patent applications for technology covered by our pending applications or if we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may be required to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	abandon an infringing product candidate;

●	redesign our product candidates or processes to avoid infringement;

●	cease usage of the subject matter claimed in the patents held by others;

●	pay damages; and/or

●	defend litigation or administrative proceedings which may be costly regardless of outcome, and which could result in a substantial diversion of our financial and management resources.

We may not have sufficient resources to bring these actions to a successful conclusion. Any of these events could substantially harm our earnings, financial condition and operations.

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We depend on our collaboration with Mayo Clinic for the research and development of additional advanced features of PURE EP™ System. If this collaboration is not successful, we may not be able to realize the market potential of such features and may not have rights to use any such developed advanced features.

On March 15, 2017, we entered into a know-how license agreement with Mayo Foundation for Medical Education and Research (“Mayo Clinic”), effective December 2, 2016, and as amended whereby we were granted an exclusive license, with the right to sublicense, certain know how and patent applications in the fields of signal processing, physiologic recording, electrophysiology recording, electrophysiology software and autonomics to develop, make and offer for sale. The agreement expires ten years from the effective date. In furtherance of this collaboration, we subsequently entered into four additional agreements whereby we were granted exclusive licenses, with the right to sublicense additional Mayo Clinic patents and know-how. Pursuant to these agreements, Mayo Clinic retains ownership of the licensed intellectual property and any developed intellectual property. Mayo Clinic also retains the right to prosecute and enforce the developed intellectual property. If our agreements with Mayo Clinic terminate, our access to technology and intellectual property licensed to us by Mayo Clinic may be restricted or terminate entirely, which may delay our continued development of such advanced features utilizing the Mayo Clinic’s technology or intellectual property or require us to stop development of those product candidates completely. Additional risks posed by this collaboration include:

●	Mayo Clinic may not properly obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to our advanced features or may use our proprietary information in such a way as to expose us to potential litigation or other intellectual property related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of our intellectual property;

●	Mayo Clinic may own or co-own intellectual property covering our advanced features that results from our collaboration with them, and in such cases, we may not have the exclusive right or any right to commercialize such intellectual property or such product candidates or research programs; or

●	We may be prevented from enforcing or defending any intellectual property that we contribute to or that arises out of the collaboration, if Mayo Clinic refuses to cooperate with such action.

Our collaboration with Mayo Clinic is made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between Mayo Clinic and the U.S. government. Additionally, to the extent there is any conflict between our agreements with Mayo Clinic and applicable laws or regulations, applicable laws and regulations will prevail. Some, and possibly all, of the developed intellectual property rights relating to our advanced features may have been developed in the course of research funded by the U.S. government. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future products pursuant to the Bayh-Dole Act of 1980. Government rights in certain inventions developed under a government-funded program include a nonexclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to such inventions, to grant licenses to any of these inventions to a third party if the U.S. government determines that adequate steps have not been taken to commercialize the invention, that government action is necessary to meet public health or safety needs, that government action is necessary to meet requirements for public use under federal regulations, or that the right to use or sell such inventions is exclusively licensed to an entity within the U.S. and substantially manufactured outside the U.S. without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell our inventions created pursuant to such agreements unless the licensee agrees to additional restrictions (e.g., manufacturing substantially all of the invention in the U.S.). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the U.S. government may acquire title in any country in which a patent application is not filed within specified time limits. Additionally, certain inventions are subject to transfer restrictions during the term of these agreements and for a period, thereafter, including sales of products or components, transfers to foreign subsidiaries for the purpose of the relevant agreements, and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act of 1980, this could impair the value of our intellectual property and could adversely affect our business. The U.S. government has not exercised any of these rights or provided us with any notice of its intent to exercise any of these rights with respect to any of the intellectual property licensed to us by Mayo Clinic. We are not aware of any instance in which the U.S. government has ever exercised any such rights with respect to any technologies or other intellectual property developed under funding agreements with the U.S. government.

If we fail to comply with our obligations under our license agreements, we could lose the rights to intellectual property that is important to our business.

Our current license agreements impose on us various development obligations, payment of royalties and fees based on achieving certain milestones as well as other obligations. If we fail to comply with our obligations under these agreements, the licensor may have the right to terminate the license. In addition, if the licensor fails to enforce its intellectual property, the licensed rights may not be adequately maintained. The termination of any license agreements or failure to adequately protect such license agreements could prevent us from commercializing our products or possible future products covered by the licensed intellectual property. Any of these events could materially adversely affect our business, prospects, financial condition and results of operation.

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We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Our employees may have been previously employed at other companies in the industry, including our competitors or potential competitors. Although we are not aware of any claims currently pending against us, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of the former employers of our employees. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize product(s), which would materially adversely affect our commercial development efforts.

Obtaining and maintaining patent protection depends on compliance with various procedures and other requirements, and our patent protection could be reduced or eliminated in case of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the relevant patent agencies in several stages over the lifetime of the patents and /or applications. The relevant patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which the failure to comply with the relevant requirements can result in the abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to use our technologies and know-how which could have a material adverse effect on our business, prospects, financial condition and results of operation.

Risks Related to our Common Stock

The market price for our common stock may fluctuate significantly, which could result in substantial losses by our investors.

The stock market in general, as well as biotechnology companies, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	announcements of technological innovations, new products or product enhancements by us or others;

●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in our business, operations or prospects;

●	announcements of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments by us or our competitors;

●	conditions or trends in the biotechnology industry;

●	changes in the economic performance or market valuations of other biotechnology companies;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to our performance or financial condition;

●	purchase or sale of our common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of our common stock;

●	changes in our capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of our common stock by stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	changes in earnings estimates or recommendations by security analysts, if our common stock is covered by analysts;

●	the addition or departure of key personnel;

●	disputes and litigation related to intellectual property rights, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

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These factors and any corresponding price fluctuations may materially and adversely affect the market price of our common stock and result in substantial losses by our investors.

Further, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations in the past. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.

Moreover, the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common stock.

Price volatility of our common stock might be worse if the trading volume of our common stock is low. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful. Future sales of our common stock could also reduce the market price of such stock.

Moreover, the liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if any. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Future sales of our common stock in the public market or other financings could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, the perception that these sales might occur or other financings, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. A substantial majority of the outstanding shares of our common stock are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”) unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, shares of common stock issuable upon exercise of outstanding options, restricted stock units and shares reserved for future issuance under our incentive stock plan will be eligible for sale in the public market to the extent permitted by applicable vesting requirements and, in some cases, subject to compliance with the requirements of Rule 144. As a result, these shares can be freely sold in the public market upon issuance, subject to restrictions under the securities laws.

If we sell additional equity or debt securities to fund our operations, it may impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which may impose restrictive covenants that adversely impact our business. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities due to such restrictions, our business, financial condition and results of operations could be materially adversely affected.

Our stockholders may experience substantial dilution as a result of the exercise of outstanding options or warrants to purchase shares of our common stock, or upon conversion of our Series C preferred stock into shares of our common stock.

As of July 17, 2024, we have outstanding options to purchase 118,699 shares of common stock, 828,750 restricted stock units and have reserved 15,718 shares of our common stock for further issuances pursuant to our 2023 Long-Term Incentive Plan. In addition, as of July 17, 2024, we may be required to issue 560,177 shares of our common stock for issuance upon conversion of outstanding convertible Series C preferred stock which includes accrued dividends as of July 17, 2024, and 4,251,375 shares of our common stock for issuance upon exercise of outstanding warrants. Should all of these shares be issued, you would experience dilution in ownership of our common stock and the price of our common stock will decrease unless the value of our company increases by a corresponding amount.

The interests of our controlling stockholders may not coincide with yours and such controlling stockholders may make decisions with which you may disagree.

As of July 17, 2024, three of our stockholders beneficially owned over 17.4%  of our common stock. As a result, these stockholders may be able to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of our controlling stockholders. The interests of our controlling stockholders may not coincide with our interests or the interests of other stockholders.

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Delaware law and our Amended and Restated Certificate of Incorporation and By-laws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders. In addition, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Risks Related to our Series C Preferred Stock

Our Series C Preferred Stock contains covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

Covenants in the certificate of designation for our Series C Preferred Stock impose operating and financial restrictions on us. These restrictions prohibit or limit our ability to, among other things:

●	incur additional indebtedness;

●	permit liens on assets;

●	repay, repurchase or otherwise acquire more than a de minimis number of shares of capital stock;

●	pay cash dividends to our stockholders; and

●	engage in transactions with affiliates.

As of the date of this prospectus, we were in compliance with all covenants of the Series C Preferred Stock.

These restrictions may limit our ability to obtain financing, withstand downturns in our business or take advantage of business opportunities. Moreover, debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

In addition, the certificate of designation for our Series C Preferred Stock requires us to redeem shares of our Series C Preferred Stock, at each holder’s option and for an amount greater than their stated value, upon the occurrence of certain events, including our being subject to a judgment of greater than $100,000 or our initiation of bankruptcy proceedings.

The holders of our Series C Preferred Stock are entitled to receive a dividend, which may be increased if we do not comply with certain covenants.

The holders of the Series C Preferred Stock are entitled to a 9% annual dividend on the $1,000 per share stated value of our Series C Preferred Stock, which is payable in cash or, subject to the satisfaction of certain conditions, in pay-in-kind shares. The dividend may be increased to a 18% annual dividend if we fail to comply with certain covenants, including our being subject to a judgment of greater than $100,000 or our initiation of bankruptcy proceedings. As a result of the payment of dividends related to our Series C Preferred Stock, we may be obligated to pay significant sums of money or issue a significant number of shares of our common stock, which could negatively affect our operations or result in the dilution of the holders of our common stock, respectively.

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The terms of our Series C Preferred Stock contain anti-dilution provisions that may result in the reduction of the conversion prices in the future.

The terms of our Series C Preferred Stock contain anti-dilution provisions, which provisions require the lowering of the conversion price to the purchase price of future offerings. If in the future we issue securities for less than the conversion of our Series C Preferred Stock then in effect, we will be required to further reduce the relevant conversion prices.

The terms of our Series C Preferred Stock prohibit us from paying dividends in the future on our common stock. As a result, any return on investment may be limited to the value of our common stock.

The terms of our Series C Preferred Stock prohibit us from paying dividends in the future on our common stock, absent consent from the holders representing a super-majority of the outstanding shares of our Series C Preferred Stock and a certain investor. Because we will likely not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

General Risk Factors

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Amended and Restated Certificate of Incorporation and By-laws provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed.

Negative publicity or unfavorable media coverage could damage our reputation and harm our operations.

In the event that the marketplace perceives our products as not offering the benefits which we believe they offer, we may receive negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our products would be adversely affected. We may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently have new research coverage by securities and industry analysts. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. Moreover, effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of our Business,” includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” and “would,” or the negative of these terms, or similar expressions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	our history of recurring losses and negative cash flows from operating activities and the uncertainty regarding the adequacy of our liquidity to pursue or complete our business objectives, and substantial doubt regarding our ability to continue as a going concern;

●	the results of ongoing and future clinical studies;

●	our inability to successfully develop or commercialize our product candidates;

●	market acceptance of existing and new products;

●	our inability to carry out research, development and commercialization plans;

●	our inability to complete preclinical testing and clinical trials as anticipated;

●	changes in our relationship with key collaborators;

●	our ability to adequately protect and enforce rights to intellectual property;

●	our need to raise additional capital to meet our business requirements in the future and the difficulties in obtaining financing on commercially reasonable terms, or at all;

●	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

●	entry of new competitors and products and potential technological obsolescence of our products;

●	effect of healthcare legislation or reform measures that may substantially change the market for medical care or healthcare coverage in the U.S.;

●	our failure to obtain regulatory approvals;

●	adverse market and economic conditions;

●	our de-listing from The Nasdaq Capital Market;

●	our business, results of operations and financial condition may be adversely impacted by public health epidemics, including the COVID-19 outbreak;

●	loss of one or more key executives;

●	difficulties in securing and retaining regulatory approval to market our product and product candidates; and

●	depth of the trading market in our common stock.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

All shares of common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for working capital and general corporate purposes.

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MARKET INFORMATION FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

On October 29, 2014, our common stock commenced trading on the OTCQB under the symbol “BSGM” and on September 21, 2018 we commenced trading on the Nasdaq Capital Market exchange under the same ticker symbol. Prior to October 29, 2014, there was no established trading price for our common stock. On June 12, 2024, our common stock commenced trading on the OTC Pink under symbol “BSGM.” On July 23, 2024, our common stock commenced trading on the OTCQB under the symbol “BSGM.” The last reported sales price of our common stock on the OTCQB on July 23, 2024, was $.50 per share.

Holders of Record

As of July 19, 2024, there were approximately 373 holders of our common stock, as determined by counting our record holders and the number of participants reflected in a security position listing provided to us by the Depository Trust Company. Because the “DTC participants” are brokers and other institutions holding shares of our common stock on behalf of their customers, we do not know the actual number of unique shareholders represented by these record holders.

Dividends

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future but intend to retain our capital resources for reinvestment in our business.

BUSINESS

Corporate Structure

We were formed as BioSig Technologies, Inc., a Nevada corporation, in February 2009 and in April 2011 we merged with our wholly owned subsidiary, BioSig Technologies, Inc., a Delaware corporation, with the Delaware corporation continuing as the surviving entity. BioSig is principally devoted to improving the standard of care in electrophysiology, or EP, with our PURE EP™ System’s enhanced signal acquisition, digital signal processing, and analysis during catheter ablation of cardiac arrhythmias. The Company has generated minimal revenue to date and consequently its operations are subject to all risks inherent in business enterprise in early commercialization stage.

On November 7, 2018, we formed a subsidiary under the laws of the State of Delaware, originally under the name of NeuroClear Technologies, Inc., for the purpose of pursuing additional applications of the PURE EP™ signal processing technology outside of the field of cardiac electrophysiology. In March 2020, it was renamed ViralClear Pharmaceuticals, Inc. (“ViralClear”). As of July 23, 2024, the Company retains 69.08% ownership of ViralClear.

On July 2, 2020, the Company formed an additional subsidiary, NeuroClear Technologies, Inc., a Delaware corporation, which was renamed to BioSig AI Sciences, Inc. (“BioSig AI”) on May 31, 2023. The subsidiary was established to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potentials. BioSig AI aims to contribute to the advancements of AI-based diagnoses and therapies. In June and July 2023, BioSig AI sold an aggregate of 2,205,000 shares of its common stock for net proceeds of $1,971,277 to fund initial operations. At July 23, 2024, the Company had a majority interest in BioSig AI of 84.5%.

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Business Overview

BioSig Technologies is a medical device company with an advanced digital signal processing technology platform to deliver insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), we are committed to addressing healthcare’s biggest priorities - saving time, saving costs, and saving lives.

Our first product, the PURE EP™ System, is an FDA 510(k) cleared non-invasive class II device consisting of a unique combination of hardware and software designed to provide unprecedented signal clarity and precision for real-time visualization of intracardiac signals paving the way for personalized patient care. Integrating with existing systems in the EP lab, PURE EP™ is designed to accurately pinpoint even the most complex signals to maximize procedural success and efficiency.

By capturing critical cardiac signals-even the most complex, the PURE EP™ System is designed to enhance clinical decision-making and improve clinical workflow for all types of arrhythmias - even the most challenging procedures for cardiac arrhythmias, like ventricular tachycardia (VT) and atrial fibrillation (AF).

Our owned patent portfolio now includes 36 (issued/allowed) issued utility patents (24 utility patents where BioSig is at least one of the applicants). Twenty five additional U.S. and foreign utility patent applications are pending covering various aspects of our PURE EP System for recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures (25 U.S. and foreign utility patent applications where either BioSig, Mayo, or both is at least one of the applicants). We also have one U.S. patent and one U.S. Pending application directed to artificial intelligence (AI). We also have 30 issued worldwide design patents, which cover various features of our display screens and graphical user interface for enhanced visualization of biomedical signals (30 design patents where BioSig is at least one of the applicants). Finally, we have licenses to 12 (issued/allowed) patents and 9 additional worldwide utility patent applications from Mayo Foundation for Medical Education and Research that are pending (12 issued/allowed patents and 9 applications where only Mayo is the applicant). These patents and applications are generally directed to electroporation and stimulation.

Our Industry

Pharmacological, or medicine-based, therapies have traditionally been used as initial treatments for cardiac arrhythmias, but they often fail to adequately control the arrhythmia and may have significant side effects. Catheter ablation is now often recommended for an arrhythmia that medicine cannot control. Catheter ablation involves advancing several flexible catheters into the patient’s blood vessels, usually either in the femoral vein, internal jugular vein or subclavian vein. The catheters are then advanced towards the heart. Electrical impulses are then used to induce the arrhythmia and local heating or freezing is used to ablate (destroy) the abnormal tissue that is causing it. Catheter ablation for most of arrhythmias has a high success rate. For patients with complex arrhythmias like AF and VT, it is often necessary to perform multiple procedures to achieve success.

Catheter ablation is performed by an electrophysiologist (a specially trained cardiologist) in a specialized room in an EP lab. According to Health Research International, it is estimated that there are 7,340 global EP labs performing catheter ablations. According to experts, the global electrophysiology market value is worth over $8 billion in 2023 predicted to be worth $16 billion by 2028, a CAGR of 15 percent.

Catheter Ablation of AF and VT

Accurate recording of electrograms is critical to efficient mapping and ablation of complex arrhythmias. We believe that the clearer recordings and the very small amplitude of intracardiac signals-high frequency, small amplitude components in midst of large physiologic signals; signals important to characterize critical substrate, such as fractionated atrial and ventricular electrograms; and high-frequency, low-amplitude signals such as the Purkinje potentials-provided by the PURE EP™ System may improve outcomes during EP studies and ablation procedures for a variety of arrhythmias.

For patients who are candidates for ablation, an EP study is necessary to define the targeted sites for the ablation procedure. Two common, yet complex, conditions for which ablation procedures are performed are AF and VT. Most cardiac arrhythmias are well understood, and ablation simply requires destroying a small area of heart tissue possessing electrical abnormality. In contrast, complex arrhythmias, such as AF and VT, have complex pathophysiology and, because knowledge of their origins and mechanisms are incomplete, ablation treatments for these arrhythmias are largely empirical. Furthermore, the length of these procedures, which typically last from 2-4 hours, exposes the physician and staff to extensive radiation, requiring them to wear heavy lead vests. Consequently, ablating AF and VT has been regarded as being difficult.

AF is the most common heart rhythm disorder in the world and increases the risk for stroke 5-fold. In 2017, there were a reported 37.57 million prevalent cases and 3.05 million incident cases of AF globally, contributing to over 287,000 deaths worldwide (Global, regional, and national prevalence, incidence, mortality, and risk factors for atrial fibrillation, 1990-2017: results from the Global Burden of Disease Study 2017). In 2020, the Centers for Disease Control and Prevention stated that it is estimated that 12.1 million people in the United States will have AF in 2030, more than 454,000 patients hospitalized annually as the primary diagnosis, and AF contributes to an estimated 158,000 deaths each year. An increasing proportion of diagnosed AF cases are now being treated via ablation, as both physician confidence and the devices used in these procedures improve. A growing amount of positive clinical data has demonstrated the efficacy of AF ablation when compared to the traditional first-line treatment of anti-arrhythmic drugs.

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The AF Ablation Long Term Registry is an international registry of 3,630 patients who underwent AF ablation between 2012 and 2015 - the study reported a 41% rate of repeat ablation at 3 years post ablation. At 12-month follow-up, the outcome was judged to have been successful in 74% of patients. However, almost 50% of the patients were still taking an antiarrhythmic drug. AF recurrences were less common in patients with paroxysmal (31%) than with persistent (40%) or long-standing persistent (44%) AF.

EP Lab Environment and EP Recording Systems

The electrophysiology (EP) laboratory consists of sophisticated equipment that requires an electrophysiologist to mentally integrate information from a number of sources during procedures. There are numerous monitors in an EP lab that provide and display this variety of information. An electrophysiologist needs to evaluate the acquired cardiac signals and the patient’s responses to any induced arrhythmias during the procedure. However, it can be difficult for an electrophysiologist to synthesize the disparate information produced by the numerous monitors in the lab and calculate the real-time, three-dimensional orientation of the anatomy and the location of the recording and ablation catheters. As the number of EP procedures increase, a variety of diagnostic, therapeutic and highly specialized ablation catheters are widely available and continue to be developed. In addition, remote robotic and magnetic navigation systems have been developed to address limitations of dexterity in controlling the catheter tip, especially during complex arrhythmia ablation procedures. We believe that, considering the improvements being made with respect to other equipment used in the EP lab and the continual increase of ablation procedures, the EP recorders currently available on the market are not sufficiently advanced with respect to the quality of their recordings to deliver adequate results. We believe that the PURE EP™ System will be able to deliver superior quality of recordings that will allow it to successfully integrate with the other advanced equipment found in the EP lab.

Generally, some current electrophysiology recording systems can effectively support the treatment of arrhythmias such as atrial flutter and supraventricular tachycardia, which show up as large-amplitude, low-frequency signals. However, more complex and prevalent arrhythmias, such as AF and VT, which are characterized by low-amplitude, high-frequency signals, have not found an effective evaluation of all relevant signals. This signal detection, acquisition, and isolation can be further complicated by equipment line noise and pacing signals. Current EP recorders use low-pass, high-pass, and notch filters to remove noise and artifacts from the various electrical signal information. Unfortunately, conventional filtering techniques can alter signals and make it difficult or impossible to see low-amplitude, high-frequency signals that can be inherent in cardiac monitoring, the visualization of which signals could help treat atrial fibrillation and ventricular tachycardia. It has been recently recognized that the assurance of waveform integrity, such as for the noise-free acquisition of intracardiac and ECG signals in an EP environment, had not been previously accomplished due to contamination of various signals by artifacts and noise.

The requirement for optimal signal integrity is amplified during ablation treatments of AF and VT. One of the main objectives of the AF ablation procedure is to precisely identify, ablate and eliminate pulmonary vein potentials and one of the main objectives of the VT procedure is to map the arrhythmia substrate and precisely identify, ablate and eliminate small abnormal potentials. The information provided by recorders is essential for an electrophysiologist to determine ablation strategy during termination of both pulmonary vein potentials and VT. Therefore, it is important that the recording system’s noise removal technique does not alter the appearance and fidelity of these potentials. As a result, it is necessary that any new signal processing technology preserves signal fidelity as much as possible during EP recordings; otherwise, the signals that are needed to guide the ablation procedures will be difficult to distinguish due to noise interference.

Our Product

The patented PURE EP™ System is designed to address long-standing limitations that slow and disrupt cardiac catheter ablation procedures, such as environmental lab noise from other equipment, signal saturation, slow signal recovery, and inaccurate display of fractionated potentials. PURE EP™ is a signal processing platform that combines advanced hardware and software to address known challenges associated to signal acquisition, to enable electrophysiologists to see more signals and analyze them in real-time. The device aims to minimize noise and artifacts from cardiac recordings and acquire high-fidelity cardiac signals. Improving fidelity of acquired cardiac signals may potentially increase the diagnostic value of these signals, thereby possibly improving accuracy and efficiency of the EP studies and ablation procedures.

Cardiac catheter ablation is a procedure that involves delivery of energy through the tip of a catheter that scars or destroys heart tissue to correct heart rhythm disturbances. In August 2018, we received 510(k) clearance from the FDA to market our PURE EP™ System.

Our PURE EP™ System can record raw (unaltered) cardiac signals with multiple display options, low noise, and a large input signal dynamic range. This is achieved using a low-noise amplifier topology with minimal filtering to band-limit the signal and a high-resolution A/D converter. In addition, the PURE EP™ System can provide large-signal (e.g., from a defibrillator) input protection and radio frequency (RF) signal (e.g., from ablation) noise suppression. There is no need for gain switching in this architecture, and the full range of input signals is digitized with high resolution.

We are focused on improving intracardiac signal acquisition and enhancing diagnostic information for catheter ablation procedures for all arrhythmias, especially complex types like ventricular tachycardia, VT and atrial fibrillation, AF. VT is a fast, abnormal heart rate in the heart’s lower chambers. VT does not give your heart enough time to fill with blood before it contracts again. This can affect blood flow to the rest of your body and is potentially life-threatening. AF is the most common cardiac arrhythmia associated with a fivefold risk of stroke. AF occurs when the upper chambers of the heartbeat irregularly, and do not pump all of the blood to the lower chambers, causing some blood to pool and potentially form clots. If a clot breaks loose, it can travel through the bloodstream to the brain and lead to a stroke. Strokes related to AF are often more severe compared to strokes with other underlying causes.

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We believe that the PURE EP™ System and its advanced signal processing tools may contribute to improvements in patient outcomes in connection with catheter ablation due to the following advantages over currently available devices on the market:

●	Less noise: PURE EP™’s low-noise proprietary architecture was engineered to enable acquisition of high-fidelity signals in the original, unfiltered format. PURE EP’s Main System Unit (MSU) topology incorporates advanced shielding and very low noise front-end components.

●	Wider range: An expanded dynamic range retains cardiac signal details and reduces saturation. PURE EP™ combines a low-noise signal architecture with a fixed range up to 500mV, so signals are rarely clipped or limited by quantization noise.

●	Higher definition: PURE EP™ supports a large frequency bandwidth and linear signal acquisition to accurately display complex fractionated signals, even at lower amplitudes and higher frequencies.

●	Unipolar signals: PURE EP™ incorporates an innovative WCT+™ design for acquiring unipolar signals, relying on a common front-end circuitry similar to how bipolar intracardiac signals are acquired.

●	Customizable software and filters: PURE EP™ offers software modules and specialty digital filters, so electrophysiologists can customize their interface and optimize signals for mapping, signal interpretation and during therapy delivery.

●	Seamless integration: PURE EP™ integrates with existing EP labs and workflows. It is compatible and complementary with EP recording systems, mapping systems, robotic equipment, and multi-display panels.

We believe that PURE EP™’s features may allow physicians to better determine precise ablation targets, strategy, and end point of procedures with the objective of reducing the need for patients to undergo multiple procedures, and to allow for less experienced EP physicians to perform more complex procedures. The PURE EP™ System is intended to operate in conjunction with the existing EP lab equipment.

Initial Analysis

According to S. J. Asirvatham, MD, et. al. (“Signals and Signal Processing for the Electrophysiologist,” Circ Arrhythm Electrophysiol. (2011) 4:965-973), recording environments in a typical electrophysiology laboratory presents challenging situations. S. J. Asirvatham, MD, et. al., state, “Successful mapping and ablation in the electrophysiology laboratory is critically dependent on acquiring multiple, low-amplitude, intracardiac signals in the presence of numerous sources of electric noise and interference and displaying these signals in an uncomplicated and clinically relevant fashion, with minimal artifacts. This represents a significant engineering challenge and, in real-life electrophysiology laboratory, is not always successful.”

Proof of Concept Testing

In the second and third quarters of 2013, we performed and finalized testing of our proof of concept unit by initially using an electrocardiogram/intracardiac simulator at our lab, and subsequently by obtaining pre-clinical recordings from the lab at the University of California at Los Angeles. We believe that our proof of concept unit performed well as compared to GE’s CardioLab recording system, in that the electrocardiogram and intracardiac signals displayed on our proof of concept unit showed less baseline wander, noise and artifacts compared to signals displayed on GE’s CardioLab recording system. Subsequently, we determined the final design of the PURE EP System prototype to use for end-user preference studies, additional pre-clinical studies and research studies.

Prototype Testing

After conducting research of peer-reviewed EP publications (see Initial Analysis in Our Products section above), we contacted Samuel J. Asirvatham. M.D. (who we believed to be an expert in the field of signal-based catheter ablation), at Mayo Clinic in Rochester, Minnesota. Since the end of 2014, we have collaborated with Dr. Asirvatham and other physicians affiliated with Mayo Clinic in Rochester, Minnesota and Jacksonville, Florida. We have performed pre-clinical studies at Mayo Clinic since 2015 to validate technology within the PURE EP System prototype. These studies have been designed to determine clinical effectiveness for features within the PURE EP System. Since March 2016, we have published nine manuscripts in collaboration with the physicians from Mayo Clinic evidencing our pre-clinical findings. To date, we have conducted a total of twenty-four pre-clinical studies with the PURE EP System, twenty-one of which were conducted at Mayo Clinic in Rochester, Minnesota. We also conducted a pre-clinical study at the Mount Sinai Hospital in New York, NY with emphasis on the VT model; and two pre-clinical studies at the University of Pennsylvania in preparation for clinical studies to be conducted there.

Clinical Evaluations

In February 2019, we conducted the first clinical cases with our PURE EP™ System. The observational patient cases were performed by Andrea Natale, M.D., F.A.C.C., F.H.R.S., F.E.S.C., Executive Medical Director, Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas. In April 2019, we announced the completion of our second set of observational patient cases, which were performed at Prisma Health at Greenville Health System in South Carolina by Andrew Brenyo, MD, FHRS. Dr. Brenyo used the PURE EP™ System during procedures on patients with ischemic ventricular tachycardias, AF, PVC, and atypical flutters.

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In May 2019, we announced the completion of our third set of observational patient cases at Indiana University under the leadership of Prof. John M. Miller, M.D., and Dr. Mithilesh K. Das, MBBS. Drs. Miller and Das used the PURE EP™ System during procedures on patients with atypical flutter, atrioventricular nodal reentry tachycardia (AVNRT), AF, supraventricular tachycardia, premature ventricular contractions, and a rare case of dual septal pathway. In August 2019, observational patient cases at Santa Barbara Cottage Hospital in California were performed by Brett Andrew Gidney, M.D. The initial experience across these early evaluation centers showed the PURE EP™ System functions as designed with positive feedback from EP users about the improved signal detection and fidelity.

In November 2019, we commenced our first clinical study for the PURE EP™ System titled, “Novel Cardiac Signal Processing System for Electrophysiology Procedures (PURE EP 2.0 Study).” The PURE EP 2.0 Study was conducted at three U.S. hospitals: Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas, Mayo Clinic in Jacksonville, Florida and Massachusetts General Hospital in Boston, Massachusetts.

In April 2021, we announced the completion of the enrollment in the PURE EP 2.0 Study. Intracardiac signal data of clinical interest were collected during 51 cardiac ablation procedures using the PURE EP™ System, the signal recording system, and the 3D mapping system at the same time stamps. The samples were randomized and subjected to blinded, head-to-head evaluation by three independent electrophysiologists to determine the overall quality and clinical utility of PURE EP™ signals when compared to conventional sources. Each reviewer responded to the same 235 signal comparisons using a 10-point rating scale.

Results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP signals over the signals from conventional sources. Further analysis of the responses from the blinded reviewers showed an 83% (p-value <0.001) improved confidence when interpreting complex multi-component signals, leading to a better understanding of the catheter position in relation to the ablation target. Additionally, there was a 73% (p-value <0.001) improved visualization of small, fractionated potentials increasing the proper analysis of scar and abnormal conduction tissue characteristics.

Over 3,000 procedures have been performed using the PURE EP™ System with more than 80 physicians at 21 hospitals across the United States.

Technology and Development Plan

Our technology team consists of engineers and consultants with expertise in digital signal processing, low power analog and digital circuit design, software development, embedded system development, electromechanical design, testing and system integration, and the regulatory requirements for medical devices. We have also entered into collaboration agreements with advisors and medical institutions in the fields of cardiology and electrophysiology, including Mayo Clinic, Cleveland Clinic, and the Texas Cardiac Arrhythmia Institute in Austin, Texas. Currently, we are contract manufacturing the complete PURE EP™ System with Plexus Corp.

We intend to continue additional research studies with our technology at Mayo Clinic, Texas Cardiac Arrhythmia Institute and Cleveland Clinic. On November 20, 2019, we entered into licensing agreements with Mayo Clinic to establish a new product pipeline to complement the PURE EP System and develop solutions for novel ways to treat autonomic nervous system disease. The research and development pipeline contemplated pursuant to these agreements includes hardware, software, and algorithmic solutions to be integrated into the PURE EP platform technology. We entered into a research agreement with Cleveland Clinic Foundation to investigate expanded clinical applications for the intracardiac signals acquired by PURE EP™ System. Under the terms of the research agreement, Cleveland Clinic will conduct physician initiated scientific research investigating PURE EP™’s potential to address common limitations of signal processing and signal use expansion during but not limited to electrophysiology ablation procedures. Results from this research could elucidate new clinical workflow methods impacting the ablation process for numerous arrhythmia types.

In January 2021, we entered into a research agreement with Mayo Clinic regarding an AI research Program for our Novel Signal Recording System. The program is a strategic collaboration with Mayo to develop a next-generation AI- and machine learning-powered software for our PURE EP™ System. The collaboration includes an R&D program that will expand our proprietary hardware and software with advanced signal processing capabilities and aim to develop novel technological solutions by combining the electrophysiological signals delivered by PURE EP™ and other data sources. The development program is under the leadership of Samuel J. Asirvatham, M.D., Mayo Clinic’s Vice-Chair of Innovation and Medical Director, Electrophysiology Laboratory. We entered into a 10-year collaboration agreement with Mayo Clinic in March 2017 and in November 2019, we signed a patent and know-how license agreement with Mayo Foundation for Medical Education and Research in which such terms apply to this program. On April 9, 2021, and October 22, 2021, we conducted first pre-clinical data collection studies under our AI program at Mayo Clinic.

Customers

In December 2020, we announced that three PURE EP™ Systems were contracted for purchase by St. David’s Healthcare in Austin, Texas and were subsequently sold in February 2021. These units were our first commercial sales. We also sold three PURE EP™ Systems to Mayo Foundation for Medical Education and Research in 2021 and leased two PURE EP™ Systems in 2022, one in July 2022 to Overland Park Regional Medical Center and one in October 2022 to Methodist Hospital in San Antonio.

Suppliers

The PURE EP™ System contains proprietary hardware and software modules that are assembled into the system. Hardware boards contain components that are available from different distributors. The parts used to manufacture analog and digital boards are readily available from several distributors or manufacturers. Plexus Corp is our manufacturing partner for the complete PURE EP System.

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Competition

We are marketing the PURE EP™ System as an additional information system for the EP lab. In general, the EP market is characterized by intense competition. There are currently four large companies that share the majority of the EP recording market share in the US. They produce the following electrophysiology recording systems, with an average selling price of approximately $160,000 (source: DRG Medtech 360 Millennium report on EP Devices, issued in June 2019):

●	GE Healthcare’s family of CardioLab Recording Systems were initially developed in the early 1990s by Prucka Engineering, which was acquired by General Electric Company in 1999.

●	The LabSystem PRO EP Recording System was originally designed in the late 1980s by C.R. Bard. C.R. Bard’s electrophysiology business was acquired by Boston Scientific Corporation in 2013.

●	HeNan HuaNan Medical Science and Technology Co., LTD. offers the GY-6000 multi-channel physiological recorder (not FDA approved).

●	St. Jude Medical, Inc.’s EP-WorkMate Recording System was acquired from EP MedSystems, Inc. in 2008, which had received clearance for the product from the FDA in 2003. In January 2017, Abbott Laboratories acquired St Jude Medical, Inc.

●	CathVision is developing an EP recording system, ECGenius System™ and recently obtained FDA 510(k) clearance in May 2022.

Based upon our analysis of data taken from patent applications filed with the U.S. Patent and Trademark Office (“USPTO”) and 510(k) approval applications filed with the FDA, and various publications, we believe that the above recording systems are built on relatively old technologies and all use similar approach in applying hardware and digital filters to remove noise and artifacts. We reasonably believe that such an approach sacrifices cardiac signal fidelity, and in the case of ablation, has a direct impact on the ablation strategy of an electrophysiologist. The method to remove noise and artifacts used by the conventional recorders could be a contributing factor to the multiple (or repeated) ablation procedures that are frequently required in order to completely cure patients from complex arrhythmias. We are not currently aware of any other companies that are developing similar signal processing technologies for electrophysiology laboratories.

Research and Development Expenses

Research and development expenses for the fiscal years ended December 31, 2023, and 2022 were $5,092,376 and $5,821,460, respectively.

ViralClear Business Overview

ViralClear Pharmaceuticals, Inc.

ViralClear Pharmaceuticals, Inc. (“ViralClear”) is a majority-owned subsidiary of the Company originally known as NeuroClear Technologies, Inc. The subsidiary was established November 2018 to pursue additional applications of the PURE EP™ signal processing technology outside of EP. In March 2020, it was renamed ViralClear in connection with its prior objective to develop merimepodib, a broad-spectrum anti-viral agent that showed potential to treat COVID-19. We had ceased the development of merimepodib in late 2020 and realigned ViralClear with its original objective of pursuing additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology with an initial emphasis on developing a novel nerve recording system. As of July 23, 2024, the Company retains 69.08% ownership of ViralClear. Currently, ViralClear’s business objectives are being evaluated considering both the pharmaceutical and medical device. The following overview describes the initial focus of the company which is on hold due to lack of resources.

ViralClear is an early stage medical device company that had been developing N-SENSE™, a novel sensing technology platform for high-speed electroneurogram (ENG) recordings. The specifications for this new product were based on the core competencies of the PURE EP™ signal processing technology, such as broad dynamic range of recorded signals and low signal-to-noise ratio and adapted to address disorders of the autonomic nervous systems through recordings and analysis of action potentials, the impulses along the membrane of a muscle cell or a nerve cell. These impulses are considered to carry valuable clinical information but may be difficult to detect through conventional recording platforms.

ViralClear aimed to address what we believe to be the two main challenges of bioelectronic medicine devices: achieving accurate and targeted stimulation of specific nerves in a nerve bundle and implementing an effective feedback loop that can self-adjust for the optimal amount and timing of stimulation. We believe that advancements in overcoming these challenges will improve the safety and efficacy of current treatments and contribute to the developments of new therapy lines.

On December 18, 2020, we signed a research agreement with the University of Minnesota launching a program to develop novel therapies to treat sympathetic nervous system disease. The program studies are expected to form a foundation for developing a new platform technology to address disorders of the autonomic nervous system. We intend to develop new intellectual properties and products, including new hardware, software, and algorithmic solutions, with the support of Plexus, a tier 1 US-based manufacturing partner and take it through FDA approval, manufacturing, and commercialization. The R&D program is led by Richard W. Bianco, Ph.D., Professor, Director of Experimental Surgical Services (ESS), Department of Surgery in the University of Minnesota Medical School, John W. Osborn, Ph.D., Professor, Department of Surgery and Director of the Minnesota Consortium for Autonomic Neuromodulation (MCAN) in the University of Minnesota Medical School.

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In February 2021, we conducted our first preclinical experiment at the University of Minnesota. Further studies to record and evaluate relevant nerve activity were conducted in April and November 2021.

We had partnered with Plexus to design, develop, and manufacture N-SENSE™, a novel sensing and stimulation platform technology.

Our product pipeline would focus on improving therapies through clearer ENG recordings - methods used to visualize directly recorded electrical activities of neurons in the central nervous system (brain, spinal cord) and/or the peripheral nervous system (nerves, ganglions). ENGs are usually obtained by placing an electrode directly in the neural tissue. ENGs consist of small, high frequency, low amplitude signals, which have been proven hard to detect with conventional signal recording systems.

Our business strategy was to utilize our core signal processing technology to develop superior ENG recording and processing systems and includes the following:

● Develop N-SENSE™, a novel nerve sensing and stimulation platform technology to be used in product candidates which qualify for a nerve mapping and stimulation treatments including, but not limited to, renal denervation, deep brain stimulation and vagus nerve stimulation.

● Pursue licensing opportunities and partnerships to leverage our expertise in high-fidelity signal processing for feedback loop systems for development of products for commercial success.

We believe that the following clinical areas may benefit the most through the advancements in achieving accurate and targeted stimulation and implementation of an effective self-adjusting feedback loop:

● Renal denervation (“RDN”): RDN has been shown to reduce blood pressure and can be an effective treatment for resistant hypertension sufferers who have failed drug therapy. The technique has proven to be effective, but clinical endpoints are still suboptimal. RDN device market is expected to reach $7B by 2027 (CAGR 23.7%).1

○	Potential Application: A device that can measure sympathetic nerve activity will inform the need and potential benefit for performing a procedure. Additionally, a device that can stimulate and elicit a sympathetic response, such as blood pressure, will aid in the assessment of nerve denervation success, and help determine if additional ablation is necessary. Therefore, a device that can perform stimulation on a number of channels, and record nerve activity is needed.

● Deep Brain Stimulation (“DBS”): DBS is a treatment that involves implanting electrodes (leads) within certain areas of the brain to deliver electrical pulses, which has demonstrated improvements in the treatment of movement disorders, such as the Parkinson’s disease, tremors and dystonia.

○	Potential Application: a new high-speed board-based platform for improved accuracy in lead implantation. Precise positioning of the electrodes during the surgical procedure is important in the success of lead implantation, and highly accurate signal readers can aid in the prediction of the activation of axons surrounding the implanted lead.

○	We believe that DBS may also be applicable to a substantial number of neurological and psychiatric disorders correlated with dysfunctional circuitry; comparable to a heart pacemaker that uses electric pulses to ultimately regulate brain activity.

○	Other applications under our investigation include chronic pain management, ADHD, eating disorders, Alzheimer’s, addiction, epilepsy. Alzheimer’s as an application for DBS is currently undergoing clinical trials at several national and international institutions that target the hippocampal outflow pathways by increasing ACh availability, influencing the limbic system, and improving lead placements.

We may seek additional research collaborations with other academic centers active in one or more fields of clinical interests described above.

Industry and Market Overview

The global neurostimulation devices market is predicted to grow at 15.23% CAGR during the forecast period with the market size reaching $18.667 billion by 2025 from $7.974 billion in 2019. North America is dominating the neurostimulation devices market with highest market share due to robust healthcare infrastructure, growing R&D activity and presence of major healthcare players. The neurostimulation market is primarily driven by deep brain and spinal cord stimulation. The overall neurostimulation market is expected to grow due to societal factors such as an increase in the geriatric population, as well as the associated increase in the prevalence of chronic diseases.

1 Source: iHealthcareAnalyst, Inc. Feb. 2020

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The segment of the neurostimulation market for central nervous system (CNS), which include nVNS and DBS, is projected to exceed $14.5 billion in 2029 from a market value of $5 billion in 2019.2

Non-invasive Vagus Nerve Stimulation

We believe there is a significant opportunity for nVNS based on the potential market size for the treatments for the diseases that nVNS may be applicable. Currently, approximately 1,500 million people worldwide suffer from chronic pain while 1,100 million people worldwide suffer from migraines.

Most of the currently available VNS products have achieved limited commercial success to date. LivaNova currently sells VNS devices that operate in 3 modes, including a non-rechargeable implantable pulse generator (IPG), SenTiva, which uses a limited closed-loop technology and comes with a wrist-worn magnet and a wireless programming wand. Cerbomed has commercialized a transcutaneous auricular VNS device, NEMOS, which consists of a handheld stimulation unit and an ear electrode worn as an earphone. Cerbomed received the European clearance (CE mark) for the VNS treatment of epilepsies and depression in 2010 and for the treatment of pain in 2012. NEMOS has been commercially available in Germany and Austria since 2013 and has expanded to Great Britain, France, and Spain.

The VNS patent domain is currently dominated by U.S. companies such as Medtronic, LivaNova, and Boston Scientific. Medtronic holds certain patents in closed-loop DBS technology, Medtronic currently markets IPGs such as RestoreSensor SureScan MRI, which is indicted for spinal cord stimulation as an aid in the management of chronic, intractable pain of the trunk and/or limbs and which automatically adjusts stimulation based on the patient’s needs and preferences in different body positions, and Activa PC, which is a deep brain stimulator, for investigational loop.

We believe that digital health wearable markets present potential opportunities for our technology. We plan to develop technology that can provide a signaling feedback loop designed to deliver appropriate stimulation to the vagus nerve through audio and to seek licensing opportunities with consumer electronic market players.

Deep Brain Stimulation:

Deep brain stimulator market is one of the fastest growing sectors in the neurostimulation market worldwide, growing at 9.3% annually and expected to reach $2.3 billion in worldwide market size by 2028. According to the World Health Organization, globally, 264 million people suffer from depression while 50 million people suffer from epilepsy. Parkinson’s disease and essential tremor are FDA-approved indications for DBS, and the deep brain stimulator market is largely dominated by Medtronic, Abbott, and Boston Scientific. These companies have been working on innovations in their electrodes to avoid stimulation of adjacent structures (electric field shaping) which are the root cause of unwanted side effects of DBS. The industry is working on decreasing the size of the implant of the DBS device, which may lead to a skull-mounted implant. Medtronic’s Activa systems consist of dual-channel or single channel IPGs. Abbott sells two devices known as the Infinity DBS IPG and Brio Rechargeable IPG. The Infinity DBS IPG is designated to manage movement disorders including Parkinson’s disease, essential tremor, and dystonia. It utilizes the Bluetooth technology to communicate with a controller and can receive updates through an application. The system allows for currents to be steered towards target areas while avoiding peripheral stimulation. The Brio Rechargeable IPG delivers constant currents to maintain the desired stimulation level. It has shown clinical efficacy in Parkinson’s disease and dystonia. Boston Scientific offers the Vercise directional lead in unison with their Neural Navigator systems ranging from 8 to 16 electrode leads and a directional system. Medtronic’s Percept PC Deep Brain Stimulation (“DBS”) system includes their BrainSense technology making it the first and only DBS neurostimulation system that has the ability to chronically capture and record brain signals while providing therapy to patients with neurologic disorders associated with Parkinson’s Disease (“PD”), among others.

According to the National Institute of Health, future technical innovation in deep brain stimulators will focus on improving the practicability the device, including extension of battery life, reduced size of the devices and development of a device for delivering more tailored and adaptive stimulation and the integration of wireless technology. Clinically, the main challenge will be meeting the needs of an ageing population worldwide and expanding indications for DBS to circuitopathies other than Parkinson’s disease, including depression and Alzheimer disease. Even within established indications such as Parkinson’s disease, key questions remain unanswered because biomarkers that predict clinical responses and aid in patient selection and stimulation parameter settings are still largely lacking.

We believe that our technology may help advance clinical response to DBS due to more precise stimulation and improve overall safety of the DBS procedures.

On March 5, 2021, we announced that the U.S. Patent Office had allowed a utility patent which has been exclusively licensed from the Mayo Foundation for Medical Education and Research. The patent application number 16/805,017 entitled, “Systems and Methods for Electroporation” was filed on February 28, 2020. The patent describes and claims methods and materials for improving the treatment of hypertension via electroporation of nerves in the renal area. Electroporation is an emerging technique that has demonstrated efficacy in treatments for several critical conditions and is currently being evaluated for the treatments of autonomic nervous disorders, including hyper- and hypotension/syncope.

2 Source: Bioelectronic Medicine 2019 - 2029. IDTechEx report, Dr. Nadia Tsao.

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BioSig AI Sciences Overview

BioSig AI Sciences, Inc.

On July 2, 2020, the Company formed NeuroClear Technologies, Inc., a Delaware corporation, which was renamed to BioSig AI Sciences, Inc. (“BioSig AI”) on May 31, 2023. The subsidiary was established to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potentials. BioSig AI aims to contribute to the advancements of AI-based diagnoses and therapies. In June and July 2023, BioSig AI sold an aggregate of 2,205,000 shares of its common stock for net proceeds of $1,971,277 to fund initial operations. At July 23, 2024, the Company had a majority interest in BioSig AI of 84.5%.

BioSig AI is a medical technology company that was developing AI solutions for the hospital marketplace utilizing structured, semi-structured, and unstructured data. BioSig AI’s business operations have currently been placed on hold due to lack of resources. The Company’s former established technology team with external partners and collaborators were joined to advance the research and development of an artificial intelligence (“AI”) medical device platform.

On July 20, 2023, BioSig AI was included in Nvidia’s Inception partnership program which aimed to provide our team access to engineering and technology support. In less than a month after closing the initial funding, the team had identified opportunities to bring a proprietary AI platform to market. In addition, BioSig AI had signed a collaboration agreement with a global technology organization who started to build important data infrastructure to enable scaling of the platform in high-volume, data intensive hospital centers. This collaboration effort was discontinued, however, is currently being re-evaluated with the new team forming since March 2024.

According to Data Bridge Market Research, the market for AI in healthcare, estimated at $9.6 billion in 2022, is expected to reach $272.9 billion by 2030, at a CAGR of 51.9% during the forecast period.3

Intellectual Property

Patents

Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology. In November 2017, we engaged 3LP Advisors LLC, now Sherpa Technology Group LLC as our intellectual property advisor. We have also retained Sterne Kessler Goldstein & Fox P.L.L.C., a patent firm based in Washington DC, to help develop and execute a strategy for the development of our patent portfolio.

Our owned patent portfolio now includes 36 (issued/allowed) issued utility patents (24 utility patents where BioSig is at least one of the applicants). Twenty five additional U.S. and foreign utility patent applications are pending covering various aspects of our PURE EP System for recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures (25 U.S. and foreign utility patent applications where either BioSig, Mayo, or both is at least one of the applicants). We also have one U.S. patent and one U.S. Pending application directed to artificial intelligence (AI). We also have 30 issued worldwide design patents, which cover various features of our display screens and graphical user interface for enhanced visualization of biomedical signals (30 design patents where BioSig is at least one of the applicants). Finally, we have licenses to 12 (issued/allowed) patents and 9 additional worldwide utility patent applications from Mayo Foundation for Medical Education and Research that are pending (12 issued/allowed patents and 9 applications where only Mayo is the applicant). These patents and applications are generally directed to electroporation and stimulation.

BioSig and ViralClear signed three patent and know-how license agreements with Mayo Foundation for Medical Education and Research in November 2019. Under the terms of such agreements, BioSig exclusively licensed additional patents and applications of the Mayo Clinic related to novel ways for ablation therapy and to treat autonomic nervous system disease including hardware, software and algorithmic solutions to be integrated into the PURE EP platform technology. BioSig intends to take the licensed intellectual properties and products, which have been developed by Mayo Clinic over the last decade, through FDA approval, manufacturing, and commercialization. The development program is run under the leadership of Dr. Asirvatham. On March 5, 2021, we announced that the U.S. Patent Office had allowed a utility patent that ViralClear has exclusively licensed from the Mayo Foundation for Medical Education and Research. The patent application number 16/805,017 entitled, “Systems and Methods for Electroporation” was filed on February 28, 2020. The patent describes and claims methods and materials for improving the treatment of hypertension via electroporation of nerves in the renal area. Electroporation is an emerging technique that has demonstrated efficacy in treatments for several critical conditions and is currently being evaluated for the treatments of autonomic nervous disorders, including hyper- and hypotension / syncope.

3 Data Bridge Market Research. Global Artificial Intelligence in Healthcare Market - Industry Trends and Forecast to 2030. January 2023.

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Trademarks

Our trademark for “BIOSIG TECHNOLOGIES” was registered on April 25, 2017.

Our trademark for “PURE EP” was registered on January 26, 2016.

Our trademark for the standard mark, “BIOSIG” was registered March 19, 2019.

Our trademark for “SEE MORE, CLEARLY” was registered on April 4, 2023.

Our trademark for “WCT+” was registered on February 20, 2024.

On November 5, 2018, we filed a standard mark trademark application for “NEUROCLEAR” and on January 29, 2019, NeuroClear filed a stylized/design trademark application for the NeuroClear logo; extensions for statements of use have been filed.

Our trademark for “ALLIANCE FOR ADVANCING BIOELECTRONIC MEDICINE” was registered on October 24, 2024.

In July 2021, we received EU certificates of registration for the following trademarks: “ACCUVIZ”, “WCT+”, and “COMBIO”.

In July 2021, we received UK certificates of registration for the following trademarks: “SMARTFINDER”, “ACCUVIZ”, “WCT+”, and “COMBIO”.

Government Regulation

The U.S. government regulates healthcare and related products through various agencies, including but not limited to the following: (i) the U.S. Food and Drug Administration (FDA), which enforces the federal Food, Drug and Cosmetic Act (FDCA) and related laws; (ii) the Centers for Medicare & Medicaid Services (CMS), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (OIG), which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Statute, the Physician Self-Referral Law, commonly referred to as the Stark law, the Civil Monetary Penalty Law (including the beneficiary inducement prohibition) (CMP), and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights (OCR), which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All of the aforementioned are agencies within the Department of Health and Human Services (HHS). Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TRICARE program, the Department of Veterans Affairs, especially through the Veterans Health Care Act of 1992, the Public Health Service within HHS under Public Health Service Act § 340B (42 U.S.C. § 256b), the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid and other state sponsored or funded programs. Various states also have state laws equivalent to certain healthcare fraud and abuse laws, including but not limited to state equivalents of the Anti-Kickback Statute and the Stark law, as well as more general state laws regulating all healthcare activities and certain healthcare products, including medical devices.

In addition to being regulated by the FDA, advertising and promotion of certain types of medical devices in the United States is also regulated by the Federal Trade Commission (FTC) and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare laws and consumer protection statutes. Further, competitors can initiate litigation relating to advertising claims under the federal Lanham Act and similar state laws.

FDA Regulation

Our solutions include software and hardware which will be used for patient diagnosis and, accordingly, are subject to regulation by the FDA and other regulatory agencies. FDA regulations govern, among other things, the following activities that we perform and will continue to perform in connection with:

●	Product design and development;

●	Product testing;

●	Product manufacturing;

●	Product labeling and packaging;

●	Product handling, storage, and installation;

●	Pre-market clearance or approval;

●	Advertising and promotion; and

●	Product sales, distribution, and servicing.

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FDA Pre-market Clearance and Approval Processes

The FDA classifies all medical devices into one of three classes based on the risks associated with the medical device and the controls deemed necessary to reasonably ensure the device’s safety and effectiveness. Those three classes are:

●	Class I devices present a low risk and are not life-sustaining or life-supporting. The majority of Class I devices are subject only to “general controls” (e.g., prohibition against adulteration and misbranding, registration and listing, good manufacturing practices, labeling, and adverse event reporting. General controls are baseline requirements that apply to all classes of medical devices.)

●	Class II devices present a moderate risk and are devices for which general controls alone are not sufficient to provide a reasonable assurance of safety and effectiveness. Devices in Class II are subject to both general controls and “special controls” (e.g., special labeling, compliance with performance standards, and post market surveillance. Unless exempted, Class II devices typically require FDA clearance before marketing, through the premarket notification (510(k)) process).

●	Class III devices present the highest risk. These devices generally are implantable, life-sustaining, life-supporting, or for a use that is of substantial importance in preventing impairment of human health, and/or they present a potential unreasonable risk of illness or injury. Class III devices are devices for which general controls, by themselves, are insufficient and for which there is insufficient information to determine that application of special controls would provide a reasonable assurance of safety and effectiveness. Class III devices are subject to general controls and typically require FDA approval of a premarket approval (“PMA”) application before marketing.

Unless it is exempt from premarket review requirements, a medical device must receive marketing authorization from the FDA prior to being commercially marketed, distributed, or sold in interstate commerce in the United States. The most common pathways for obtaining marketing authorizations are 510(k) and PMA. With the enactment of the Food and Drug Administration Safety and Innovation Act (FDASIA), the de novo pathway was made available for certain low-to-moderate risk devices that do not qualify for 510(k) clearance due to the absence of a predicate device.

510(k) Clearance Process

The 510(k) review process compares a new device to an existing legally marketed device (or, “predicate device”). “Substantial equivalence” means that the proposed new device: (i) has the same intended use as the predicate device; (ii) has the same or similar technological characteristics as the predicate device; (iii) is as safe and effective as the predicate device, as shown by the supporting information submitted within the 510(k); and (iv) does not raise different questions of safety and effectiveness than the predicate device.

To obtain 510(k) clearance, one must submit a 510(k) containing sufficient information and data to demonstrate that the proposed device is substantially equivalent to a legally marketed predicate device. This data generally includes non-clinical performance testing (e.g., software validation, bench testing electrical safety testing), but may also include clinical data. Typically, it takes approximately three-to-six months for the FDA to complete its review of a 510(k) submission; however, it can take significantly longer and not all 510(k) submissions are accepted by the FDA for review, and not all are cleared following FDA review. During its review of a 510(k), the FDA may request additional information, including clinical data, which may significantly prolong the review process. After completing its review of a 510(k), the FDA may issue an order, in the form of a letter (i) finding the proposed device to be substantially equivalent to the predicate device and stating that the device can be marketed in the U.S., or (ii) finding the proposed device not substantially equivalent to the predicate device and stating that device cannot be marketed in the U.S. We received 510(k) clearance for the PURE EP™ System on August 8, 2018.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a pre-market approval, which requires more data and is generally a significantly longer process than the 510(k) clearance process. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, it can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or a pre-market approval is obtained.

A device that reaches market through the 510(k) process is not considered to be “approved” by the U.S. Food and Drug Administration. They are generally referred to as “cleared” or “510(k) cleared” devices. Nevertheless, it can be marketed and sold in the U.S.

The Premarket Approval Pathway

The PMA process is the most stringent type of device marketing application required by the FDA. Whether PMA is granted is based on a determination by the FDA that the PMA application contains sufficient valid scientific evidence to ensure that the device is safe and effective for its intended use(s). A PMA application generally includes extensive information about the device including the results of clinical testing conducted on the device and a detailed description of the manufacturing process.

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After a PMA application is accepted for review, the FDA begins an in-depth review of the submitted information. FDA regulations provide 180 days to review the PMA application and make a determination; however, in practice, the review time is typically longer (e.g., 1-3 years). During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the data supporting the application and provide recommendations as to whether the data provide a reasonable assurance that the device is safe and effective for its intended use. In addition, the FDA generally will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the quality system regulation (QSR), which imposes comprehensive development, testing, control, documentation and other quality assurance requirements for the design and manufacturing of a medical device.

Based on its review, the FDA may (i) issue an order approving the PMA, (ii) issue a letter stating the PMA is “approvable” (e.g., minor additional information is needed), (iii) issue a letter stating the PMA is “not approvable,” or (iv) issue an order denying PMA. A company may not market a device subject to PMA review until the FDA issues an order approving the PMA application. As a condition to approval, the FDA may impose post-approval requirements intended to ensure the continued safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution, and requiring the collection of additional clinical data. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including withdrawal of the approval.

Most modifications to a PMA approved device, including changes to the design, labeling, or manufacturing process, require prior approval before being implemented. Prior approval is obtained through submission of a PMA supplement. The type of information required to support a PMA supplement and the FDA’s time for review of a PMA supplement vary depending on the nature of the modification.

We obtained FDA clearance related to the PURE EP System via the 510(k) process in 2018 and we do not anticipate a PMA for it or other devices at this time.

Pervasive and continuing FDA regulation

After a medical device is placed on the market, numerous FDA regulatory requirements apply, including, but not limited to, the following:

●	Quality System Regulation (QSR), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

●	Establishment Registration, which requires establishments involved in the production and distribution of medical devices intended for commercial distribution in the U.S. to register with the FDA;

●	Medical Device Listing, which requires manufacturers to list the devices they have in commercial distribution with the FDA;

●	Labeling regulations, which prohibit “misbranded” devices from entering the market, as well as mandate the inclusion of certain content in device labels and labeling and prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

●	Medical Device Reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:

●	Fines, injunctions, and civil penalties;

●	Mandatory recall or seizure of our products;

●	Administrative detention or banning of our products;

●	Operating restrictions, partial suspension or total shutdown of production;

●	Refusing our request for 510(k) clearance or pre-market approval of new product versions;

●	Revocation of 510(k) clearance or pre-market approvals previously granted; and

●	Criminal penalties.

We are subject to unannounced device inspections by the FDA, as well as other regulatory agencies overseeing the implementation of, and compliance with, applicable state public health regulations. These inspections may include our suppliers’ facilities.

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U.S. Healthcare Laws and Regulations

In the United States, there are various healthcare fraud and abuse laws that apply to medical device manufacturers, such as us, with respect to our financial relationships with hospitals, physicians, patients, marketers and sales agents, and other potential purchasers or acquirers of our products or those who are in a position to refer or recommend our products. Federal and state anti-kickback laws prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. The U.S. government has published regulations that identify exemptions or “safe harbors,” which describe various payment and business practices that, although they potentially implicate the federal Anti-Kickback Statute, are not treated as offenses under the statute, and thereby, protected from enforcement actions under the federal Anti-Kickback Statute. To qualify, the activity must fit squarely within the safe harbor. Arrangements that do not meet a safe harbor are not necessarily illegal but will be evaluated on a case-by-case basis, and the federal safe harbors may not apply to state anti-kickback laws. Other provisions of state and federal law impose civil and criminal penalties for presenting, or causing to be presented, to third-party payors (including the government) for reimbursement claims that are false or fraudulent, or for items or services that were not provided as claimed. False claims allegations under federal, and some state, laws may be brought on behalf of the government by private persons, or “whistleblowers,” who could then receive a share of any recovery. In addition, the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. The Physician Self-Referral Law, commonly referred to as the Stark law, is a strict liability statute that prohibits physicians from referring patients to receive certain services defined as “designated health services” payable by Medicare or Medicaid from entities with which the physician or an immediate family member has a financial relationship, unless a specific exception applies. Violations of these laws can lead to civil and criminal penalties, including but not limited to punitive sanctions, damage assessments, money penalties, imprisonment, denial of payment, exclusion from participation in federal healthcare programs, or some combination thereof.

International Regulation

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ significantly.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. Our PURE EP system may be affected by this legislation. Under the European Union Medical Device Directive, medical devices are classified into four classes, I, IIa, IIb, and III, with class I being the lowest risk and class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each member state to monitor and ensure compliance with the Medical Device Directive. The competent authority of each member state then designates a notified body to oversee the conformity assessment procedures set forth in the Medical Device Directive, whereby manufacturers demonstrate that their devices comply with the requirements of the Medical Device Directive and are entitled to bear the CE mark. CE is an abbreviation for Conformité Européenne (or European Conformity) and the CE mark, when placed on a product, indicates compliance with the requirements of the applicable directive. Medical devices properly bearing the CE mark may be commercially distributed throughout the European Union. Failure to obtain the CE mark will preclude us from selling the PURE EP System and related products in the European Union.

●	Administrative detention or banning of our products;

●	Operating restrictions, partial suspension or total shutdown of production;

●	Refusing our request for 510(k) clearance or pre-market approval of new product versions;

●	Revocation of 510(k) clearance or pre-market approvals previously granted; and

●	Criminal penalties.

We are subject to unannounced device inspections by the FDA, as well as other regulatory agencies overseeing the implementation of, and compliance with, applicable state public health regulations. These inspections may include our suppliers’ facilities.

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U.S. Healthcare Laws and Regulations

In the United States, there are various healthcare fraud and abuse laws that apply to medical device manufacturers, such as us, with respect to our financial relationships with hospitals, physicians, patients, marketers and sales agents, and other potential purchasers or acquirers of our products or those who are in a position to refer or recommend our products. Federal and state anti-kickback laws prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. The U.S. government has published regulations that identify exemptions or “safe harbors,” which describe various payment and business practices that, although they potentially implicate the federal Anti-Kickback Statute, are not treated as offenses under the statute, and thereby, protected from enforcement actions under the federal Anti-Kickback Statute. To qualify, the activity must fit squarely within the safe harbor. Arrangements that do not meet a safe harbor are not necessarily illegal but will be evaluated on a case-by-case basis, and the federal safe harbors may not apply to state anti-kickback laws. Other provisions of state and federal law impose civil and criminal penalties for presenting, or causing to be presented, to third-party payors (including the government) for reimbursement claims that are false or fraudulent, or for items or services that were not provided as claimed. False claims allegations under federal, and some state, laws may be brought on behalf of the government by private persons, or “whistleblowers,” who could then receive a share of any recovery. In addition, the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. The Physician Self-Referral Law, commonly referred to as the Stark law, is a strict liability statute that prohibits physicians from referring patients to receive certain services defined as “designated health services” payable by Medicare or Medicaid from entities with which the physician or an immediate family member has a financial relationship, unless a specific exception applies. Violations of these laws can lead to civil and criminal penalties, including but not limited to punitive sanctions, damage assessments, money penalties, imprisonment, denial of payment, exclusion from participation in federal healthcare programs, or some combination thereof.

International Regulation

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ significantly.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. Our PURE EP system may be affected by this legislation. Under the European Union Medical Device Directive, medical devices are classified into four classes, I, IIa, IIb, and III, with class I being the lowest risk and class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each member state to monitor and ensure compliance with the Medical Device Directive. The competent authority of each member state then designates a notified body to oversee the conformity assessment procedures set forth in the Medical Device Directive, whereby manufacturers demonstrate that their devices comply with the requirements of the Medical Device Directive and are entitled to bear the CE mark. CE is an abbreviation for Conformité Européenne (or European Conformity) and the CE mark, when placed on a product, indicates compliance with the requirements of the applicable directive. Medical devices properly bearing the CE mark may be commercially distributed throughout the European Union. Failure to obtain the CE mark will preclude us from selling the PURE EP System and related products in the European Union.

Employees

As of July 23, 2024, we had 6 full-time employees. Additionally, we use key consultants as needed to perform various specialized services. None of our employees are represented under a collective bargaining agreement.

Corporate and Other Information

We were incorporated in Nevada in February 2009 and in April 2011 we merged with our wholly owned subsidiary, BioSig Technologies, Inc., a Delaware corporation, with the Delaware corporation continuing as the surviving entity. Our principal executive offices are located at 12424 Wilshire Blvd., Suite 745, Los Angeles, CA 90025 and our telephone number is (203) 409-5444. Our website address is www.biosig.com. Information contained on or accessible through our website is not a part of this Annual Report on Form 10-K, and the inclusion of our website address in this Annual Report on Form 10-K is an inactive textual reference only.

We file or furnish electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We make available on our website at www.biosig.com, under “Investors,” free of charge, copies of these reports as soon as reasonably practicable after filing or furnishing these reports with the SEC.

Legal Proceedings

On March 22, 2024, plaintiff, Michael Gray Fleming (the “Plaintiff”), filed a lawsuit in Hennepin County, Minnesota District Court naming the Company, its former Chief Executive Officer and former Chief Financial Officer as defendants. The Plaintiff contends that the Company failed to meet its obligations in issuing the Plaintiff stock certificates under the terms of a restricted stock award agreement, and is seeking $144,000 in damages and compensation for damages reasonably believed to exceed $50,000. The Company’s intent is to contest the allegations vigorously and, as of the date of this report, is unable to provide an evaluation of the outcome of the litigation within the probate or remote range or to provide an estimate of the amount of or a range of potential loss that might be incurred by the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus. Accordingly, you should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

BioSig Technologies is a medical device company with an advanced digital signal processing technology platform to deliver insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), we are committed to addressing healthcare’s biggest priorities - saving time, saving costs, and saving lives.

Our first product, the PURE EP™ System, is an FDA 510(k) cleared non-invasive class II device consisting of a unique combination of hardware and software designed to provide unprecedented signal clarity and precision for real-time visualization of intracardiac signals paving the way for personalized patient care. Integrating with existing systems in the EP lab, PURE EP™ is designed to accurately pinpoint even the most complex signals to maximize procedural success and efficiency.

By capturing critical cardiac signals-even the most complex, the PURE EP™ System is designed to enhance clinical decision-making and improve clinical workflow for all types of arrhythmias - even the most challenging procedures for cardiac arrhythmias, like ventricular tachycardia (VT) and atrial fibrillation (AF).

Our owned patent portfolio now includes 36 (issued/allowed) issued utility patents (24 utility patents where BioSig is at least one of the applicants). 25 additional U.S. and foreign utility patent applications are pending covering various aspects of our PURE EP System for recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures (25 U.S. and foreign utility patent applications where either BioSig, Mayo, or both is at least one of the applicants). We also have one U.S. patent and one U.S. Pending application directed to artificial intelligence (AI). We also have 30 issued worldwide design patents, which cover various features of our display screens and graphical user interface for enhanced visualization of biomedical signals (30 design patents where BioSig is at least one of the applicants). Finally, we have licenses to 12 (issued/allowed) patents and 9 additional worldwide utility patent applications from Mayo Foundation for Medical Education and Research that are pending (12 issued/allowed patents and 9 applications where only Mayo is the applicant). These patents and applications are generally directed to electroporation and stimulation.

Reverse Stock Split

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. Authorized common and preferred stock was not adjusted because of the reverse stock split. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein give effect to the reverse stock split.

Notices of Delisting

On March 5, 2024, the Company received a letter from the Staff stating that the Company has not regained compliance with Listing Rule 5550(a)(2) because the Company’s common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market, and the Company is not eligible for a second 180 day cure period under Rule 5810(c)(3)(A)(2) because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market, and that accordingly, Nasdaq would delist the Company’s common stock unless the Company requested an appeal of this determination. On March 11, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel to appeal the Staff’s delisting determination.

On March 12, 2024, the Company received a letter from the Staff stating that based upon the Staff’s review of the Company and pursuant to Listing Rule 5101, the Staff believes that the Company no longer has an operating business and is a “public shell,” and that the continued listing of its securities is no longer warranted, in view of work force reductions and resignations of members of the board of directors and officers.

The letter further stated that the Company no longer meets the requirement of Rule 5550(b)(2) to maintain a minimum Market Value of Listed Securities of $35 million, if none of the other standards set forth in Rule 5550(b) is met.

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The Staff stated that the foregoing matters serve as an additional basis for delisting the Company’s common stock from The Nasdaq Capital Market, and that the Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

The Company appealed the foregoing determinations. The requested hearing before the Hearings Panel was held on May 7, 2024.

On May 6, 2024, the Company received a letter from the Staff stating that the Company has regained compliance with the bid price requirements in Listing Rule 5550(a)(2) because the bid price of the common stock closed at or above $1.00 per share for a period of 20 consecutive business days, from April 8, 2024 to May 3, 2024.

On May 28, 2024, the Company was notified by Nasdaq that the Hearings Panel determined that the Company is not a public shell and granted the Company’s request for continued listing subject to, among other conditions, (i) the Company’s compliance with all applicable criteria for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), by June 6, 2024, (ii) on or before May 31, 2024, the Company must notify the Hearings Panel that it has completed the transactions described to the Hearings Panel to achieve compliance with the Equity Rule and (iii) on or before June 6, 2024, the Company must file a Form 8-K describing these transactions and indicating its post-transaction equity.

On June 10, 2024, the Company received formal notice that the Hearings Panel had determined to delist the Company’s common stock from Nasdaq due to the Company’s continued non-compliance with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on The Nasdaq Capital Market. As a result, trading in the Company’s common stock was suspended on The Nasdaq Capital Market effective with the open of business on June 12, 2024. The Company’s common stock commenced trading on the OTC Pink under symbol “BSGM” effective with the open of trading on June 12, 2024.

On June 13, 2024, the Company submitted a request for reconsideration to appeal the Hearings Panel’s decision to delist the Company’s common stock from Nasdaq. On June 24, 2024, the Company received formal notice that the Hearings Panel declined to reconsider its decision. On June 25, 2024, the Company appealed the Hearing Panel’s June 10, 2024, determination in an effort to maintain the Company’s listing on Nasdaq.

On July 23, 2024, the Company’s common stock commenced trading on the OTCQB under symbol “BSGM.”

The delisting from Nasdaq could negatively impact the Company’s ability to raise additional financing to fund future operations.

Private Placement:

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company sold to the investors an aggregate of 783,406 shares of the Company’s common stock at a purchase price of $1.4605 per share, and warrants to purchase up to 391,703 shares of common stock at an exercise price of $1.398 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $1,144,164, including $634,999 in cash and $509,165 representing conversion of the principal balance of and accrued interest on a previously issued related party note payable. The note was not convertible by its terms, but the holder agreed to convert it into shares of common stock and warrants under the terms of the purchase agreement.

May 2024 Securities Purchase Agreement

On May 29, 2024, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we agreed to issue and sell (i) in a registered direct offering to certain investors 1,570,683 shares of common stock at a price of $1.91 per share and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 1,570,683 shares of common stock, at an exercise price of $1.78 per share. The registered direct offering and concurrent private placement closed on May 30, 2024.

May 2024 Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the May 2024 Offering, pursuant to the Engagement Letter, we issued to designees of the Placement Agent unregistered Warrants to purchase up to an aggregate of 109,948 shares of common stock at an exercise price of $2.3875. These Warrants are exercisable immediately and will expire five years from the commencement of the sales pursuant to the May 2024 Offering.

The resale of the common stock issuable upon exercise of the Warrants issued to the Placement Agent is being registered in this registration statement.

Lack of funding, workforce reductions, resignations of members of the Company’s board of directors and certain officers

On January 28, 2024 and February 20, 2024, management of the Company commenced a workforce reduction intended to reduce significantly the annual cash burn which was completed as of February 20, 2024. The workforce reduction consisted of the departure of sixteen employees, effective as of January 31, 2024 and included the departure of John Sieckhaus, the Company’s Chief Operating Officer, and Gray Fleming, the Company’s Chief Commercial Officer and twenty six employees effective February 20, 2024. The effect of the workforce reductions had significantly reduce operations in the short-term.

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On February 15, 2024, Steve Buhaly resigned from his position as the Chief Financial Officer of the Company effective as of the same date.

On February 19, 2024, David Weild IV, Donald E. Foley, Patrick J. Gallagher and James J. Barry, resigned from their positions as directors of the Company, effective as of the same date.

On February 20, 2024, James L. Klein and Frederick D. Hrkac resigned from their positions as directors of the Company, effective as of the same date.

On February 20, 2024 due to lack of funding, the company had laid off the entire workforce except for the CEO.

On February 27, 2024, the company re-appointed Frederick D. Hrkac as a director and the president and principal executive officer. Additionally, on February 27, 2024, Kenneth L. Londoner resigned from his positions as director, executive chairman and chief executive officer of the Company and from any and all committees, offices, appointments, designations, responsibilities or other capacities related to the Company or any of its subsidiaries, effective as of the same date.

On April 30, 2024, the board of directors appointed former advisory board member and consultant, Anthony Amato as a director, president, chief executive officer and principal executive officer, effective immediately. In connection with the appointment of Mr. Amato, Mr. Hrkac tendered his resignation as president and principal executive officer effective as of the same date, however, will continue to serve as a director and acting chief financial officer.

On May 2, 2024, the board of directors appointed Mr. Chris Baer as a member of the board of directors.

On May 3, 2024, the board of directors appointed Messrs. Steven E. Abelman and Donald F. Browne as directors on the board.

On June 5, 2024, Frederick D. Hrkac resigned as acting chief financial officer and principal accounting officer of the Company, effective as of the same date. Also on June 5, 2024, the Company and Ferdinand Groenewald entered into the Agreement effective June 5, 2024, pursuant to which Mr. Groenewald will lead accounting and financial reporting activities of the Company. Mr. Groenewald currently serves as the Company’s interim chief financial officer, principal accounting officer and vice president of finance. The Agreement will continue indefinitely until terminated by either party upon 30 days’ advance notice. The Agreement provides for compensation at a fixed rate of $15,000 per month and reimbursement by the Company for any usual and customary business expenses incurred by Mr. Groenewald in connection with performing services pursuant to the Agreement. In addition, the Agreement provides for the Company to indemnify Mr. Groenewald on terms customary for officers.

Currently, the Company has 8 employees and 4 key consultants. Dependent upon funding, the Company would plan on hiring a team of 4-6 persons to execute the business development strategy of finding partners for the commercialization of PURE EP, develop new products in the field of Pulse Field Ablation and to continue to integrate PURE EP into today’s lab equipment.

Pending Legal Proceedings

On March 22, 2024, plaintiff, Michael Gray Fleming (the “Plaintiff”), filed a lawsuit in Hennepin County, Minnesota District Court naming the Company, its former Chief Executive Officer and former Chief Financial Officer as defendants. The Plaintiff contends that the Company failed to meet its obligations in issuing the Plaintiff stock certificates under the terms of a restricted stock award agreement, and is seeking $144,000 in damages and compensation for damages reasonably believed to exceed $50,000. The Company’s intent is to contest the allegations vigorously and, as of the date of this report, is unable to provide an evaluation of the outcome of the litigation within the probate or remote range or to provide an estimate of the amount of or a range of potential loss that might be incurred by the Company.

Results of Operations (000’s)

We anticipate that our results of operations will fluctuate for the foreseeable future due to several factors, such as the progress of our research and development and commercialization efforts, the timing and outcome of future regulatory submissions and uncertainty around the current pandemic. Due to these uncertainties, accurate predictions of future operations are difficult or impossible to make.

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Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023 (000’s)

Revenues and Cost of Goods Sold. Revenue for the three months ended March 31, 2024 was $14, comprised of recognized service revenue, as compared to $5, comprised of recognized service revenue for the three months ended March 31, 2023.

We derive our revenue primarily from the sale of our medical device, PURE EP Platform, as well as related support and maintenance services and software upgrades in connection with the device.

We recognize revenue in accordance with Accounting Standards Codification (ASC) 842, Leases for lease components and ASC 606, Revenue from Contracts with Customers (“ASC 606”) for non-lease components. For medical device sales, we recognize revenue under ASC 606.

The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Research and Development Expenses. Research and development expenses for the three months ended March 31, 2024 were $238, a decrease of $824, or 77.6%, from $1,062 for the three months ended March 31, 2023. The decrease is primarily due to decreases in payroll, consulting, Data/AI development and research and clinical studies and design work to $213 for the three months ended March 31, 2024 as compared to $1,001 for the three months ended March 31, 2023 primarily in the BioSig Technologies segment, a decrease of $788 or 78.7%.

Research and development expenses were comprised of the following:

Three months ended:

	March 31, 2024	March 31, 2023
Salaries and equity compensation	$173	$798
Consulting expenses	-	7
Research and clinical studies and design work	40	159
Data/AI development	-	37
Regulatory	2	12
Travel, supplies, other	23	49
Total	$238	$1,062

Stock based compensation for research and development personnel was $(58) and $90 for the three months ended March 31, 2024 and 2023, respectively.

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2024 were $2882, a decrease of $3,363 or 53.9%, from $6,245 incurred in the three months ended March 31, 2023. This decrease is primarily due to a decrease in employee and service provider (stock-based) performance pay in the current period as compared to the same period in the prior year and additional service provider fees paid.

Payroll related expenses decreased to $541 in the current period from $2,086 for the three months ended March 31, 2023, a decrease of $1,545, or 74.1%. The decrease was primarily due to reduced staff in commercialization, sales and general and administration in the BioSig Technologies segment. We incurred $1,119 in stock-based compensation in connection with the vesting of stock and stock options issued to board members, officers, employees and consultants for the three months ended March 31, 2024 as compared to $2,044 in stock-based compensation for the same period in 2023.

Professional services for the three months ended March 31, 2024 totaled $262, a decrease of $160, or 37.9%, over the $422 recognized for the three months ended March 31, 2023. Of professional services, legal fees totaled $158 for the three months ended March 31, 2024; a decrease of $109, or 40.8%, from $267 incurred for the three months ended March 31, 2023. The decrease in legal fees are primarily due to lower costs incurred in 2024 for contract work and patent filings for the BioSig Technologies segment as compared to the three months ended March 31, 2023. Accounting fees incurred in the three months ended March 31, 2024 amounted to $49, a decrease of $27, or 35.5%, from $76 incurred in same period last year. In 2023, we incurred added accounting fees relating to financing in our BioSig Technologies segment.

Consulting, public and investor relations fees for the three months ended March 31, 2024 were $225 as compared to $945 incurred for the three months ended March 31, 2023, a decrease of $720, or 76.2%. The decrease primarily related to a reduction in investor relations, marketing and consulting during the three months ended March 31, 2024 as compared to the same period, last year.

Travel, meals and entertainment costs for the three months ended March 31, 2024 were $29, a decrease of $170, or 85.4%, from $199 incurred in the three months ended March 31, 2023. Travel, meals and entertainment costs include travel related to business development and financing. The decrease in 2024 was due to staff reductions in 2024 as compared to 2022.

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Rent for the three months ended March 31, 2024 and 2023 both totaled $92.

Impairment of Long Term Assets. During the three months ended March 31, 2024, the Company re-assessed it’s carrying amounts of certain property and equipment due to reduced manufacturing of its commercial products and determined that these carrying amounts exceeded the estimated undiscounted future cash flows. Accordingly, the Company recorded a $254 impairment charge to current operations.

Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended March 31, 2024 totaled $78, a decrease of $6, or 7.1%, over the expense of $84 incurred in the three months ended March 31, 2023, as a result aging of equipment.

Preferred Stock Dividend. Preferred stock dividend for the three months ended March 31, 2024 totaled $135, an increase of $133 over the expense of $2 incurred in the three months ended March 31, 2023. Preferred stock dividends are related to the dividends accrued on our Series C Preferred Stock issued during the period from 2013 through 2015. In addition, the Series C Preferred stock conversion rate reset from $2.50 to $0.5302 in during the three months ended March 31, 2024, therefore we recorded a noncash deemed preferred stock dividend of $133 in the current period.

Net Loss Attributable to BioSig Technologies, Inc. Common Shareholders. As a result of the foregoing, net loss attributable to common shareholders for the three months ended March 31, 2024 was $3,537 compared to a net loss of $7,334 for the three months ended March 31, 2023.

Twelve Months Ended December 31, 2023, Compared to Twelve Months Ended December 31, 2022

Revenues and Cost of Goods Sold. Revenue for the year ended December 31, 2023, totaled $18 comprised recognized service revenue as compared to $286 comprised of product sales of $254 and recognized service revenue of $32 for the year ended December 31, 2022.

We derive our revenue primarily from the sale or lease of our medical device, PURE EP™ system, as well as related support and maintenance services and software upgrades in connection with the system.

Cost of sales for the year ended December 31, 2023, was Nil as compared to $57 for the year ended December 31, 2022 comprised of cost of products sold.

Gross profit from the year ended December 31, 2023, was $18 or 100.0% as compared to $229 or 80.0% for the year ended December 31, 2022. In 2023, our revenue was comprised of service revenue only.

Research and Development Expenses. Research and development expenses for the twelve months ended December 31, 2023, were $5,092, a decrease of $729 or 12.5%, from $5,821 for the twelve months ended December 31, 2022. This decrease is primarily due to decrease in the BioSig segment research and development in 2023 as compared to 2022.

Research and development expenses were comprised of the following:

	2023	2022
Salaries and equity compensation	$3,885	$3,770
Consulting expenses	311	428
Research, clinical studies, and design work	373	935
Regulatory	75	54
Data/AI development	117	36
Product development and formulation	99	-
Travel, supplies, other	232	598
Total	$5,092	$5,821

Stock-based compensation for research and development personnel was $1,224 and $951 for the twelve months ended December 31, 2023, and 2022, respectively.

General and Administrative Expenses. General and administrative expenses for the twelve months ended December 31, 2023, were $23,077, an increase of $1,697, or 7.9%, from $21,380 incurred in the twelve months ended December 31, 2022. This increase is primarily due to increases in equity-based and other compensation, professional services, consulting fees and travel, meals and entertainment costs.

Payroll related expenses (including equity compensation) increased to $14,144 in the twelve months ended December 31, 2023, from $12,001 for the twelve months ended December 31, 2022, an increase of $2,143, or 17.9%. This increase is due to the value of the stock-based compensation increasing to $6,754 in 2023, as a result of the vesting of stock and stock options issued to board members, officers, and employees, as compared to $3,582 stock-based compensation in 2022.

Professional services for the twelve months ended December 31, 2023, totaled $953, a decrease of $221, or 18.8%, over the $1,174 recognized for the twelve months ended December 31, 2022. Of professional services, legal fees totaled $734 for the twelve months ended December 31, 2023, a decrease of $48, or 6.1%, from $782 incurred for the twelve months ended December 31, 2022. The decrease in legal fees in 2023 is due to reduction in legal work in asset acquisitions, financing and in developing and registering patents. Accounting fees incurred in the twelve months ended December 31, 2023, amounted to $217, a decrease of $8 or 3.6%, from $225 incurred for the same period in 2022.

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Consulting fees and marketing totaled $3,067 for the twelve months ended December 31, 2023, a decrease of $888 or 22.5%, from $3,955 for the twelve months ended December 31, 2022. The decrease primarily relates to reductions in fund raising and investor relations to support our efforts in market research and potential investor identification and key consultants in connection with our commercialization efforts, net increases in marketing activities.

Travel, meals and entertainment costs for the twelve months ended December 31, 2023, were $710, a decrease of $400, or 36.0%, from $1,110 incurred during the twelve months ended December 31, 2022. The decrease in 2022 was due to reductions in travel in both corporate and commercialization as compared to 2022.

Rent for the twelve months ended December 31, 2023, totaled $378, a decrease of $48, or 11.3%, from $426 incurred during the same period in 2022. In 2022, we incurred a rent reduction with our lease extension in our Los Angeles facility and closed our Minnesota office reflecting the savings in 2023.

Depreciation and Amortization Expense. Depreciation and amortization expense for the twelve months ended 2023 totaled $361 as compared to $293 incurred during the same period in 2022. The increase is due primarily to additional manufacturing and testing equipment purchased in 2022.

Interest Income. Interest income for the twelve months ended December 31, 2023, totaled $9 as compared to $3 earned during the twelve months ended December 31, 2022. The increase in 2023 was due interest received under our lease agreements in 2022.

Other Income (expense). Other income (expense) for the twelve months ended December 31, 2023, totaled $(187) as compared to nil in 2022. The net expense was comprised of dispute settlement of $240, net of gain on accounts payable of $38 and other income of $15.

Preferred Stock Dividend. Preferred stock dividend for the twelve months ended December 31, 2023 and 2022, totaling $9 Preferred stock dividends are related to the issuance of our Series C Preferred Stock from 2013 through 2015. In addition, the Series C Preferred stock conversion rate reset from $0.63 to $0.25 in 2022, therefore we recorded a noncash deemed preferred stock dividend of $210 during the year ended December 31, 2022.

Noncontrolling Interest. In 2023, BioSig AI Sciences sold shares of its common stock to fund initial and ongoing operations. As of December 31, 2023, we had a majority interest in BioSig AI Sciences of 84.5%

In 2019 and 2020, ViralClear sold shares of its common stock to fund its initial and ongoing operations. As of December 31, 2022 and 2023, we had a majority interest in ViralClear of 69.08%.

The proportionate income (loss) attributed to noncontrolling interests for the twelve months ended December 31, 2023, was $351 as compared to $(210) for 2022.

Net Loss Available to BioSig Technologies, Inc. Net loss available to common stockholders for the twelve months ended December 31, 2023, was $29,050 compared to a net loss of $27,271 for the twelve months ended December 31, 2022, an increase of $1,779 or 6.5%. The primary reasons for the increase, as described above, are the increases in general and administrative expenses from 2023 to 2022.

Segment Results

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

Summary Statement of Operations for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 are detailed in Note 13 of the accompanying unaudited condensed consolidated financial statements.

Summary Statement of Operations for the year ended December 31, 2023, as compared to the year ended December 31, 2022, are detailed in Note 13 of the accompanying audited consolidated financial statements.

Liquidity and Capital Resources and Going Concern ($000’s)

As of March 31, 2024, we had a working capital deficit of $4,492, comprised of cash of $416, accounts receivable of $14, current portion of net investments in leases of $90 and prepaid expenses and other current assets of $220, which was offset by $4,821 of accounts payable and accrued expenses, accrued dividends on preferred stock issuances of $103 and of current portion of lease liability of $308. For the three months ended March 31, 2024, we used $1,314 of cash in operating activities and nil of cash in investing activities.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023 (000’s)

Cash provided by financing activities totaled $1,540, comprised of proceeds from the sale of our common stock and warrants, net of expenses, of $1,040 and proceeds from issuance of a related party note of $500.

In the comparable period in 2023, our aggregate cash provided by financing activities totaled $6,748 comprised of proceeds from the sale of our common stock and warrants. At March 31, 2024, we had cash of $416 compared to $1,412 at March 31, 2023. Our cash is held in bank deposit accounts. At March 31, 2024 and March 31, 2023, we had no convertible debentures outstanding.

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Cash used in operations for the three months ended March 31, 2024 and 2023 was $1,314 and $5,648, respectively, which represent cash outlays for research and development and general and administrative expenses in such periods. The decreases in cash outlays principally resulted in reduced operating costs, general and administrative expenses in 2024 and with net decreases in our operating assets of $38 and a net increase in our operating liabilities of $332.

We used nil cash for investing activities for the three months ended March 31, 2024, compared to $45 for the three months ended March 31, 2023. For the comparable period, we purchased computers and other equipment.

We had an accumulated deficit as of March 31, 2024 of $248.0 million, as well as a net loss attributable to BioSig of $3.4 million and negative operating cash flows. We expect to continue incurring losses and negative cash flows from operations until our products (primarily PURE EP Platform) reach full commercial profitability.

We had an accumulated deficit as of December 31, 2023, of approximately $245 million, as well as a net loss of approximately $29 million and negative operating cash flows. We expect to continue incurring losses and negative cash flows from operations until our products (primarily PURE EP System) reach commercial profitability.

These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised due to our net losses and negative cash flows from operations since inception and our expectation is that these conditions will continue for the foreseeable future. In addition, we will require additional financing to fund future operations. Although we have commercial products available for sale, we have not generated significant revenues to date, and there is no assurance that we will be able to generate cash flow to fund operations. In addition, there can be no assurance that our research and development will be successfully completed or that any additional products will be approved or commercially viable. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, obtaining loans from various financial institutions or being awarded grants from government agencies, where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. Additionally, with our reduction in staff, our planned commercialization may be further delayed.

Our plans include the continued commercialization of the PURE EP System and other applications of our core technology and raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Our shift from a focus on technology development to commercialization has allowed us to reduce our annual expenses in a meaningful way. As a result of this transition, we have been able to achieve savings through reductions in executive and management compensation and a reduction of our utilization of external consultants and professional service providers. We believe these cost-saving measures combined with our expectations of positive trends in commercial activity create the potential for us to achieve a lower cash flow breakeven rate. There are no assurances, however, that we will be successful in obtaining the level of financing needed for our operations. The ongoing COVID-19 pandemic has resulted and continues to result in significant financial market volatility and uncertainty in recent months. In addition, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine.

A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital and on the market price of our common stock, and we may not be able to successfully raise capital through the sale of our securities.

Our Series C Preferred Stock contains triggering events which would, among other things, require redemption (i) in cash, at the greater of (a) 120% of the stated value of $1 or (b) the product of (I) the variable weighted average price of our common stock on the trading day immediately preceding the date of the triggering event and (II) the stated value divided by the then conversion price or (ii) in shares of our common stock, equal to a number of shares equal to the amount set forth in (i) above divided by 75%. As of March 31, 2024, the aggregate stated value of our Series C Preferred Stock was $105. The triggering events include our being subject to a judgment of greater than $100 or our initiation of bankruptcy proceedings. If any of the triggering events contained in our Series C Preferred Stock occur, the holders of our Series C Preferred Stock may demand redemption, an obligation we may not have the ability to meet at the time of such demand. We will be required to pay interest on any amounts remaining unpaid after the required redemption of our Series C Preferred Stock, at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

We expect to incur losses from operations for the near future. We expect to incur additional marketing and commercialization expenses related to our PURE EP system in addition to additional research and development costs relating to the PURE EP and other product candidates, including expenses related to clinical trials. We expect that our general and administrative expenses will increase in the future as we expand our business development, add infrastructure and incur additional costs related to being a public company, including incremental audit fees, investor relations programs and increased professional services.

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Our future capital requirements will depend on a number of factors, including the progress of our research and development of product candidates, the timing and outcome of regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products, the availability of financing and our success in developing markets for our product candidates.

Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, existing holders of our securities may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our securities.

If additional financing is not available or is not available on acceptable terms, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Equity Financing

In 2023, the Company entered into multiple Securities Purchase Agreements with certain institutional and accredited investors, pursuant to which the Company sold to the investors an aggregate of 1,613,906 shares of common stock at an average purchase price of $8.7571 per share, and warrants to purchase up to an aggregate of 806,981 shares of common stock at an average exercise price of $8.1324 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $13,140,441, net of transactional expenses of $727,333.44 (the “2023 PIPEs”).

Pursuant to certain engagement agreements, dated October 11, 2022, February 24, 2023 and July 26, 2023, we had entered into with Laidlaw & Company (UK) Ltd. (“Laidlaw”), we issued to Laidlaw in connection with the 2023 PIPEs, warrants to purchase an aggregate of 77,405 shares of common stock at an average exercise price of $7.85 per share. The Laidlaw warrants become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance.

On November 8, 2023, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company sold in a registered direct offering (the “Offering”), (i) 699,693 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) Series A warrants (the “Series A Warrants”) to purchase up to 699,693 shares of Common Stock, and (iii) Series B Warrants (the “Series B Warrants”, and together with the Series A Warrants, the “Series Warrants”) to purchase up to 699,693 shares of Common Stock, at a purchase price of $3.573 per Share and associated Series Warrants. The Series Warrants have an exercise price of $3.573 per share and will become exercisable on the effective date of stockholder approval for the issuance of the shares upon exercise of the Series Warrants (or, if permitted by the applicable rules and regulations of Nasdaq, upon payment by the holder of $1.25 per share in addition to the applicable exercise price). The Series A Warrants will expire five years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the Company’s exclusive placement agent in the Offering. In connection with the Offering, the Company paid the Placement Agent a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in the Offering and a management fee equal to one percent (1.0%) of the aggregate gross proceeds raised in the Offering. The Company had also paid the Placement Agent $50,000 for non-accountable expenses and $15,950 for clearing fees. In addition, the Company issued the Placement Agent or its designees, warrants to purchase up to 48,979 shares of Common Stock (equal to 7.0% of the aggregate number of Shares sold in the Offering), which warrants have the same terms and conditions as the Series A Warrants, except that such warrants have an exercise price of $4.466 per share, which represents 125% of the offering price per Share and accompanying Series Warrants (the “Placement Agent Warrants”, and together with Series Warrants, the “Warrants”).

The Shares and the Warrants (and shares issuable upon exercise of the Warrants) were offered and sold by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-251859) (the “Shelf Registration Statement”), previously filed with the SEC on December 31, 2020, and declared effective by the SEC on January 12, 2021, and the base prospectus included therein. A final prospectus supplement relating to the Offering, dated November 8, 2023, and the accompanying prospectus, has been filed with the SEC. The closing of the Offering occurred on November 13, 2023. The net proceeds to the Company from the Offering, after deducting fees and expenses, were approximately $2.2 million.

On January 12, 2024, we entered into a securities purchase agreement with certain accredited and institutional investors, pursuant to which we sold to the investors an aggregate of 260,720 shares of our common stock and warrants to purchase up to 130,363 shares of common stock, at a purchase price of $3.989 per share and a warrant to purchase one-half of a share. The warrants have an exercise price of $3.364 per share, will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance. The gross proceeds from this offering were $1,040,000.

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On May 1, 2024, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we sold to the Investors an aggregate of 783,406 shares of our common stock at a purchase price of $1.4605 per share, and warrants to purchase up to 391,703 shares of common stock at an exercise price of $1.398 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $1,144,164, including $634,999 in cash and $509,165 representing conversion of the principal balance of and accrued interest on the previously issued related party note payable. The note was not convertible by its terms, but the holder has agreed to convert it into shares of common stock and warrants under the purchase agreement as described above. (See Below).

ATM Sales Agreements

On August 18, 2023, we entered into a Controlled Equity Offering℠ Sales Agreement (the “Cantor Sales Agreement”) with Cantor Fitzgerald & Co. to act as our sales agent or principal (“Cantor”), with respect to the issuance and sale of up to $30.0 million of our shares of common stock, from time to time in an at-the-market public offering.

We agreed to pay Cantor a commission of equal to 3.0% of the gross proceeds from the sale of the shares of common stock pursuant to the Cantor Sales Agreement.

From August 22, 2023 through September 6, 2023, we sold 21,881 shares of its common stock through the Cantor Sales Agreement for net deficit of $(899), after transactional costs of $120,430.

We terminated the Cantor Sales Agreement with Cantor, effective as of September 15, 2023.

On September 15, 2023, we entered into an At-The-Market Issuance Sales Agreement (the “Ascendiant Sales Agreement”) with Ascendiant Capital Markets, LLC, to act as our sales agent or principal (“Ascendiant”), with respect to the issuance and sale of up to $30.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering.

We agreed to pay Ascendiant a commission of equal to 3.0% of the gross proceeds from the sale of the shares of common stock pursuant to the Ascendiant Sales Agreement.

From September 21, 2023 through September 25, 2023, we sold 28,911 shares of its common stock through the Ascendiant Sales Agreement for $60,876, after transactional costs of $70,806.

We terminated the Ascendiant Sales Agreement with Ascendiant, effective as of November 6, 2023.

Issuance of Debt

On March 7, 2024, we issued a promissory note to an investor and an affiliate (10% or more shareholder) for $500,000. We designated its 12% note due 2026, in accordance with exemptions from registration under the Securities Act.

The note is due March 7, 2026. We promise to pay interest in cash on the unpaid principal amount of this note at a rate per annum equal to twelve percent (12%), commencing to accrue on the date hereof and payable on the maturity date or earlier prepayment as provided therein. The Note contains customary events of default.

We may prepay all or any portion of the principal amount of the Note at any time or from time to time without penalty.

Twelve Months Ended December 31, 2023, Compared to Twelve Months Ended December 31, 2022

As of December 31, 2023, we had a working capital deficit of $(4,054), comprised of cash of $190, accounts receivable of $24, employee advance of $5, net investments in leases of $103 and prepaid expenses of $206, which was offset by $4,116 of accounts payable and accrued expenses, customer deposits of $16, accrued dividends on preferred stock issuances of $101 and short-term lease liabilities of $349. For the twelve months ended December 31, 2023, cash provided by financing activities totaled $17,332, comprised of proceeds from the sale of our common stock of $15,301, proceeds from At-the-market sale of our common stock of $60 and proceeds from sale of subsidiary stock of $1,971. In the comparable period in 2022, $8,283 was raised through the sale of our common stock, proceeds from At-the-market sale of our common stock of $2,070 and proceeds of $218 from the exercise of warrants. At December 31, 2023, we had cash of $190 compared to $357 at December 31, 2022. Our cash is held in bank deposit accounts. At December 31, 2023 and 2022, we had no convertible debentures outstanding.

Cash used in operations for the twelve months ended December 31, 2023, and 2022 was $17,313 and $21,705, respectively, which represent cash outlays for research and development and general and administrative expenses in such periods. The decrease in cash outlays principally resulted reduction in cash operating expenditures in 2023 as compared with 2022.

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Cash used in investing activities for the twelve months ended December 31, 2023, was $186, compared to $168 for the twelve months ended December 31, 2022. During the twelve months ended December 31, 2023, we purchased office furniture, manufacturing and testing equipment, computer equipment and leasehold improvements. For the twelve months ended December 31, 2022, we incurred $168 on purchases of office furniture, manufacturing equipment, computer equipment and leasehold improvements.

Our Series C Preferred Stock contains triggering events which would, among other things, require redemption (i) in cash, at the greater of (a) 120% of the stated value of $1,000 or (b) the product of (I) the variable weighted average price of our common stock on the trading day immediately preceding the date of the triggering event and (II) the stated value divided by the then conversion price or (ii) in shares of our common stock, equal to a number of shares equal to the amount set forth in (i) above divided by 75%. As of December 31, 2023, the aggregate stated value of our Series C Preferred Stock was $105,000. The triggering events include our being subject to a judgment of greater than $100,000 or our initiation of bankruptcy proceedings. If any of the triggering events contained in our Series C Preferred Stock occur, the holders of our Series C Preferred Stock may demand redemption, an obligation we may not have the ability to meet at the time of such demand. We will be required to pay interest on any amounts remaining unpaid after the required redemption of our Series C Preferred Stock, at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

On May 1, 2024, we converted the promissory note and related accrued interest of $509,165 into 348,624 shares of common stock and warrants to purchase 174,312 shares of common stock at $1.398 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance.

Critical Accounting Estimates

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. The consolidated financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances.

We believe the following critical accounting estimates affect our more significant judgments and estimates used in the preparation of our financial statements. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Among the significant judgments made by management in the preparation of our financial statements are the following:

Stock Based Compensation

We estimate the fair value of options and stock warrants granted using the Black Scholes Merton model. We estimate when and if performance-based awards will be earned. If an award is not considered probable of being earned, no amount of equity-based compensation expense is recognized. If the award is deemed probable of being earned, related equity-based compensation expense is recorded. The fair value of an award ultimately expected to vest is recognized as an expense, net of forfeitures, over the requisite service periods in our statements of operations, which is generally the vesting period of the award.

The Black Scholes Merton model requires the input of certain subjective assumptions and the application of judgment in determining the fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, the expected dividend yield, and the expected term of the awards. In addition, the recognition of equity-based compensation expense is impacted by our forfeitures, which are accounted for as they occur.

The assumptions used in our option pricing model represent management’s best estimates. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future. The assumptions used in our option pricing model represent management’s best estimates. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.

All stock-based payments to employees and to nonemployee directors for their services as directors consisted of grants of restricted stock and stock options, which are measured at fair value on the grant date and recognized in the statements of operations as compensation expense over the relevant vesting period. Restricted stock payments and stock-based payments to non-employees are recognized as an expense over the period of performance.

Such payments are measured at fair value at the earlier of the date a performance commitment is reached, or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable, the measurement date is the date the award is issued.

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MANAGEMENT

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position with the Company
Anthony Amato	56	President, Chief Executive Officer, Director
Ferdinand Groenewald	39	Interim Chief Financial Officer
Frederick D. Hrkac	58	Director
Steven E. Abelman	67	Director
Donald F. Browne	74	Director
Chris Baer	55	Director

Directors are elected at each annual meeting of our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors.

On February 15, 2024, Steve Buhaly resigned from his position as the Chief Financial Officer of the Company effective as of the same date. On February 19, 2024, David Weild IV, Donald E. Foley, Patrick J. Gallagher and James J. Barry, resigned from their positions as directors of the Company, effective as of the same date. On February 20, 2024, James L. Klein and Frederick D. Hrkac resigned from their positions as directors of the Company, effective as of the same date. On February 27, 2024, Kenneth L. Londoner resigned from his positions as director, executive chairman and chief executive officer of the Company and from any and all committees, offices, appointments, designations, responsibilities or other capacities related to the Company or any of its subsidiaries, effective as of the same date. Frederick D. Hrkac resigned as our acting president and principal executive officer on April 30, 2024 and resigned as our acting chief financial officer on June 5, 2024.

Biographical Information

Mr. Anthony Amato has served as a director, president, chief executive officer and principal executive officer of the Company since April 30, 2023. Previously, Mr. Amato served on the Company’s advisory board from January 2021 until February 2024 and as a consultant to the Company since March 2024. Mr. Amato is a business leader and entrepreneurial thinker with an intuitive ability to rapidly assess challenges and identify growth opportunities. He quickly sees organizational vision and understands goals, taking appropriate ownership and action required to guide the team, achieving aggressive targets and performance levels. Anthony has hands-on executive skills at engaging and influencing key stakeholders to not only grow business, but also to optimize profits. Mr. Amato founded InQuest Science in March 2017 and then acquired Bridge Associates International Pharmaceutical Consulting in March 2020. Mr. Amato’s outstanding interpersonal, business development, team building and management skills makes him an asset to the Company’s board of directors.

Mr. Ferdinand Groenewald has served as Interim Chief Financial Officer of the Company since June 2024. Mr. Groenewald is a certified public accountant with significant experience in finance and accounting. He currently serves as Vice President, Finance at Alaunos Therapeutics, Inc. Previously, Mr. Groenewald served as an Independent Outside Director at SYLA Technologies Co., Ltd.; an Independent Director at HeartCore Enterprises, Inc.; an Independent Director at Sushi Ginza Onodera, Inc.; an Accountant at Wrinkle, Gardner & Co. PC; a Senior Staff Accountant at Financial Consulting Strategies LLC; a Controller, VP-Finance & Accounting Officer at Sadot Group, Inc. and a Chief Financial Officer at the same company; and Chief Accounting Officer & VP-Finance at Muscle Maker Development LLC. Mr. Groenewald obtained an undergraduate degree from the University of South Africa.

Mr. Frederick D. Hrkac has served as a member of our board of directors since February 27, 2024. Previously, Mr. Hrkac had served as our director from April 2022 until his resignation on February 20, 2024, as our acting president and principal executive officer from February 27, 2024 to April 30, 2024 and as acting chief financial officer from February 27, 2024 to June 5, 2024. Mr. Hrkac has more than 30 years of experience in the medical device industry as an executive and corporate board director. He is currently serves on the board of Serres in Helsinki, Finland since September 2018, and Spineart in Geneva, Switzerland as chairman of the board since August 2017. In 2017, he served as senior vice president corporate development and from 2014-2016 served a senior vice president of global commercial operations of Biosensors International. From 2009-2011, Mr. Hrkac served as Europe, Middle East & Africa president of Boston Scientific where he was responsible for close to $2 billion of sales. From 2005-2009, Mr. Hrkac was an executive of Sorin Group CRM, Paris, France. And, from November 1990-April 2005 he lived in 6 different countries working as an executive for Johnson & Johnson including Biosense Webster, a Johnson & Johnson company having laid the groundwork strategically for the most successful J&J division of the last 20 years with sales growing from a few hundred million dollars to several billion dollars. Mr. Hrkac holds an Honors Bachelor of Business Administration from the Wilfrid Laurier University, Waterloo, Ontario Canada and currently resides in Zagreb, Croatia. Mr. Hrkac brings extensive expertise in global marketing and strategic business development, making him a valuable resource for our board of directors.

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Mr. Steven E. Abelman has served as a member of our board of directors since May 2024. Mr. Abelman has more than 30 years of commercial litigation experience and currently serves as a shareholder for Brownstein Hyatt Farber Schreck in Denver, CO. Mr. Abelman is a trusted advisor and trial counsel to banks, lending institutions and a variety of organizations and recognized by his peers for his expertise at the intersection of litigation and transactional law. Yearly recognized as a top bankruptcy attorney, Mr. Abelman has been a frequent lecturer on bankruptcy and creditors’ rights topics, and combines sage advice, objective counsel with effective advocacy. The combination of over 30 years of handling loan workouts and dissolutions provide him with unique transactional aptitude for a commercial litigator. He serves as a trusted advisor and trial counsel to many banks and other lending institutions, as well as to businesses of various sizes. Mr. Abelman is especially known for his success in representing creditors in large commercial bankruptcy cases, receiverships, and foreclosures, defending banks in lender liability cases, and representing both debtors and creditors in workout scenarios and distressed asset sales. He also represents parties regarding UCC matters and equipment lessors. Mr. Abelman graduated with a J.D. in 1984 from Whittier College Law School and a B.S. in 1979 from University of Chicago; was admitted to the U.S. Supreme Court, U.S. District Court, District of Colorado in 1984. Mr. Abelman’s extensive legal experience makes him an asset to our board of directors.

Mr. Donald F. Browne, C.P.A. has served as a member of our board of directors since May 2024. Mr. Browne is a graduate of La Salle College, 1972, with a B.S. in Accounting and later became licensed as a Certified Public Accountant from the State of New Jersey in 1980. Mr. Browne’s career has included being employed as a Divisional Controller of Caddy Corporation of America and a Controller for Full Line Foods, Inc. In 1990, Mr. Browne’s career then transitioned to public accounting, a field in which he launched his own firm (which he continues to run and operate). Mr. Browne specializes in business accounting, including financial and tax reporting for businesses of several different industries and professions; concentrations in Federal and State tax audits. Mr. Browne’s tax and financial expertise makes him a valuable asset to our board of directors.

Mr. Chris Baer has served as a member of our board of directors since May 2024. Mr. Baer brings more than 25 years of commercial experience in the medical device space across both large publicly held and smaller privately held organizations. He currently serves as the Chief Commercial Officer at CDL Nuclear Technologies. He started in this role in April 2022 and prior to that from June 2019 to April 2022 he served as the vice president of commercial operations at Impulse Dynamics. He also held several commercial leadership roles in the cardiac rhythm management and electrophysiology space including Vice President and general manager at St. Jude Medical/Abbott. Mr. Baer holds a pharmacy degree from The University of Pittsburgh. Mr. Baer’s extensive experience in the electrophysiology medical device space makes him a valuable member of our board of directors.

Family Relationships

There are no family relationships amongst our directors and executive officers.

Committees of the Board of Directors

We previously had an audit committee, nominating and corporate governance committee and a compensation committee while we were listed on the Nasdaq Capital Market, but do not currently have members appointed. Our full board currently serves as our audit committee, nominating and corporate governance committee and compensation committee. Due to the size of our board of directors and our company, we believe the structure is currently sufficient. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, our board of directors has determined that Mr. Donald F. Browne qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Director Independence

Our board of directors, in the exercise of its reasonable business judgment, has determined that Donald F. Browne, Steven E. Abelman and Chris Baer  qualify as independent directors pursuant to Nasdaq Stock Market Rule 5605(a)(2) and applicable SEC rules and regulations.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The full text of our Code of Business Conduct and Ethics is published on the Investors section of our website at www.biosig.com. We intend to disclose any future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers and directors, on this website within four business days following the date of any such amendment or waiver.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the names and positions of: (i) each person who served as our principal executive officer during the year ended December 31, 2023; (ii) our most highly compensated executive officers, other than our principal executive officer, who was serving as an executive officer, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2023, with compensation of $100,000 or more, and (iii) an additional individual for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as our executive officer at December 31, 2023 (collectively our “Named Executive Officers”):

Name and principal position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Kenneth L. Londoner, Former Chief Executive Officer, Executive Chairman and Director (21)	2023	854,902	(2)	-		831,908	(3)	-		122,000	(4)	1,808,810
	2022	865,667	(5)	125,000	(6)	504,000	(7)	-		177,030	(8)	1,671,697

Steven Chaussy, Former Chief Financial Officer (22)	2023	499,550	(9)	-		652,745	(10)	-		13,506	(11)	1,165,801
	2022	498,333	(12)	85,000	(13)	252,000	(14)	-		6,000	(15)	841,333

Steven Buhaly, Former Chief Financial Officer (23)	2023	69,744		-		-		240,130	(16)	-		309,874

John R Sieckhaus, Former Chief Operating Officer (24)	2022	277,480		-		421,635	(17)	-		-		699,115
	2022	219,693		-		70,000	(18)	315,862	(19)			605,555

Gray Fleming, Former Chief Commercial Officer (25)	2023	396,400		-		431,943	(20)	-		-		828,343
	2022	400,000		-		-		-		-		400,000

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards or option awards, as applicable, granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for share-based compensation transactions. The assumptions made in the valuation of the share-based payments are contained in Notes 9 and 10 to our financial statements for the fiscal year ended December 31, 2023 in this annual report.
(2)	Represents (i) salary of $679,902 from Company and (ii) salary of $175,000 from ViralClear.
(3)	Represents (i) a common stock award of 57,600 fully vested shares granted on May 8, 2023 and (ii) a common stock award of 21,970 fully vested shares granted November 30, 2023.
(4)	Represents (i) director fees of $80,000 from company; (ii) director fees of $30,000 from ViralClear, (iii) $12,000 auto allowance in lieu for reimbursement of mileage.
(5)	Represents (i) salary of $690,667 from Company and (ii) salary of $175,000 from ViralClear.

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(6)	Represents bonus of $125,000 from ViralClear.
(7)	Represents a common stock award of 40,000 fully vested shares granted on April 5, 2022.
(8)	Represents (i) director fees of $60,000 from company; (ii) director fees of $105,030 from ViralClear, (iii) $12,000 auto allowance in lieu for reimbursement of mileage.
(9)	Represents (i) salary of $399,550 from Company and (ii) salary of $100,000 from ViralClear.
(10)	Represents (i) a common stock award of 20,000 fully vested shares granted February 10, 2023 (ii) a common stock award of 35,000 fully vested shares granted on May 8, 2023 and (iii) a common stock award of 13,060 fully vested shares granted November 30, 2023.
(11)	Represents (i) $6,000 auto allowance in lieu for reimbursement of mileage and (ii) $7,506 medical insurance reimbursement in lieu of Company provided plan.
(12)	Represents (i) salary of $398,333 from Company and (ii) salary of $100,000 from ViralClear.
(13)	Represents bonus of $85,000 from ViralClear
(14)	Represents a common stock award of 20,000 fully vested shares granted April 5, 2022.
(15)	Represents an auto allowance in lieu of reimbursement for mileage.
(16)	Represents a stock option granted February 16, 2023 for the purchase of 25,000 shares of common stock, vesting quarterly over one year at an exercise price of $12.50 and termination date of February 16, 2033.
(17)	Represents (i) a common stock award of 29,562 fully vested shares granted on May 8, 2023 and (ii) a common stock award of 9,230 fully vested shares granted November 30, 2023.
(18)	Represents a common stock award of 5,000 fully vested shares granted March 21, 2022
(19)	Represents a stock option granted March 30, 2022 for the purchase of 35,000 shares of common stock, vesting 1/3 on one year anniversary and remainder quarterly over the next two years at an exercise price of $1.30 and termination date of March 30, 2032
(20)	Represents (i) a common stock award of 29,562 fully vested shares granted on May 8, 2023 and (ii) a common stock award of 13,190 fully vested shares granted November 30, 2023.
(21)	Mr. Londoner served as our Executive Chairman and Director through the entirety of our last two fiscal years. Mr. Londoner has served as our Chief Executive Officer since July 31, 2017. On February 27, 2024, Mr. Londoner resigned his positions as director, executive chairman and chief executive officer of the Company and subsidiaries.
(22)	Mr. Chaussy served as served as our Chief Financial Officer since January 1, 2018 until his retirement as Chief Financial Officer on February 6, 2023.
(23)	Mr. Buhaly served as our Chief Financial Officer since February 6, 2023. On February 15, 2024, Mr. Buhaly resigned his position as Chief Financial Officer.
(24)	Mr. Sieckhaus served as our Chief Operating Officer from March 21, 2022, date of hire. On January 31, 2024, Mr. Sieckhaus was discharged as part of the Company’s reduction in force.
(25)	Mr. Fleming served as of Chief Commercial Officer from December 6, 2021, date of hire. On January 31, 2024, Mr. Fleming was discharged as part of the Company’s reduction in force.

Narrative Disclosure to Summary Compensation Table

Executive Employment Agreements

Messrs. Londoner, Chaussy, Buhaly, Sieckhaus and Fleming were at-will employees, and do not have employment agreements with us. Additionally, we do not have any agreements that would provide for payment to any of Messrs. Londoner, Chaussy, Sieckhaus or Fleming following, or in connection with the resignation, retirement, or other termination of any of them, a change of control of us, or a change in either of their responsibilities following a change of control of us.

On February 2, 2023, we entered into a General Release and Severance Agreement (the “Release Agreement”) with Mr. Chaussy, pursuant to which Mr. Chaussy’s employment with the Company will terminate at such point when his services are no longer required (the “Separation Date”). For more detailed discussion of the Release Agreement, please see below under “Executive Employment Agreements - Steve Chaussy” in this Form 10-K.

Kenneth L. Londoner

Mr. Londoner’s salary, bonus and stock awards were determined by the compensation committee with consultation from members of the board of directors.

Mr. Londoner also serves as the director of ViralClear, and from September 24, 2019 to April 28, 2020 and again since October 30, 2020, Mr. Londoner served as the chairman of the board of directors and chief executive officer of ViralClear. Mr. Londoner received $175,000 annually from ViralClear for his services (which was partially paid in 2020). Mr. Londoner has received and may be granted awards under the ViralClear Plan.

Steve Chaussy

Mr. Chaussy’s salary, bonus and stock awards were determined by the chairman of the board with consultation from members of the board of directors.

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Steve Chaussy also served as the chief financial officer of ViralClear and, commencing on September 24, 2019, received an annual salary of $100,000 from ViralClear (which was partially paid in 2020). Mr. Chaussy has received and may be granted awards under the ViralClear Plan.

On February 2, 2023, we entered into the Release Agreement with Mr. Chaussy, pursuant to which Mr. Chaussy’s employment with the Company will terminate at the Separation Date. Pursuant to the Release Agreement, we agreed, among other things, to: (i) continue to pay Mr. Chaussy’s base salary through the Separation Date, less applicable taxes and other withholdings, payable in equal installments in accordance with our normal payroll policies; (ii) continued participation through the Separation Date in our current employee benefit plans in which Mr. Chaussy has elected to participate and in accordance with the terms and conditions of such benefit plans; (iii) to grant Mr. Chaussy 200,000 restricted shares (the “Tranche A Awarded Shares”) of our common stock, pursuant to the terms and conditions of the 2023 Long-Term Incentive Plan and our standard Restricted Stock Award Agreement (the “RSA Agreement”); and (iv) upon the successful filing of this Annual Report on Form 10-K with the SEC on or before April 14, 2023, pay a cash bonus of $200,000 to Mr. Chaussy as severance pay over six months, beginning on the Separation Date. Pursuant to the Release Agreement and provided that Mr. Chaussy executes and does not revoke the Supplemental Release Agreement (as defined in the Release Agreement) before the expiration of the consideration period set forth therein, we also agreed to grant Mr. Chaussy an additional 125,000 restricted shares of our common stock (the “Tranche B Awarded Shares”, and together with the Tranche A Awarded Shares, the “Awarded Shares”), pursuant to the terms and conditions of the 2023 Long-Term Incentive Plan and the RSA Agreement. The Awarded Shares will be fully vested on the date of grant. In consideration of the foregoing, Mr. Chaussy agreed to a release of claims against the Company including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys regarding, among other things, claims arising out of (i) his hiring, compensation, benefits, and employment with the Company, and (ii) his separation from employment with the Company. Mr. Chaussy also agreed to a customary covenant not to sue and a nondisclosure and confidentiality covenant. Please see our Current Report on 8-K filed with the SEC on February 7, 2023, as amended on February 7, 2023 for a copy of the full Release Agreement.

Retirement Plans

As part of our overall compensation program, we provided all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee pre-tax contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer up to 100 percent of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. As of February 29, 2024 this benefit was terminated.

Employee Benefits and Perquisites

Along with all other full-time employees, Messrs. Londoner, Chaussy, Sieckhaus and Fleming were eligible to participate in our health and welfare plans which were comprised of medical, vision, life, and dental insurance benefits and an FSA and HSA plan. As of February 29, 2024 these benefits were terminated.

Pursuant to the Release Agreement described above, Mr. Chaussy had continued participation through the Separation Date in our previous employee benefit plans in which Mr. Chaussy had elected to participate and in accordance with the terms and conditions of such benefit plans.

No Tax Gross-Ups

We do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the compensation paid by us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2023.

Name	Number of Securities underlying Unexercised Options (#) Exercisable		Number of Securities underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Kenneth	10,000	(1)	-		$46.60	4/14/2030	-	$-	-	$-
Londoner	7,500	(1)	-		$24.40	12/28/2031	-	$-	-	$-

Steve	25,000	(2)	-		$12.50	2/16/2033	-	$-	-	$-
Buhaly

John	17,498	(3)	17,502	(3)	$13.00	3/30/2032	-	$-	-	$-
Sieckhaus

Gray	23,330	(4)	11,670		$25.80	12/15/2031	-	$-	-	$-
Fleming

(1) Each of these options vested immediately

(2) Each of these options vested quarterly over on year.

(3) Each of these options vest 1/3 on first anniversary and remainder quarterly over the next two years

(4) Each of these options vest 1/3 on first anniversary and remainder quarterly over the next two years

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Director Compensation

The following table presents the total compensation for each person who served as a non-employee director of our our board of directors during the fiscal year ended December 31, 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our our board of directors in such period.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)		All Other Compensation ($) (1)(2)	Total ($)
Donald E. Foley	$-	$52,380	(2)	$-		$-	$52,380
Patrick J Gallagher	$-	$39,274	(3)	$-		$-	$39,274
David Weild, IV	$-	$52,380	(4)	$-		$-	$52,380
James J. Barry PhD	$-	$39,274	(5)	$-		$-	$39,274
Frederick Hrkac	$-	$52,380	(6)	$649,202	(7)	$-	$701,588
James Klein	$-	$46,591	(8)	$-		$-	$46,591
Total:	$-	$282,279		$649,202		$-	$931,481

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of stock or option awards granted during the fiscal year ended December 31, 2023, computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for share-based compensation transactions.

(2)	Represents (i) a common stock award of 1,600 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,754 fully vested shares granted on April 27, 2023 and (iii) a common stock award of 1,600 fully vested shares on August 18, 2023. Mr. Foley resigned as a member of the Company’s board of directors on February 19, 2024.

(3)	Represents (i) a common stock award of 1,200 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,316 fully vested shares granted on May 4, 2023 and (iii) a common stock award of 1,200 fully vested shares on August 31, 2023. Mr. Gallagher resigned as a member of the Company’s board of directors on February 19, 2024.

(4)	Represents (i) a common stock award of 1,600 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,755 fully vested shares granted on April 27, 2023 and (iii) a common stock award of 1,600 fully vested shares on August 18, 2023. Mr. Weild resigned as a member of the Company’s board of directors on February 19, 2024.

(5)	Represents (i) a common stock award of 1,200 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,316 fully vested shares granted on April 27, 2023 and (iii) a common stock award of 1,200 fully vested shares on August 21, 2023. Mr. Gallaher resigned as a member of the Company’s board of directors on February 19, 2024.

(6)	Represents (i) a common stock award of 1,600 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,755 fully vested shares granted on April 27, 2023 and (iii) a common stock award of 1,600 fully vested shares on August 18, 2023. Mr. Hrkac resigned as a member of the Company’s board of directors on February 20, 2024 and rejoined the Company on February 27, 2024 as a director, president and principal executive officer.

(7)	Represents (i) a stock option granted December 28, 2023 for the purchase of 60,000 shares of common stock, vesting monthly over six months at an exercise price of $4.742 per share and termination date of December 28, 2032 and (ii) a restricted stock award for 90,000 shares of common stock with vesting based on market conditions granted December 28, 2023.

(8)	Represents (i) a common stock award of 1,600 fully vested shares granted March 1, 2023, (ii) a common stock award of 1,316 fully vested shares granted on April 27, 2023 and (iii) a common stock award of 1,600 fully vested shares on August 21, 2023. Mr. Klein resigned as a member of the Company’s board of directors on February 20, 2024.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with related persons are governed by our Code of Conduct and Ethics, which applies to all of our directors, officers and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by our board of directors, as a whole. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted. All related party transactions for which disclosure is required to be provided herein were approved in accordance with our Code of Conduct and Ethics.

On March 22, 2022, as an investor, but before appointment to the board of directors, James Klein purchased 11,000 shares of our common stock and 11,000 warrants to purchase shares of our common stock at $14.00 as part of a registered direct offering. On November 3, 2022, we offered all warrant holders of the March 22, 2022 offering a reduction in exercise price from $14.00 to $2.50. On November 14, 2022, Mr. Klein exercised his 11,000 warrants for 11,000 shares of our common stock for net proceeds of $27,500.

On February 8, 2023, Mr. Buhaly, our former Chief Financial Officer participated in a private placement, acquiring 23,289 shares of the Company’s common stock and 11,645 warrants to acquire the Company’s common stock at an exercise price of $7.963, expiring August 8, 2028, for an investment of $200,000 as part of the February 8, 2023 offering.

On November 2, 2023, the Company appointed Mr. Hrkac, our then independent board member, as the new role of Executive Vice President. In connection with the appointment, the Company entered into a consulting agreement at a rate of $12,500 per month. In addition, on December 28, 2023, the Company granted an aggregate of 90,000 restricted stock units to the new Executive Vice President, vesting based on certain market conditions for services at a fair value of $426,780 and options to purchase 60,000 shares our common stock at an exercise price of $4.472 per share, vesting over six months at a fair value of $222,422.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our voting securities as of July 17, 2024 by (i) each person known to us to beneficially own five percent (5%) or more of any class of our voting securities; (ii) each of our named executive officers and directors; and (iii) all of our named directors and executive officers as a group. The percentages of voting securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o BioSig Technologies, Inc, 12424 Wilshire Blvd., Suite 745, Los Angeles, CA 90025. Percentage of common stock ownership is based on 15,823,346 shares of common stock issued and outstanding as of July 17, 2024. Percentage of Series C Preferred Stock ownership is based on 105 shares of Series C Preferred Stock issued and outstanding as of July 17, 2024.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of July 17, 2024 by that stockholder are deemed outstanding.

Name	Number of Shares of Common Stock Beneficially Owned (1)		Percentage Class (1) (2)	Number of Shares of Series C Preferred Stock Beneficially Owned	Percentage Class (5)	Total Voting Power
5% Beneficial holder
Donald E. Garlikov	2,089,557	(3)	12.84%	-	-	10.33%
Directors and Named Executive Officers

Anthony Amato	558,202		3.53%	-	-	3.53%
Ferdinand Groenewald	-		*			*
Frederick D. Hrkac	624,501	(4)	3.93%	-	-	3.54%
Steven E. Abelman	50,000		*			*
Donald F. Browne	50,000		*			*
Chris Baer	50,000		*			*
All directors and executive officers as a group of one person	1,332,703		8.01%	-	-	7.44%
Series C Holders
Ray Weber	239,569	(6)	*	45	43%	*
StoneX C/F Raymond E Weber IRA	187,021	(7)	*	35	33%	*
Martin F. Sauer	133,586	(8)		25	24%	*

* Less than 1%.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of July 17, 2024, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 15,823,346 shares of common stock outstanding as of July 17, 2024.

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(3)	Comprised of (i) 1,634,331 shares of common stock and (ii) warrants to purchase 455,226 shares of common stock that are currently exercisable or exercisable within 60 days of July 17, 2024.

(4)	Comprised of (i) 559,501 shares of common stock and (ii) options to purchase 65,000 shares of common stock that are currently exercisable or exercisable within 60 days of July 17, 2024.

(5)	These percentages have been calculated based on 105 shares of Series C Preferred Stock outstanding as of July 17, 2024.

(6)	Comprised of shares of common stock issuable upon the conversion of shares of our Series C Preferred Stock, including dividends accrued thereon as of July 17, 2024. Ray Weber may also be deemed beneficial owner of shares held by StoneX Group Inc C/F Raymond E Weber IRA. Mr. Weber’s address is 27 Zabriskie St., Jersey City, NJ 07307.

(7)	Comprised of shares of common stock issuable upon the conversion of shares of our Series C Preferred Stock, including dividends accrued thereon as of July 17, 2024. This stockholder’s address is 27 Zabriskie St., Jersey City, NJ 07307.

(8)	Comprised of shares of common stock issuable upon the conversion of shares of our Series C Preferred Stock, including dividends accrued thereon as of July 17, 2024. This stockholder’s address is 1028 Steeplechase Dr. Lancaster, PA 17601.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as gifts, pledges or other non-sale related transfers.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 1,680,631 shares of our common stock which are issuable upon the exercise of the Warrants.

May 2024 Securities Purchase Agreement

On May 29, 2024, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we agreed to issue and sell (i) in a registered direct offering to certain investors 1,570,683 shares of common stock at a price of $1.91 per share and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 1,570,683 shares of common stock, at an exercise price of $1.78 per share. The registered direct offering and concurrent private placement closed on May 30, 2024.

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Pursuant to the terms of the securities purchase agreement, we are required within 30 days of the offering to file a registration statement on Form S-1 or other appropriate form registering the resale of the shares of common stock issued and issuable upon the exercise of the Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 60 days of the closing date of the offering (or within 90 days of the closing date of the offering in case of “full review” of such registration statement by the SEC), and to keep the registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the May 2024 Offering, pursuant to the Engagement Letter, we issued to designees of the Placement Agent unregistered Warrants to purchase up to an aggregate of 109,948 shares of common stock at an exercise price of $2.3875. These Warrants are exercisable immediately and will expire five years from the commencement of the sales pursuant to the May 2024 Offering.

The resale of the common stock issuable upon exercise of the Warrants issued to the Placement Agent is being registered in this registration statement.

Relationship with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except as described below.

The Placement Agent has been engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us for which it has received customary compensation. The Placement Agent acted as the placement agent in connection with the May 2024 Offering and our registered direct offering in November 2023, and it received compensation for such offerings.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are the 1,680,631 shares of our common stock issuable upon the exercise of the Warrants. We are registering these shares in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock owned by the selling stockholders, based on their respective ownership of the shares of common stock as of July 17, 2024 and securities convertible or exercisable into shares of common stock within 60 days of July 17, 2024, assuming the exercise of the Warrants held by each selling stockholder on that date, without regard to any limitations on the exercise of the Warrants. The third column lists the maximum number of shares of common stock being offered in this prospectus by each selling stockholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of outstanding common stock, assuming in both cases the exercise of the Warrants held by that selling stockholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that selling stockholder pursuant to this prospectus.

Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

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Name of Selling Stockholder	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering(1)	Percentage of Shares Owned After Offering
Anson East Master Fund LP	115,184	(2)	115,184	0	*
Anson Investments Master Fund LP	408,377	(3)	408,377	0	*
Intracoastal Capital, LLC	523,561	(4)	523,561	0	*
CVI Investments, Inc.	711,386	(5)	523,561	187,825	*
Charles Worthman(6)	1,589	(7)	1,099	490	*
Craig Schwabe(6)	5,364	(8)	3,711	1,653	*
Noam Rubinstein(6)	50,063	(9)	34,634	15,429	*
Michael Vasinkevich(6)	101,912	(10)	70,504	31,408	*

*	Less than 1.0%

(1)	Assumes the sale of the maximum number of shares of common stock registered pursuant to this prospectus by such selling stockholder.

(2)	Consists of shares of common stock issuable upon exercise of the Warrants which are being registered hereby. The securities are directly held by Anson East Master Fund LP (“AEMF”). Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AEMF, hold voting and dispositive power over the securities held by AEMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of AEMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	Consists of shares of common stock issuable upon exercise of the Warrants which are being registered hereby. The securities are directly held by Anson Investments Master Fund LP (“AIMF”). Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AIMF, hold voting and dispositive power over the securities held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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(4)	Consists of shares of common stock issuable upon exercise of the Warrants which are being registered hereby. The securities are directly held by Intracoastal Capital, LLC (“Intracoastal”). Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(5)	Includes 523,561 shares of common stock issuable upon exercise of the Warrants which are being registered hereby. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the Registration Statement on Form S-1 of which this prospectus forms a part. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(6)	The selling stockholder was issued Warrants as a designee of the Placement Agent in connection with the May 2024 Offering. The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Warrants as compensation in the transaction described under the caption “Placement Agent Warrants”. The selling stockholder acquired the Warrants in the ordinary course of business and, at the time the Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. The selling stockholder has sole voting and dispositive power over the securities held.

(7)	Consists of (i) 490 shares of common stock issuable upon exercise of warrants issued to the Placement Agent for our registered direct offering in November 2023 and (ii) 1,099 shares of common stock issuable upon exercise of the Warrants which are being registered hereby.

(8)	Consists of (i) 1,653 shares of common stock issuable upon exercise of warrants issued to the Placement Agent for our registered direct offering in November 2023 and (ii) 3,711 shares of common stock issuable upon exercise of the Warrants which are being registered hereby.

(9)	Consists of (i) 15,429 shares of common stock issuable upon exercise of warrants issued to the Placement Agent for our registered direct offering in November 2023 and (ii) 34,634 shares of common stock issuable upon exercise of the Warrants which are being registered hereby.

(10)	Consists of (i) 31,408 shares of common stock issuable upon exercise of warrants issued to the Placement Agent for our registered direct offering in November 2023 and (ii) 70,504 shares of common stock issuable upon exercise of the Warrants which are being registered hereby.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law.

We have authorized 201,000,000 shares of capital stock, par value $0.001 per share, of which 200,000,000 are shares of common stock and 1,000,000 are shares of “blank check” preferred stock, of which 200 are authorized as Series A Preferred Stock, 600 are authorized as Series B Preferred Stock, 4,200 are authorized as Series C Preferred Stock, 1,400 are authorized as Series D Preferred Stock, 1,000 are authorized as Series E Preferred Stock and 200,000 are authorized as Series F Junior Participating Preferred Stock. As of July 17, 2024, there were 15,823,346 shares of common stock issued and outstanding, 105 shares of Series C Preferred Stock issued and outstanding and no shares of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock or Series F Junior Participating Preferred Stock issued and outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of our common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future but intend to retain our capital resources for reinvestment in our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on any matter other than the election of directors that is presented to stockholders at a duly called or convened meeting at which a quorum is present is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by our certificate of incorporation, our bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Subject to the rights of the holders of our preferred stock, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent’s address is 2901 N Dallas Parkway Suite 380 Plano, Texas 75093. Our common stock is quoted on the OTCQB under symbol “BSGM.”

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

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Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Effects of Certain Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

●	permit our board of directors to issue up to 1,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by a resolution adopted by a majority of the total number of authorized directors;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

●	provide advance notice provisions with which a stockholder who wishes to nominate a director or propose other business to be considered at a stockholder meeting must comply.

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PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest may, from time to time, offer some or all of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for working capital purposes. We will bear all fees and expenses incident to our obligation to register the shares of our common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an over-the-counter distribution;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of the selling stockholders to include the selling stockholders’ pledgees, transferees, or other successors in interest as selling stockholder under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the names of the selling stockholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a sale of the common stock registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel, LLP, New York, New York.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, as set forth in their report included in this registration statement. Marcum LLP’s report includes an explanatory paragraph relating to our ability to continue as a going concern. Such financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: BioSig Technologies, Inc., 12424 Wilshire Blvd., Suite 745, Los Angeles, CA 90025, (203) 409-5444.

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INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2024 and 2023

Audited Consolidated Financial Statements for the Years Ended December 31, 2023 and 2022

F-1

BIOSIG TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	March 31,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash	$416	$190
Accounts receivable	14	24
Employee advance	-	5
Net investment in leases, short term	90	103
Prepaid expenses and vendor deposits	220	206
Total current assets	740	528

Property and equipment, net	182	509

Right-to-use assets, net	335	412

Other assets:
Net investment in leases, long term	4	17
Patents, net	284	288
Other assets	44	44

Total assets	$1,589	$1,798

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses, including $20 and $30 to related parties as of March 31, 2024 and December 31, 2023, respectively	$4,821	$4,116
Customer deposits	-	16
Dividends payable	103	101
Lease liability, short term	308	349
Total current liabilities	5,232	4,582

Long term liabilities:
Note payable-related party, long term	500	-
Lease liability, long term	60	103
Total long term liabilities	560	103

Total liabilities	5,792	4,685

Commitments and contingencies (Note 12)

Series C 9% Convertible Preferred Stock, $0.001 par value, $1,000 stated value, authorized 4,200 shares, 105 shares issued and outstanding; liquidation preference of $105 as of March 31, 2024 and December 31, 2023	105	105

Deficit
Preferred stock, $0.001 par value, authorized 1,000,000 shares, designated 200 shares of Series A, 600 shares of Series B, 4,200 shares of Series C, 1,400 shares of Series D, 1,000 shares of Series E, 200,000 shares of Series F Preferred Stock. 105 shares of Series C outstanding as of March 31, 2024 and December 31, 2023 (see above)	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares, 11,165,007 and 9,040,043 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	11	9
Additional paid in capital	244,085	241,988
Accumulated deficit	(248,417)	(245,015)
Total stockholders’ deficit attributable to BioSig Technologies, Inc.	(4,321)	(3,018)
Non controlling interest	13	26
Total deficit	(4,308)	(2,992)

Total liabilities and deficit	$1,589	$1,798

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements

F-2

BIOSIG TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Par Value and Share Amounts)

(unaudited)

	Three months ended March 31,
	2024	2023
Revenue:
Service	$14	$5

Operating expenses:
Research and development	238	1,062
General and administrative	2,882	6,245
Impairment of long term assets	253	-
Depreciation and amortization	78	84
Total operating expenses	3,451	7,391

Loss from operations	(3,437)	(7,386)

Other income (expense):
Interest income, net	(3)	4
Other income (expense), net:	25	-

Loss before income taxes	(3,415)	(7,382)

Income taxes (benefit)	-	-

Net loss	(3,415)	(7,382)

Non-controlling interest	13	50

Net loss attributable to BioSig Technologies, Inc.	(3,402)	(7,332)

Preferred stock dividend	(2)	(2)
Preferred stock deemed dividend	(133)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,537)	$(7,334)

Net loss per common share, basic and diluted	$(0.36)	$(1.19)

Weighted average number of common shares outstanding, basic and diluted	9,856,261	6,186,666

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements

F-3

BIOSIG TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

THREE MONTHS ENDED MARCH 31, 2024

(In Thousands, Except Par Value and Share Amounts)

			Additional
	Common stock		Paid in	Accumulated	Non-controlling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2023	9,040,043	$9	$241,988	$(245,015)	$26	$(2,992)
Common stock issued for services	1,862,744	2	1,249	-	-	1,251
Sale of common stock and warrants	260,720	*	1,040	-	-	1,040
Stock based compensation	1,500	*	(190)	-	-	(190)
Accretion of deemed preferred stock dividend	-	-	133	-	-	133
Deemed preferred stock dividend	-	-	(133)	-	-	(133)
Preferred stock dividend	-	-	(2)	-	-	(2)
Net loss	-	-	-	(3,402)	(13)	(3,415)
Balance, March 31, 2024 (unaudited)	11,165,007	$11	$244,085	$(248,417)	$13	$(4,308)

*	- less than $1

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements

F-4

BIOSIG TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

THREE MONTHS ENDED MARCH 31, 2023

(In Thousands, Except Par Value and Share Amounts)

			Additional
	Common stock		Paid in	Accumulated	Non-controlling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2022	5,505,068	$5	$216,282	$(215,974)	$(21)	$292
Common stock issued for services	116,750	*	1,097	-	-	1,097
Common stock issued in settlement of accounts payable	8,800	*	105	-	-	105
Sale of common stock and warrants, net transactional costs of $482	850,030	1	6,747	-	-	6,748
Stock based compensation	249,125	*	1,047	-	5	1,052
Preferred stock dividend	-	-	(2)	-	-	(2)
Net loss	-	-	-	(7,332)	(50)	(7,382)
Balance, March 31, 2023 (unaudited)	6,729,773	$6	$225,276	$(223,306)	$(66)	$1,910

*	- less than $1

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements

F-5

BIOSIG TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands, Except Par Value and Share Amounts)

(unaudited)

	Three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,415)	$(7,382)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	78	84
Non-cash lease expense	77	71
Impairment of long-term assets	253	-
Equity based compensation	1,061	2,149
Changes in operating assets and liabilities:
Accounts receivable	10	(8)
Lease receivables	25	25
Employee advances	5	-
Inventory	-	(9)
Prepaid expenses and other	(13)	(151)
Deferred revenue	-	(5)
Customer deposits	(16)	8
Accounts payable and accrued expenses	705	(355)
Operating lease liabilities	(84)	(75)
Net cash used in operating activities	(1,314)	(5,648)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(45)
Net cash used in investing activity	-	(45)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of related party note payable	500	-
Proceeds from sale of common stock and warrants, net of issuance costs	1,040	6,748
Net cash provided by financing activities	1,540	6,748

Net increase in cash and cash equivalents	226	1,055

Cash, beginning of the period	190	357
Cash, end of the period	$416	$1,412

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-

Noncash investing and financing activities:
Common stock issued in settlement of debt	$-	$105
Dividend payable on preferred stock charged to additional paid in capital	$2	$2
Series C convertible preferred stock deemed dividend	$133	$-

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements

F-6

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Business and organization

BioSig Technologies, Inc. was initially incorporated on February 24, 2009 under the laws of the State of Nevada and subsequently re-incorporated in the state of Delaware in 2011. The Company is principally devoted to improving the standard care in electrophysiology with our PURE EP System’s enhanced signal acquisition, digital signal processing, and analysis during ablation of cardiac arrhythmias. The Company has generated minimal revenue to date and consequently its operations are subject to all risks inherent in business enterprises in early commercialization stage.

On November 7, 2018, the Company formed a subsidiary under the laws of the State of Delaware originally under the name of NeuroClear Technologies, Inc. which was renamed to ViralClear Pharmaceuticals, Inc. (“ViralClear”) in March 2020. The subsidiary was established to pursue additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology, and subsequently in 2020, was repurposed to develop merimepodib, a broad-spectrum anti-viral agent that showed potential for the treatment of COVID-19. Since late 2020, ViralClear has been realigned with its original objective of pursuing additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology.

In 2019 and 2020, ViralClear sold an aggregate of 1,965,240 shares of its common stock to investors for net proceeds of $15.6 million and issued an aggregate of 894,869 shares of its common stock in connection with acquiring assets and with know-how agreements. As of March 31, 2024 and December 31, 2023, the Company had a majority interest in ViralClear of 69.08%.

On July 2, 2020, the Company formed an additional subsidiary, NeuroClear Technologies, Inc., a Delaware corporation, which was renamed to BioSig AI Sciences, Inc. (“BioSig AI”) on May 31, 2023. The subsidiary was established to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potentials. BioSig AI aims to contribute to the advancements of AI-based diagnoses and therapies. At March 31, 2024 and December 31, 2023, the Company had a majority interest in BioSig AI of 84.5% (see Notes 9 and 11).

On January 28, 2024 and February 20, 2024, management of the Company commenced a workforce reduction intended to reduce significantly the annual cash burn which was completed as of February 20, 2024. The workforce reduction consisted of the departure of sixteen employees, effective as of January 31, 2024 and included the departure of John Sieckhaus, the Company’s Chief Operating Officer, and Gray Fleming, the Company’s Chief Commercial Officer and twenty-six employees effective February 20, 2024. The effect of the workforce reductions has significantly reduced operations in the short term. In connection with workforce reduction, the Company issued an aggregate of 85,244 shares of common stock with a fair value of $72,065 as severance.

On March 5, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq (the “Staff”) stating that the Company has not regained compliance with Listing Rule 5550(a)(2) because the Company’s common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market, and the Company is not eligible for a second 180 day cure period under Rule 5810(c)(3)(A)(2) because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market, and that accordingly, Nasdaq would delist the Company’s common stock unless the Company requested an appeal of this determination. On March 11, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel to appeal the Staff’s delisting determination.

On March 12, 2024, the Company received a letter from the Staff stating that based upon the Staff’s review of the Company and pursuant to Listing Rule 5101, the Staff believes that the Company no longer has an operating business and is a “public shell,” and that the continued listing of its securities is no longer warranted, in view of work force reductions and resignations of members of the board of directors and officers (see below).

F-7

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

The letter further stated that the Company no longer meets the requirement of Rule 5550(b)(2) to maintain a minimum Market Value of Listed Securities of $35 million, if none of the other standards set forth in Rule 5550(b) is met.

The Staff stated that the foregoing matters serve as an additional basis for delisting the Company’s common stock from The Nasdaq Stock Market, and that the Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

The Company appealed the foregoing determinations. The requested hearing before the Hearings Panel was held on May 7, 2024 and results are pending as of May 17, 2024. The Company believes we have met all requirements except for the shareholder equity requirement which it expects to meet shortly. The delisting results are pending the Company meeting requirements.

Delisting from Nasdaq Stock Market could negatively impact the Company’s ability to raise additional financing to fund future operations.

The unaudited condensed consolidated financial statements include the accounts of BioSig Technologies, Inc., and its majority owned subsidiaries, ViralClear and BioSig AI.

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed consolidated balance sheet as of December 31, 2023 has been derived from audited financial statements.

Operating results for the three months ended March 31, 2024 are not necessarily indicative of results that may be expected for the year ending December 31, 2024. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2023 filed with the Company’s Form 10-K with the Securities and Exchange Commission on April 16, 2024.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of March 31, 2024, the Company had cash of $0.4 million and working capital deficit of $4.5 million. During the three months ended March 31, 2024, the Company used net cash in operating activities of $1.3 million. These balances create a liquidity concern, which in turn raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s primary source of operating funds since inception has been cash proceeds from sale of equity securities and issuance of debt. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future.

The Company’s plans include the continued commercialization of the PURE EP System and other applications of our core technology and raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. The Company’s strategic shift to potentially hiring a team of an additional 4-6 persons to execute a business development strategy of finding partners for the commercialization of PURE EP, develop new products in the field of Pulse Field Ablation and to continue to integrate PURE EP into today’s lab equipment will allow the Company to significantly reduce operating expenses.

The Company will require additional financing to fund future operations. Further, although the Company began commercial operations, there is no assurance that the Company will be able to generate sufficient cash flow to fund operations. In addition, there can be no assurance that the Company’s continuing research and development will be successfully completed or that any additional products will be commercially viable.

F-8

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Reverse Stock Split

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. The Company accounted for the reverse stock split on a retrospective basis pursuant to ASC 260, Earnings Per Share. All authorized, issued and outstanding common stock, common stock warrants, stock option awards, exercise prices and per share data have been adjusted in these consolidated financial statements, on a retroactive basis, to reflect the reverse stock split for all periods presented. Authorized common and preferred stock was not adjusted because of the reverse stock split.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability and useful lives of long-lived assets, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Revenue Recognition

The Company derives its revenue primarily from the sale of its medical device, the PURE EP™ System, and well as related support and maintenance services and software upgrade rentals in connection with the system.

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 842, Leases (“ASC 842”) for lease components and ASC 606, Revenue from Contracts with Customers (“ASC 606”) for non-lease components. For medical device sales and software rentals, the Company recognizes revenue under ASC 606.

The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Under ASC 606, the Company determines revenue recognition through the following five steps:

●	Identify the contract with the customer;

●	Identify the performance obligations in the contract;

●	Determine the transaction price;

●	Allocate the transaction price to the performance obligation in the contract; and

●	Recognize revenue when, or as, the performance obligations are satisfied.

F-9

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Performance obligations are the units of accounting for revenue recognition and generally represent the distinct goods or services that are promised to the customer. If the Company determines that it has not satisfied a performance obligation, it will defer recognition of the revenue until the performance obligation is deemed to be satisfied. Once the PURE EP Platform is delivered, installed, and accepted by the customer, our performance obligation is recognized. Support, maintenance, and software upgrade rentals are performance obligations over a defined period and are recognized ratably over the contractual service period. Customers typically purchase these services with the initial sale of the PURE EP Platform and do not have the right to terminate their contracts unless we fail to perform material obligations.

The Company may execute more than one contract with a single customer. If so, it is evaluated whether the agreements were negotiated as a package with a single objective, whether the amount of consideration to be paid in one agreement depends on the price and/or performance of another agreement, or whether the goods or services promised in the agreements represent a single performance obligation. The conclusions reached can impact the allocation of the transaction price to each performance obligation and the timing of revenue recognition related to those arrangements.

The Company records accounts receivable for amounts invoiced to customers for which the Company has an unconditional right to consideration as provided under the contractual arrangement. Unbilled receivables, if any, include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. Deferred revenue includes payments received in advance of performance under the contract. Our unbilled receivables and deferred revenue are reported on an individual contract basis at the end of each reporting period. Unbilled receivables are classified as current or noncurrent based on the timing of when we expect to bill the customer. Deferred revenue is classified as current or noncurrent based on the timing of when we expect to recognize revenue.

The Company’s unconditional right to consideration for goods and services transferred to the customer is included in accounts receivable, net (if any) in the Company’s consolidated balance sheet.

In 2022, the Company entered two leases for our PURE EP Platform at a rate of $4,333 per month each. The term of the leases is for 30 months with an option provided to extend for an additional one year. The leases also have an option to purchase at the end of the lease at the fair market value. The Company accounts for the leases in accordance with ASC 842 and ASC 606.

In 2023, the Company entered into a one-year lease for software upgrade. The Company accounts for the lease in accordance with ASC 606.

The Company determined the leases meet the criteria of a sales-type lease whereby the present value of the future expected revenue (less the present value of the estimated unguaranteed residual value), cost of sales and profit and loss are recognized at the lease inception. Non-lease components are recognized under ASC 606. The discount rate utilized was the contract explicit rate of 2% per annum. (See Note 6 – Lease Receivables).

A reconciliation of contract liabilities with customers for the three months ended March 31, 2024 and 2023, are presented below:

Three months ended March 31,2024:

	Balance at December 31, 2023 (000’s)	Consideration Received (000’s)	Recognized in Revenue (000’s)	Balance at March 31, 2024 (000’s)
Service revenue	$-	$14	$(14)	$-

F-10

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Three months ended March 31,2023:

	Balance at December 31, 2022 (000’s)	Consideration Received (000’s)	Recognized in Revenue (000’s)	Balance at March 31, 2023 (000’s)
Service revenue	$5	$-	$(5)	$-

The Company had one customer which accounts for 93% and 100% of our revenue in the three months ended March 31, 2024 and 2023, respectively.

At March 31, 2024, the Company had three customers representing 33.6%, 30.8% and 35.6% of the outstanding accounts receivable and had three customers which accounts for approximately 62.3%, 19.6% and 18.0% of our outstanding accounts receivable at December 31, 2023.

The Company utilized one contract manufacturer for the manufacture and supply of the PURE EP Platform for the three months ended March 31, 2024 and 2023.

Deferred Costs (Contract acquisition costs)

The Company capitalizes initial and renewal sales commissions in the period the commission is earned, which generally occurs when a customer contract is obtained, and amortize deferred commission costs on a straight-line basis over the expected period of benefit, which we have deemed to be the contract term. As a practical expedient, the Company expenses sales commissions as incurred when the amortization period of related deferred commission costs would have been one year or less.

Allowance for Doubtful Accounts

The Company adjusts accounts receivable down to net realizable value with its allowance methodology. In determining the allowance for doubtful accounts for estimated losses, aged receivables are analyzed periodically by management. Each identified receivable is reviewed based upon historical collection experience, financial condition of the customer and the status of any open or unresolved issues with the customer preventing the payment thereof. Corrective action, if necessary, is taken by the Company to resolve open issues related to unpaid receivables. The allowance for doubtful accounts was $0 at March 31, 2024 and December 31, 2023. The Company believes that its reserve is adequate, however results may differ in future periods. For the three months ended March 31, 2024 and 2023, bad debt expense totaled $0.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit. At March 31, 2024 and December 31, 2023, deposits in excess of FDIC limits were $0.2 million and nil, respectively.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

F-11

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Prepaid Expenses and Vendor Deposits

Prepaid expenses and vendor deposits are comprised of prepaid insurance, operating expenses and other prepayments.

Leases (lessee)

The Company determines if a contractual arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities on the Company’s consolidated balance sheet. The Company evaluates and classifies leases as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All the Company’s real estate leases are classified as operating leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term.

The lease payments included in the present value are fixed lease payments. As most of the Company’s leases do not provide an implicit rate, the Company estimates its collateralized incremental borrowing rate, based on information available at the commencement date, in determining the present value of lease payments. The Company applies the portfolio approach in applying discount rates to its classes of leases. The operating lease ROU assets include any payments made before the commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not currently have subleases. The Company does not currently have residual value guarantees or restrictive covenants in its leases.

Leases (lessor)

The Company classifies contractual lease arrangements entered as a lessor as a sales-type, direct financing or operating lease as described in ASC 842-Leases. For sales-type leases, the Company derecognizes the leased asset and recognizes the lease investment on the balance sheet.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Other Assets:

Other assets are comprised of the following:

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Security deposits	43	43
Trademarks	1	1
Total other assets	$44	$44

F-12

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Impairment of Long-lived Assets

The Company recognizes an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method.

During the three months ended March 31, 2024, the Company re-assessed it’s carrying amounts of certain property and equipment due to reduced manufacturing of its commercial products and determined that these carrying amounts exceeded the estimated undiscounted future cash flows. Accordingly, the Company recorded a $253 impairment charge to current operations.

The Company did not recognize and record any impairments of long-lived assets used in operations during the three months ended March 31, 2023.

Research and Development Costs

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $0.2 million and $1.1 million for the three months ended March 31, 2024 and 2023, respectively.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of basic and diluted loss per share as of March 31, 2024 and 2023 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net income (loss) per share are as follows:

	March 31, 2024	March 31, 2023
Series C convertible preferred stock	376,170	51,499
Options to purchase common stock	543,479	461,616
Warrants to purchase common stock	2,878,734	886,779
Restricted stock units to acquire common stock	605,000	43,084
Totals	4,403,383	1,442,978

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award as measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

F-13

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Patents, Net

The Company capitalizes certain initial asset costs in connection with patent applications including registration, documentation and other professional fees associated with the application. Patent costs incurred prior to the Company’s U.S. Food and Drug Administration (“FDA”) 510(k) application on March 28, 2018 were charged to research and development expense as incurred. Commencing upon first in-man trials on February 18 and 19, 2019, capitalized costs are amortized to expense using the straight-line method over the lesser of the legal patent term or the estimated life of the product of 20 years. During the three months ended March 31, 2024 and 2023, the Company recorded amortization of $4,752 and $4,851 to current period operations, respectively.

Warranty

The Company generally warrants its products to be free from material defects and to conform to material specifications for a period of up to two (2) years. Warranty expense is estimated based primarily on historical experience and is reflected in the consolidated financial statements.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein represents all of the material financial information related to the Company’s principal operating segments. (See Note 13 – Segment Reporting).

Non-controlling Interest

The Company’s non-controlling interest represents the non-controlling shareholders ownership interests related to the Company’s subsidiaries, ViralClear and BioSig AI. The Company reports its non-controlling interest in subsidiaries as a separate component of equity in the unaudited condensed consolidated balance sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common shareholders on the face of the unaudited condensed consolidated statements of operations. The Company’s equity interest in ViralClear and BioSig AI is 69.08% and 84.48%; and the non-controlling stockholders’ interest is 30.92% and 15.52%, respectively as of March 31, 2024 and December 31, 2023. This is reflected in the consolidated statements of changes in equity.

Warrants

The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (ASC 480), and ASC 815, Derivatives and Hedging (ASC 815), depending on the specific terms of the warrant agreement.

F-14

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about our effective tax rate reconciliation as well as information on income taxes paid. The guidance will first be effective in our annual disclosures for the year ending December 31, 2025, and should be applied on a prospective basis with the option to apply retrospectively. Early adoption is permitted. The Company is in the process of assessing the impact of ASU 2023-09 on our disclosures.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2024 and December 31, 2023 is summarized as follows:

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Computer equipment	$531	$531
Furniture and fixtures	109	109
Manufacturing equipment	-	372
Testing/Demo equipment	312	356
Leasehold improvements	84	84
Total	1,036	1,452
Less accumulated depreciation	(854)	(943)
Property and equipment, net	$182	$509

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. Leasehold improvements are depreciated over the related expected lease term. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

During the three months ended March 31, 2024, the Company re-assessed it’s carrying amounts of certain property and equipment due to reduced manufacturing of its commercial products and determined that these carrying amounts exceeded the estimated undiscounted future cash flows. Accordingly, the Company recorded a $253,411 impairment charge to current operations.

Depreciation expenses were $73,376 and $79,468 for the three months ended March 31, 2024 and 2023, respectively.

NOTE 5 – RIGHT TO USE ASSETS AND LEASE LIABILITY

As of March 31, 2024 and December 31, 2023, the Company had outstanding two leases with aggregate payments of $30,544 and $29,995 per month, respectively, expiring through July 31, 2025.

Right to use assets is summarized below:

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Right to use asset	$995	$995
Less accumulated amortization	(660)	(583)
Right to use assets, net	$335	$412

During the three months ended March 31, 2024 and 2023, the Company recorded $91,889 and $92,081 as lease expense to current period operations, respectively.

F-15

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Lease liability is summarized below:

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Total lease liability	$368	$452
Less: short term portion	(308)	(349)
Long term portion	$60	$103

Maturity analysis under these lease agreements are as follows (000’s):

Year ended December 31, 2024	278
Year ended December 31, 2025	106
Total	384
Less: Present value discount	(16)
Lease liability	$368

Lease expense for the three months ended March 31, 2024 and 2023 was comprised of the following:

	March 31, 2024 (000’s)	March 31, 2023 (000’s)
Operating lease expense	$77	$71
Short-term lease expense	7	6
Variable lease expense	8	15
Total	$92	$92

NOTE 6 – LEASE RECEIVABLES

In 2022, the Company entered into two leases for our PURE EP Platform at a rate of $4,333 per month each. The term of the leases is for 30 months with an option provided to extend for an additional one year. The leases also have an option to purchase at the end of the lease at the fair market value.

The Company determined the leases meet the criteria of a sales-type lease whereby the present value of the future expected revenue (less the present value of the estimated unguaranteed residual value), cost of sales and profit and loss are recognized at the lease inception. The discount rate utilized was the contract explicit rate of 2% per annum. The present value of the unguaranteed residual assets of $4 are included in net investment in leases in the balance sheet.

A reconciliation of lease receivables with customers for the three months ended March 31, 2024 and 2023 are presented below:

Three months ended March 31, 2024:

	Balance at December 31, 2023 (000’s)	Recognized in Revenue (000’s)	Invoiced to Customer (000’s)	Interest Earned (000’s)	Unguaranteed Residual Assets (000’s)	Balance at March 31, 2024 (000’s)
Contract asset	$120	$-	$(30)	$-	$4	$94
Less current portion	(103)	-	(15)	-	(2)	(90)
Noncurrent portion	$17	$-	$(15)	-	$2	$4

F-16

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Three months ended March 31, 2023:

	Balance at December 31, 2022 (000’s)	Recognized in Revenue (000’s)	Invoiced to Customer (000’s)	Interest Earned (000’s)	Unguaranteed Residual Assets (000’s)	Balance at March 31, 2023 (000’s)
Contract asset	$221	$-	$(30)	$-	$4	$195
Less current portion	(101)	-	-	-	-	(101)
Noncurrent portion	$120	$-	$(30)	-	$4	$94

Future cash flows under this lease agreement are as follows (000’s):

Year ended December 31, 2024	78
Year ended December 31, 2025	13
Present value of unguaranteed residual assets	4
Total	95
Less: Present value discount	(1)
Net investment in leases	$94

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at March 31, 2024 and December 31, 2023 consist of the following:

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Accrued accounting and legal	$1,608	$1,277
Accrued reimbursements and travel	9	9
Accrued consulting	682	804
Accrued research and development expenses	812	802
Accrued marketing	334	333
Accrued office and other	704	290
Accrued payroll	672	601
	$4,821	$4,116

NOTE 8 – NOTE PAYABLE-RELATED PARTY

On March 7, 2024, the Company issued a promissory note for $500,000 to a significant shareholder/investor due March 7, 2026. The promissory note is unsecured and bears interest of twelve percent (12%) per annum, payable at maturity. The Company may prepay all or any portion of the promissory note at any time without penalty.

NOTE 9 – STOCKHOLDER EQUITY

Preferred stock

The Company is authorized to issue 1,000,000 shares of $0.001 par value preferred stock. As of March 31, 2024 and December 31, 2023, the Company has designated 200 shares of Series A preferred stock, 600 shares of Series B preferred stock, 4,200 shares of Series C Preferred Stock, 1,400 shares of Series D Preferred Stock, 1,000 shares of Series E Preferred Stock and 200,000 shares of Series F Preferred Stock. As of March 31, 2024 and December 31, 2023, there were no outstanding shares of Series A, Series B, Series D, Series E and Series F preferred stock.

Series C Preferred Stock

As of March 31, 2024 and December 31, 2023, the Company had 105 shares of Series C Preferred stock issued and outstanding. During the three months ended March 31, 2024, the conversion price of the Series C Preferred stock was reset from $2.50 per share to $0.5302 per share. As such, the Company recorded a noncash deemed dividend of $132,931 during the three months ended March 31, 2024.

F-17

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Common stock

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. The Company accounted for the reverse stock split on a retrospective basis pursuant to ASC 260, Earnings Per Share. All authorized, issued and outstanding common stock, common stock warrants, stock option awards, exercise prices and per share data have been adjusted in these consolidated financial statements, on a retroactive basis, to reflect the reverse stock split for all periods presented. Authorized common and preferred stock was not adjusted because of the reverse stock split.

The Company is authorized to issue 200,000,000 shares of $0.001 par value common stock. As of March 31, 2024 and December 31, 2023, the Company had 11,165,007 and 9,040,043 shares issued and outstanding, respectively.

During the three months ended March 31, 2024, the Company issued an aggregate of 1,862,744 shares of common stock for services at a fair value of $1,250,595.

During the three months ended March 31, 2024, the Company issued an aggregate of 1,500 shares of common stock for vested restricted stock units.

At March 31, 2024, the Company accrued 75,000 shares of common stock due a consultant at an estimated fair value of $123,500.

Sale of common stock.

On January 12, 2024, the Company entered into a securities purchase agreement with certain accredited and institutional investors, pursuant to which the Company sold to the investors an aggregate of 260,720 shares of the Company’s common stock and warrants to purchase up to 130,363 shares of common stock, at a purchase price of $3.989 per share and a warrant to purchase one-half of a share. The warrants have an exercise price of $3.364 per share, will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance. The gross proceeds from this offering were $1,040,000.

NOTE 10 – OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS

BioSig Technologies, Inc.

2023 Long-Term Incentive Plan

On December 27, 2022, the Board of Directors of BioSig Technologies, Inc. approved the 2023 Long-Term Incentive Plan (the “2023 Plan”). The 2023 Plan provides for the issuance of options, stock appreciation rights, restricted stock and restricted stock units to purchase up to 876,595 shares, plus any prior plan awards of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on the quoted market price or in absence of such quoted market price, by the administrator in good faith.

Additionally, the vesting period of the grants under the Plan will be determined by the administrator, in its sole discretion, with an expiration period of not more than ten years. At March 31, 2024, there were 259,968 shares available under the 2023 Long-Term Incentive Plan.

Options

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from historical stock prices of the Company. The Company accounts for the expected life of options using the based on the contractual life of options for non-employees.

F-18

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

The following table presents information related to stock options at March 31, 2024:

Options Outstanding			Options Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$ Under 9.99	103,610	6.2	69,762
10.00-19.99	174,150	3.4	76,216
20.00-29.99	85,538	0.1	76,757
30.00-39.99	32,748	0.1	32,748
40.00-49.99	79,842	0.6	79,631
50.00-59.99	14,414	0.1	14,414
60.00-69.99	33,405	0.7	33,405
70.00-79.99	15,772	0.8	15,772
Over 79.99	4,000	0.1	4,000
	543,479	2.5	402,705

A summary of the stock option activity and related information for the Plan for the three months ended March 31, 2024 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2024	603,229	$25.67	6.7	$-
Forfeited/expired	(59,750)	$20.92
Outstanding at March 31, 2024	543,479	$26.19	2.5	$-
Exercisable at March 31, 2024	402,705	$31.12	1.8	$-

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on options with an exercise price less than the stock price of BioSig Technologies, Inc. of $0.661 as of March 31, 2024, which would have been received by the option holders had those option holders exercised their options as of that date.

The fair value of all options vesting during the three months ended March 31, 2024 and 2023 of $(2,682) and $257,187, respectively, was charged to current period operations. Unrecognized compensation expense of $178,967 at March 31, 2024 which the Company expects to recognize over a weighted average period of 0.31 years.

F-19

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of BioSig Technologies, Inc. at March 31, 2024:

Exercise	Number	Expiration
Price	Outstanding	Date
$3.364	130,363	July 2029
$3.573	1,399,386	May 2025-November 2028
$4.066	25,000	November 2032
$4.455	113,005	June 2028
$4.466	48,980	November 2028
$4.6626	64,982	April 2029
$4.9252	56,307	March 2029
$4.929	76,997	March 2029
$5.1358	116,045	July 2028
$7.181	95,761	July 2028
$7.502	9,846	July 2028
$7.963	88,324	August 2028
$9.000	21,709	June 2027
$9.596	84,390	January 2029
$10.0992	19,118	August 2028
$10.26	51,705	September 2028
$10.4678	84,296	September 2028
$11.30	40,417	October 2028
$13.28	96,198	November 2028
$14.00	174,013	September 2025
$48.00	25,000	February 2025 to July 2026
$61.60	56,892	November 2027
	2,878,734

During the three months ended March 31, 2024, the Company issued warrants to purchase an aggregate of 130,363 shares of its common stock to investors at an exercise price of $3.364 per share that are exercisable six months after the date of issuance and will expire five and one half years after following the date of issuance.

A summary of the warrant activity for three months ended March 31, 2024 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2024	2,748,371	$7.40	3.7	$1,717,104
Issued	130,363	$3.36	5.3	-
Outstanding at March 31, 2024	2,878,734	$7.21	3.6	$-

Vested and expected to vest at March 31, 2024	2,878,734	$7.21	3.6	$-
Exercisable at March 31, 2024	2,683,389	$7.46	3.4	$-

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on warrants with an exercise price less than the company’s stock price of $0.661 of March 31, 2024, which would have been received by the warrant holders had those warrants holders exercised their options as of that date.

The fair value of warrants issued for services during the three months ended March 31, 2024 and 2023 of $0 and was charged to current period operations. Unrecognized compensation expense of $0 at March 31, 2024.

Restricted Stock Units

The following table summarizes the restricted stock activity for the three months ended March 31, 2024:

Restricted shares issued as of January 1, 2024	163,250
Granted	500,000
Vested and issued	(1,500)
Forfeited	(56,750)
Total	605,000
Comprised of:
Vested restricted shares as of March 31, 2024	12,500
Unvested restricted shares as of March 31, 2024	592,500

F-20

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

On March 1, 2024, the Company granted 500,000 shares of its common stock to a key consultant, vesting in substantially equal monthly installments over one year, for services rendered, valued at $352,550.

Stock based compensation expense related to restricted stock grants was $(80,047) and $104,704 for the three months ended March 31, 2024 and 2023, respectively. The $(80,047) for the three months ended March 31, 2024 was the result of canceled unvested restricted stock units of terminated employees. As of March 31, 2024, the stock-based compensation relating to restricted stock of $634,367 remains unamortized.

ViralClear Pharmaceuticals, Inc.

2019 Long-Term Incentive Plan

On September 24, 2019, ViralClear’s Board of Directors approved the 2019 Long-Term Incentive Plan (as subsequently amended, the “ViralClear Plan”). The ViralClear Plan was approved by BioSig as ViralClear’s majority stockholder. The ViralClear Plan provides for the issuance of options, stock appreciation rights, restricted stock and restricted stock units to purchase up to 4,000,000 shares of ViralClear’s common stock to officers, directors, employees and consultants of the ViralClear. Under the terms of the ViralClear Plan, ViralClear may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of ViralClear only and nonqualified options. The Board of Directors of ViralClear or a committee thereof (the “Administrator”) administers the ViralClear Plan and determines the exercise price, vesting and expiration period of the grants under the ViralClear Plan.

However, the exercise price of an Incentive Stock Option should not be less than 110% of fair market value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair market value for a grantee who is not 10% stockholder. The fair market value of the common stock is determined based on the quoted market price or in absence of such quoted market price, by the Administrator in good faith.

Additionally, the vesting period of the grants under the ViralClear Plan will be determined by the Administrator, in its sole discretion, with an expiration period of not more than ten years. There are 2,650,071 shares remaining available for future issuance of awards under the terms of the ViralClear Plan.

ViralClear Options

The following table presents information related to stock options at March 31, 2024:

Options Outstanding			Options Exercisable
Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$5.00	25,000	0.25	25,000

The fair value of all options vesting during the three months ended March 31, 2024 of $0; and $0, respectively, was charged to current period operations. Unrecognized compensation expense of $0 at March 31, 2024 will be expensed in future periods.

F-21

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Warrants (ViralClear)

The following table presents information related to warrants (ViralClear) at March 31, 2024:

Exercise	Number	Expiration
Price	Outstanding	Date
$5.00	473,772	November 2027
10.00	6,575	May 2025
	480,347

Restricted stock units (ViralClear)

The following table summarizes the restricted stock activity for the three months ended March 31, 2024:

Restricted shares outstanding at January 1, 2024:	1,078,679
Forfeited	(240,000)
Total restricted shares outstanding at March 31, 2024:	838,679

Comprised of:
Vested restricted shares as of March 31, 2024	678,679
Unvested restricted shares as of March 31, 2024	160,000
Total	838,679

Stock based compensation expense related to restricted stock unit grants of ViralClear was $0 and $14,535 for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, the stock-based compensation relating to restricted stock of $0 remains unamortized.

BioSig AI Sciences, Inc.

Warrants (BioSig AI)

The following table summarizes information with respect to outstanding warrants to purchase common stock of BioSig AI at March 31, 2024:

Exercise	Number	Expiration
Price	Outstanding	Date
$1.00	130,500	June-July 2028

NOTE 11 – NON-CONTROLLING INTEREST

On November 7, 2018, the Company formed a subsidiary, now known as ViralClear, to pursue additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology, and subsequently in 2020, was repurposed to develop merimepodib, a broad-spectrum anti-viral agent that showed potential for the treatment of COVID-19. Since late 2020, ViralClear has been realigned with its original objective of pursuing additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology.

As of March 31, 2024 and December 31, 2023, the Company had a majority interest in ViralClear of 69.08%.

On July 2, 2020, the Company formed an additional subsidiary, now known as BioSig AI Sciences, Inc., to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potential. BioSig AI aims to contribute to the advancements of AI-based diagnoses therapies. In June and July 2023, BioSig AI sold 2,205,000 shares of its common stock for net proceeds of $1,971,277 to fund initial operations.

As of March 31, 2024 and December 31, 2023, the Company had a majority interest in BioSig AI of 84.5%.

F-22

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

A reconciliation of ViralClear Pharmaceuticals, Inc. and BioSig AI Sciences, Inc. non-controlling loss attributable to the Company:

Net loss attributable to the non-controlling interest for the three months ended March 31, 2024 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Net loss	$(41)	$(3)	$(44)
Average Non-Controlling interest percentage of losses	32%	-%	30%
Net loss attributable to non-controlling interest	$(13)	$(0)	$(13)

Net loss attributable to the non-controlling interest for the three months ended March 31, 2023 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Net loss	$(161)	$-	$(161)
Average Non-Controlling interest percentage of profit/losses	31%	0%	31%
Net loss attributable to non-controlling interest	$(50)	$-	$(50)

The following table summarizes the changes in non-controlling interest for the three months ended March 31, 2024 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Balance, January 1, 2024	$(158)	$184	$26
Net loss attributable to non-controlling interest	(13)	-	(13)
Balance, March 31, 2024	$(171)	$184	$13

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Operating leases

See Note 5 for operating lease discussion.

Licensing agreements

2017 Know-How License Agreement

On March 15, 2017, the Company entered into a know-how license agreement with Mayo Foundation for Medical Education and Research whereby the Company was granted an exclusive license, with the right to sublicense, certain know how and patent applications in the field of signal processing, physiologic recording, electrophysiology recording, electrophysiology software and autonomics to develop, make and offer for sale. The agreement expires in ten years from the effective date.

The Company is obligated to pay to Mayo Foundation a 1% or 2% royalty payment on net sales of licensed products, as defined. At March 31, 2024 and December 31, 2023, accounts payable due under the contract was $4.

F-23

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Patent and Know-How License Agreement – EP Software Agreement

On November 20, 2019, the Company entered into a patent and know-how license agreement (the “EP Software Agreement”) with Mayo Foundation for Medical Education and Research (“Mayo”). The EP Software Agreement grants to the Company an exclusive worldwide license, with the right to sublicense, within the field of electrophysiology software and under certain patent rights as described in the EP Software Agreement (the “Patent Rights”), to make, have made, use, offer for sale, sell and import licensed products and a non-exclusive license to the Company to use the research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information of Mayo to develop, make, have made, use, offer for sale, sell, and import licensed products. The EP Software Agreement will expire upon the later of either (a) the expiration of the Patent Rights or (b) the 10th anniversary of the date of the first commercial sale of a licensed product, unless earlier terminated by Mayo for the Company’s failure to cure a material breach of the EP Software Agreement, the Company’s or a sublicensee’s commencement of any action or proceedings against Mayo or its affiliates other than for an uncured material breach of the EP Software Agreement by Mayo, or insolvency of the Company.

In connection with the EP Software Agreement, the Company agreed to make earned royalty payments to Mayo in connection with the Company’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $625,000 in aggregate. At March 31, 2024 and December 31, 2023, accounts payable due under the contract was $0.

Amended and Restated Patent and Know-How License Agreement – Tools Agreement

On November 20, 2019, the Company entered into an amended and restated patent and know-how license agreement (the “Tools Agreement”) with Mayo. The Tools Agreement contains terms of license grant substantially identical to the EP Software Agreement, although it is for different patent rights and covers the field of electrophysiology systems. In June 2021, patent rights were issued (“Valid Claim”) as defined whereby the Company paid milestone one of $75,000 during the 2021 year.

In connection with the Tools Agreement, the Company agreed to pay Mayo an upfront consideration of $100,000. The Company also agreed to make earned royalty payments to Mayo in connection with the Company’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $550,000 in aggregate. At March 31, 2024 and December 31, 2023, accounts payable due under the contract was $0.

ViralClear Patent and Know-How License Agreement

On November 20, 2019, the Company’s majority-owned subsidiary, ViralClear, entered into a patent and know-how license agreement (the “ViralClear Agreement”) with Mayo. The ViralClear Agreement contains terms of license grant substantially identical to the EP Software Agreement and the Tools Agreement, although it is for different patent rights and covers the field of stimulation and electroporation for hypotension/syncope management, renal and non-renal denervation for hypertension treatment, and for use in treatment of arrhythmias in the autonomic nervous system.

In connection with the ViralClear Agreement, ViralClear agreed to make earned royalty payments to Mayo in connection with ViralClear’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $700,000 in aggregate. In June 2021, patent rights were issued (“Valid Claim”) as defined whereby the Company paid milestone one of $75,000 during the 2021 year. At March 31, 2024 and December 31, 2023, accounts payable due under the contract was $0.

Trek Therapeutics, PBC

In the event of sublicensing, sale, transfer, assignment or similar transaction, ViralClear agreed to pay Trek 10% of the consideration received.

As part of the acquired assets, ViralClear received an assignment and licensing rights agreement from Trek with a third-party vendor regarding certain formulas and compounds usage. The agreement calls for milestone payments upon marketing authorization (as amended and defined with respect of product in a particular jurisdiction in the territory, the receipt of all approvals from the relevant regulatory authority necessary to market and sell such product in any such jurisdiction, excluding any pricing approval or reimbursement authorization) in any first and second country of $10 million and $5 million, respectively, in addition to 6% royalty payments. At March 31, 2024 and December 31, 2023, accounts payable due under the contract was $0.

F-24

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

BioSig AI Sciences, Inc. – Consulting Agreement

On June 17, 2023, BioSig AI entered into an agreement with Reified Labs LLC (“Reified”) whereby Reified will work with the BioSig AI to develop datasets for the purpose of creating a foundational artificial intelligence platform. The agreement has a one-year term from the effective date and automatically renews for successive one year terms, unless terminated. On January 1, 2024, the contract was terminated.

BioSig AI is obligated to pay Reified a monthly consulting fee of $30,000. At March 31, 2024 December 31, 2023, accounts payable due under the contract was $90,000.

Defined Contribution Plan

Effective January 1, 2019, the Company established a qualified defined contribution plan (the “401(k) Plan”) pursuant to Section 401(k) of the Code, whereby all eligible employees may participate. Participants may elect to defer a percentage of their annual pretax compensation to the 401(k) plan, subject to defined limitations. The Company is required to make contributions to the 401(k) Plan equal to 3 percent of each participant’s eligible compensation, subject to limitations under the Code. For the three months ended March 31, 2024 and 2023, the Company charged operations $21,694 and $65,919, respectively, for contributions under the 401(k) Plan.

Purchase commitments.

As of March 31, 2024, the Company had aggregate purchase commitments of approximately $1,759,385 for future services or products, some of which are subject to modification or cancellations.

Litigation

Threatened litigation.

On March 22, 2024, plaintiff, Michael Gray Fleming (the “Plaintiff”), filed a lawsuit in Hennepin County, Minnesota District Court naming the Company, its former Chief Executive Officer and former Chief Financial Officer as defendants. The Plaintiff contends that the Company failed to meet its obligations in issuing the Plaintiff stock certificates at the end of the restricted period under the terms of a restricted stock award agreement, and is seeking $144,000 in damages and compensation for damages reasonably believed to exceed $50,000. The Company’s intent is to contest the allegations vigorously and, as of the date of this report, is unable to provide an evaluation of the outcome of the litigation within the probate or remote range or to provide an estimate of the amount of or a range of potential loss that might be incurred by the Company.

We may be subject at times to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

F-25

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

Stock-based compensation

The Company takes some tax positions, including the reporting of stock-based compensation, that may not be accepted by the Internal Revenue Service upon an examination, and we may be subject to penalties for underreporting of recipient’s income. The result of any such examination is uncertain, and any such penalties could be material to our financial position and results of operations given our current limited cash and revenues.

NOTE 13 – SEGMENT REPORTING

In accordance with ASC 280-10, the Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company has three reportable segments: BioSig Technologies, Inc. (parent), NeuroClear Technologies, Inc. and ViralClear Pharmaceuticals, Inc.

Information concerning the operations of the Company’s reportable segments is as follows:

	Three Months Ended March 31, 2024 (000’s)	Three Months Ended March 31, 2023 (000’s)
Revenues (from external customers)
BioSig	$14	$5
ViralClear	-	-
BioSig AI Sciences	-	-
	$14	$5

	Three Months Ended March 31, 2024 (000’s)	Three Months Ended March 31, 2023 (000’s)
Operating Expenses:
BioSig	$3,407	$7,230
ViralClear	41	161
BioSig AI Sciences	3	-
	$3,451	$7,391

	Three Months Ended March 31, 2024 (000’s)	Three Months Ended March 31, 2023 (000’s)
Loss from Operations
BioSig	$(3,391)	$(7,225)
ViralClear	(41)	(161)
BioSig AI Sciences	(3)	-
	$(3,437)	$(7,386)

F-26

BIOSIG TECHNOLOGIES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

(unaudited)

	March 31, 2024 (000’s)	December 31, 2023 (000’s)
Total Assets
BioSig	$821	$485
ViralClear	(542)	-
BioSig AI Sciences	1,310	1,313
	$1,589	$1,798

NOTE 14 – RELATED PARTY TRANSACTIONS

Accounts payable and accrued expenses include due to related parties comprised primarily director fees and travel reimbursements. Due to related parties as of March 31, 2024 and December 31, 2023 was $20,000 and $30,000, respectively.

On March 1, 2024, the Company issued 500,000 shares of common stock to Frederick D Hrkac, Chief Executive Officer and Chairman of the Board of Directors in exchange for consulting services with a fair value of $352,550, pursuant to a consulting agreement dated March 1, 2024.

On March 7, 2024, the company issued a promissory note to a significant shareholder for $500,000 (See Note 8.)

NOTE 15 – SUBSEQUENT EVENTS

On April 1, 2024, the Company granted 200,000 restricted stock units for shares of its common stock to employees, vesting in substantially equal monthly installments over one year.

On April 1, 2024, the Company issued 41,667 shares of its common stock for vested restricted stock units.

On April 16, 2024, the Company issued 278,000 shares of its common stock to consultants for services rendered valued at $419,780.

On May 1, 2024, the Company granted 200,000 restricted stock units for shares of its common stock to employees of which 150,000 shares were fully vested at the time of grant and 50,000 shares vest monthly over one year in substantially equal monthly installments.

On May 1, 2024, the Company issued 58,333 shares of its common stock for vested restricted stock units.

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company sold to the Investors an aggregate of 783,406 shares of the Company’s common stock at a purchase price of $1.4605 per share, and warrants to purchase up to 391,703 shares of common stock at an exercise price of $1.398 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $1,144,164, including $634,999 in cash and $509,165 representing conversion of the principal balance of and accrued interest on the previously issued related party note payable. The note was not convertible by its terms, but the holder has agreed to convert it into shares of common stock and warrants under the Purchase Agreement as described above. (See Note 9).

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

BioSig Technologies, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BioSig Technologies, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Marlton, New Jersey
April 16, 2024

F-28

BIOSIG TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$190	$357
Accounts receivable	24	9
Employee advance	5	-
Inventory, short term	-	336
Net investment in leases, short term	103	101
Prepaid expenses and vendor deposits	206	325
Total current assets	528	1,128

Property and equipment, net	509	665

Right-to-use assets, net	412	705

Other assets:
Inventory, long term	-	1,141
Net investment in leases, long term	17	120
Patents, net	288	307
Other assets	44	44

Total assets	$1,798	$4,110

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses, including $30 and $120 to related parties as of December 31, 2023 and 2022, respectively	$4,116	$2,852
Customer deposits	16	-
Deferred revenue, short term	-	5
Dividends payable	101	91
Lease liability, short term	349	313
Total current liabilities	4,582	3,261

Lease liability, long term	103	452
Total long-term liabilities	103	452

Total liabilities	4,685	3,713

Commitments and contingencies (Note 12)

Series C 9% Convertible Preferred Stock, $0.001 par value, $1,000 stated value, authorized 4,200 shares, 105 shares issued and outstanding; liquidation preference of $105 as of December 31, 2023 and 2022	105	105

Equity (Deficit):
Preferred stock, $0.001 par value, authorized 1,000,000 shares, designated 200 shares of Series A, 600 shares of Series B, 4,200 shares of Series C, 1,400 shares of Series D, 1,000 shares of Series E, 200,000 shares of Series F Preferred Stock. 105 shares of Series C outstanding as of December 31, 2023 and 2022 (see above)	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares, 9,040,043 and 5,505,068 issued and outstanding as of December 31, 2023 and 2022, respectively	9	5
Additional paid in capital	241,988	216,282
Accumulated deficit	(245,015)	(215,974)
Total stockholders’ equity (deficit) attributable to BioSig Technologies, Inc.	(3,018)	313
Non-controlling interest	26	(21)
Total equity (deficit)	(2,992)	292

Total liabilities and equity (deficit)	$1,798	$4,110

The accompanying notes are an integral part of these Consolidated Financial Statements

F-29

BIOSIG TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Par Value and Share Amounts)

	Year ended December 31,
	2023	2022
Revenue:
Product	$-	$254
Service	18	32
Total revenue	18	286

Cost of revenue	-	57

Gross profit	18	229

Operating expenses:
Research and development	5,092	5,821
General and administrative	23,077	21,380
Depreciation and amortization	361	293
Total operating expenses	28,530	27,494

Loss from operations	(28,512)	(27,265)

Other income (expense):
Interest income, net	9	3
Other income (expense), net:	(187)	-

Loss before income taxes	(28,690)	(27,262)

Income taxes (benefit)	-	-

Net loss	(28,690)	(27,262)

Non-controlling interest	(351)	210

Net loss attributable to BioSig Technologies, Inc.	(29,041)	(27,052)

Preferred stock dividend	(9)	(9)
Preferred stock deemed dividend	-	(210)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(29,050)	$(27,271)

Net loss per common share, basic and diluted	$(3.95)	$(6.33)

Weighted average number of common shares outstanding, basic and diluted	7,351,794	4,307,244

The accompanying notes are an integral part of these Consolidated Financial Statements

F-30

BIOSIG TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31, 2023 AND 2022

(In Thousands, Except Par Value and Share Amounts)

			Additional
	Common stock		Paid in	Accumulated	Non-controlling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2021	3,600,701	$4	$201,159	$(188,922)	$219	$12,460
Common stock issued for services	193,000	*	2,109	-	-	2,109
Sale of common stock and warrants, net transactional costs of $528	1,265,795	1	8,282	-	-	8,283
Sale of common stock under At-the-market offering, net of transaction expenses of $96	308,491	*	2,070	-	-	2,070
Common stock issued upon exercise of warrants at $2.50 per share	87,300	*	218	-	-	218
Common stock issued in settlement of accounts payable	23,864	*	105	-	-	105
Change in fair value of modified options	-	-	15	-	-	15
Issuance of subsidiary stock in settlement of debt to parent	-	-	(292)		292	-
Stock based compensation	25,917	*	2,625	-	(322)	2,303
Accretion of deemed preferred stock dividend	-	-	210	-	-	210
Deemed preferred stock dividend	-	-	(210)	-	-	(210)
Preferred stock dividend	-	-	(9)	-	-	(9)
Net loss	-	-	-	(27,052)	(210)	(27,262)
Balance, December 31, 2022	5,505,068	5	216,282	(215,974)	(21)	292
Common stock for services	882,463	1	7,616	-	-	7,617
Sale of common stock and warrants, net transactional costs of $1,067	2,313,599	3	15,298	-	-	15,301
Sale of common stock under At-the-market offering, net of transactional expenses of $192	50,792	*	60	-	-	60
Common stock issued in settlement of accounts payable	8,800	*	105	-	-	105
Common stock issued for exercise of warrants cashlessly	4,360	*	*	-	-	-
Sale of subsidiary stock	-	-	1,675	-	296	1,971
Stock based compensation	274,961	*	961	-	(600)	361
Preferred stock dividend	-	-	(9)	-	-	(9)
Net loss	-	-	-	(29,041)	351	(28,690)
Balance, December 31, 2023	9,040,043	$9	$241,988	$(245,015)	$26	$(2,992)

See the accompanying notes to the Consolidated Financial Statements

*	Less than $1

F-31

BIOSIG TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands, Except Par Value and Share Amounts)

	Year ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,690)	$(27,262)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	361	293
Non-cash lease expense	293	373
Non-cash inventory write-down	1,976	-
Equity based compensation	7,978	4,412
Change in fair value of modified options	-	15
Changes in operating assets and liabilities:
Accounts receivable	(15)	(9)
Lease receivables	101	(220)
Employee advances	(5)	-
Inventory	(498)	284
Prepaid expenses and other	118	30
Deferred revenue	(5)	(32)
Customer deposits	16	-
Accounts payable and accrued expenses	1,370	776
Operating lease liabilities	(313)	(365)
Net cash used in operating activities	(17,313)	(21,705)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(186)	(168)
Net cash used in investing activity	(186)	(168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	15,301	8,283
Proceeds from sale of common stock under a At-the-market offering, net of issuance costs	60	2,070
Proceeds from sale of subsidiary stock to non-controlling interest, net of issuance costs	1,971
Proceeds from exercise of warrants	-	218
Net cash provided by financing activities	17,332	10,571

Net decrease in cash and cash equivalents	(167)	(11,302)

Cash, beginning of the period	357	11,659
Cash, end of the period	$190	$357

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1	$-
Cash paid during the period for income taxes	$-	$-

Noncash investing and financing activities:
Common stock issued in settlement of debt	$105	$105
Dividend payable on preferred stock charged to additional paid in capital	$9	$9
Series C convertible preferred stock deemed dividend	$-	$210
Record right-to-use assets and related lease liability	$-	$502

The accompanying notes are an integral part of these Consolidated Financial Statements

F-32

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Business and organization

BioSig Technologies, Inc. was initially incorporated on February 24, 2009 under the laws of the State of Nevada and subsequently re-incorporated in the state of Delaware in 2011. The Company is principally devoted to improving the standard care in electrophysiology with our PURE EP System’s enhanced signal acquisition, digital signal processing, and analysis during ablation of cardiac arrhythmias. The Company has generated minimal revenue to date and consequently its operations are subject to all risks inherent in business enterprises in early commercialization stage.

On November 7, 2018, the Company formed a subsidiary under the laws of the State of Delaware originally under the name of NeuroClear Technologies, Inc. which was renamed to ViralClear Pharmaceuticals, Inc. (“ViralClear”) in March 2020. The subsidiary was established to pursue additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology, and subsequently in 2020, was repurposed to develop merimepodib, a broad-spectrum anti-viral agent that showed potential for the treatment of COVID-19. Since late 2020, ViralClear has been realigned with its original objective of pursuing additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology.

In 2019 and 2020, ViralClear sold an aggregate of 1,965,240 shares of its common stock to investors for net proceeds of $15.6 million and issued an aggregate of 894,869 shares of its common stock in connection with acquiring assets and with know-how agreements. As of December 31, 2023 and 2022, the Company had a majority interest in ViralClear of 69.08%.

On July 2, 2020, the Company formed an additional subsidiary, NeuroClear Technologies, Inc., a Delaware corporation, which was renamed to BioSig AI Sciences, Inc. (“BioSig AI”) on May 31, 2023. The subsidiary was established to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potentials. BioSig AI aims to contribute to the advancements of AI-based diagnoses and therapies. In June and July 2023, BioSig AI sold an aggregate of 2,205,000 shares of its common stock for net proceeds of $1,971,277 to fund initial operations. At December 31, 2023, the Company had a majority interest in BioSig AI of 84.5% (see Notes 9 and 11).

On January 28, 2024 and February 20, 2024, management of the Company commenced a workforce reduction intended to reduce significantly the annual cash burn which was completed as of February 20, 2024. The workforce reduction consisted of the departure of sixteen employees, effective as of January 31, 2024 and included the departure of John Sieckhaus, the Company’s Chief Operating Officer, and Gray Fleming, the Company’s Chief Commercial Officer and twenty six employees effective February 20, 2024. The effect of the workforce reductions has significantly reduced operations in the short-term.

On March 5, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq (the “Staff”) stating that the Company has not regained compliance with Listing Rule 5550(a)(2) because the Company’s common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market, and the Company is not eligible for a second 180 day cure period under Rule 5810(c)(3)(A)(2) because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market, and that accordingly, Nasdaq would delist the Company’s common stock unless the Company requested an appeal of this determination. On March 11, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel to appeal the Staff’s delisting determination.

On March 12, 2024, the Company received a letter from the Staff stating that based upon the Staff’s review of the Company and pursuant to Listing Rule 5101, the Staff believes that the Company no longer has an operating business and is a “public shell,” and that the continued listing of its securities is no longer warranted, in view of work force reductions and resignations of members of the board of directors and officers (see below).

The letter further stated that the Company no longer meets the requirement of Rule 5550(b)(2) to maintain a minimum Market Value of Listed Securities of $35 million, if none of the other standards set forth in Rule 5550(b) is met.

F-33

The Staff stated that the foregoing matters serve as an additional basis for delisting the Company’s common stock from The Nasdaq Stock Market, and that the Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

The Company intends also to appeal the foregoing determinations. The requested hearing before the Hearings Panel will be held on May 7, 2024.

Delisting from Nasdaq Stock Market could negatively impact the Company’s ability to raise additional financing to fund future operations.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2023, the Company had cash of $0.2 million and working capital deficit of $4.1 million. During the year ended December 31, 2023, the Company used net cash in operating activities of $17.3 million. These balances create a liquidity concern, which in turn raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s primary source of operating funds since inception has been cash proceeds from sale of common and preferred stock. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future.

The Company’s plans include the continued commercialization of the PURE EP System and other applications of our core technology and raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. The Company’s strategic shift to potentially hiring a team of an additional 4-6 persons to execute a business development strategy of finding partners for the commercialization of PURE EP, develop new products in the field of Pulse Field Ablation and to continue to integrate PURE EP into today’s lab equipment will allow the Company to significantly reduce operating expenses.

The Company will require additional financing to fund future operations. Further, although the Company began commercial operations, there is no assurance that the Company will be able to generate sufficient cash flow to fund operations. In addition, there can be no assurance that the Company’s continuing research and development will be successfully completed or that any additional products will be commercially viable.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Reverse Stock Split

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. The Company accounted for the reverse stock split on a retrospective basis pursuant to ASC 260, Earnings Per Share. All authorized, issued and outstanding common stock, common stock warrants, stock option awards, exercise prices and per share data have been adjusted in these consolidated financial statements, on a retroactive basis, to reflect the reverse stock split for all periods presented. Authorized common and preferred stock was not adjusted because of the reverse stock split.

Principals of consolidation

The accompanying consolidated financial statements include the accounts of BioSig Technologies, Inc. and its majority owned subsidiary, ViralClear Pharmaceuticals, Inc., and wholly owned subsidiary, NeuroClear Technologies, Inc. herein collectively referred to as the “Company” or “BioSig”. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-34

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability and useful lives of long-lived assets, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Revenue Recognition

The Company derives its revenue primarily from the sale of its medical device, the PURE EP™ System, and well as related support and maintenance services and software upgrades in connection with the system.

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 842, Leases (“ASC 842”) for lease components and ASC 606, Revenue from Contracts with Customers (“ASC 606”) for non-lease components. For medical device sales, the Company recognize revenue under ASC 606.

The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Under ASC 606, the Company determines revenue recognition through the following five steps:

●	Identify the contract with the customer;

●	Identify the performance obligations in the contract;

●	Determine the transaction price;

●	Allocate the transaction price to the performance obligation in the contract; and

●	Recognize revenue when, or as, the performance obligations are satisfied.

Performance obligations are the units of accounting for revenue recognition and generally represent the distinct goods or services that are promised to the customer. If the Company determines that it has not satisfied a performance obligation, it will defer recognition of the revenue until the performance obligation is deemed to be satisfied. Once the PURE EP Platform is delivered, installed, and accepted by the customer, our performance obligation is recognized. Support, maintenance, and software upgrades are performance obligations over a defined period and are recognized ratably over the contractual service period. Customers typically purchase these services with the initial sale of the PURE EP Platform and do not have the right to terminate their contracts unless we fail to perform material obligations.

The Company may execute more than one contract with a single customer. If so, it is evaluated whether the agreements were negotiated as a package with a single objective, whether the amount of consideration to be paid in one agreement depends on the price and/or performance of another agreement, or whether the goods or services promised in the agreements represent a single performance obligation. The conclusions reached can impact the allocation of the transaction price to each performance obligation and the timing of revenue recognition related to those arrangements.

The Company records accounts receivable for amounts invoiced to customers for which the Company has an unconditional right to consideration as provided under the contractual arrangement. Unbilled receivables, if any, include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. Deferred revenue includes payments received in advance of performance under the contract. Our unbilled receivables and deferred revenue are reported on an individual contract basis at the end of each reporting period. Unbilled receivables are classified as current or noncurrent based on the timing of when we expect to bill the customer. Deferred revenue is classified as current or noncurrent based on the timing of when we expect to recognize revenue.

F-35

The Company’s unconditional right to consideration for goods and services transferred to the customer is included in accounts receivable, net (if any) in the Company’s consolidated balance sheet.

In 2022, the Company entered two leases for our PURE EP Platform at a rate of $4,333 per month each. The term of the leases is for 30 months with an option provided to extend for an additional one year. The leases also have an option to purchase at the end of the lease at the fair market value. The Company accounts for the leases in accordance with ASC 842 and ASC 606.

The Company determined the leases meet the criteria of a sales-type lease whereby the present value of the future expected revenue (less the present value of the estimated unguaranteed residual value), cost of sales and profit and loss are recognized at the lease inception. Non-lease components are recognized under ASC 606. The discount rate utilized was the contract explicit rate of 2% per annum. (See Note 6 – Lease Receivables).

A reconciliation of contract liabilities with customers for the year ended December 31, 2023 and 2022, are presented below:

Year ended December 31, 2023:

	Balance at December 31, 2022 (000’s)	Consideration Received (000’s)	Recognized in Revenue (000’s)	Balance at December 31, 2023 (000’s)
Service revenue	$5	$13	$(18)	$-

Year ended December 31, 2022:

	Balance at December 31, 2021 (000’s)	Consideration Received (000’s)	Recognized in Revenue (000’s)	Balance at December 31, 2022 (000’s)
Product revenue	$-	$254	$(254)	$-
Service revenue	37	-	(32)	5
Total	$37	$254	$(286)	$5

The table below summarizes our deferred revenue as of December 31, 2023 and 2022:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Deferred revenue-current	$-	$5
Deferred revenue-noncurrent	-	-
Total deferred revenue	$-	$5

The Company had three customers which accounts for 48.1%, 29.7% and 22.2% of our revenue in the year ended December 31, 2023 and three customers which accounts for approximately 44.4%, 44.4% and 11.2% of our revenue in the year ended December 31, 2022.

The Company had three customers which accounts for approximately 62.3%, 19.6% and 18.0% of our outstanding accounts receivable at December 31, 2023 and at December 31, 2022, the Company had two customers representing 52.2% and 47.8% of the outstanding accounts receivable.

F-36

The Company utilized one contract manufacturer for the manufacture and supply of the PURE EP Platform for the year ended December 31, 2023 and 2022.

Deferred Costs (Contract acquisition costs)

The Company capitalizes initial and renewal sales commissions in the period the commission is earned, which generally occurs when a customer contract is obtained, and amortize deferred commission costs on a straight-line basis over the expected period of benefit, which we have deemed to be the contract term. As a practical expedient, the Company expenses sales commissions as incurred when the amortization period of related deferred commission costs would have been one year or less.

Cost of Revenue

Cost of revenue consists primarily of the delivered cost of our medical device(s) sold or leased under a sales-type lease.

Allowance for Doubtful Accounts

The Company adjusts accounts receivable down to net realizable value with its allowance methodology. In determining the allowance for doubtful accounts for estimated losses, aged receivables are analyzed periodically by management. Each identified receivable is reviewed based upon historical collection experience, financial condition of the customer and the status of any open or unresolved issues with the customer preventing the payment thereof. Corrective action, if necessary, is taken by the Company to resolve open issues related to unpaid receivables. The allowance for doubtful accounts was $0 at December 31, 2023 and 2022. The Company believes that its reserve is adequate, however results may differ in future periods. For the year ended December 31, 2023 and 2022, bad debt expense totaled $0.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit. At December 31, 2023 and 2022, deposits in excess of FDIC limits were nil and $0.05 million, respectively.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Inventory

The inventory is comprised of finished goods available for sale and are stated at the lower of cost or net realizable value using specific identification method for serial numbered inventory and first-in, first-out method for all other inventory for valuation. The inventory at December 31, 2023 and 2022 was comprised of the following:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Finished goods	$1,976	$1,477
Less: Inventory reserve	(1,976)	-
Finished goods, net	-	1,477
Finished goods-short term	-	336
Finished goods-long term	$-	$1,141

F-37

During the year ended December 31, 2023, the Company recorded an allowance for inventory for $1,976 due to age of underlying product.

Prepaid Expenses and Vendor Deposits

Prepaid expenses and vendor deposits are comprised of prepaid insurance, operating expenses and other prepayments.

Leases (lessee)

The Company determines if a contractual arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities on the Company’s consolidated balance sheet. The Company evaluates and classifies leases as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All the Company’s real estate leases are classified as operating leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term.

The lease payments included in the present value are fixed lease payments. As most of the Company’s leases do not provide an implicit rate, the Company estimates its collateralized incremental borrowing rate, based on information available at the commencement date, in determining the present value of lease payments. The Company applies the portfolio approach in applying discount rates to its classes of leases. The operating lease ROU assets include any payments made before the commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not currently have subleases. The Company does not currently have residual value guarantees or restrictive covenants in its leases.

Leases (lessor)

The Company classifies contractual lease arrangements entered as a lessor as a sales-type, direct financing or operating lease as described in ASC 842-Leases. For sales-type leases, the Company derecognizes the leased asset and recognizes the lease investment on the balance sheet.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

F-38

Other Assets:

Other assets are comprised of the following:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Security deposits	43	43
Trademarks	1	1
Total other assets	$44	$44

Impairment of Long-lived Assets

The Company recognizes an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method. The Company did not recognize and record any impairments of long-lived assets used in operations during the year ended December 31, 2023 and 2022.

Research and Development Costs

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $5.1 million and $5.8 million for the year ended December 31, 2023 and 2022, respectively.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of basic and diluted loss per share as of December 31, 2023 and 2022 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net income (loss) per share are as follows:

	December 31, 2023	December 31, 2022
Series C convertible preferred stock	65,711	65,562
Options to purchase common stock	603,229	455,548
Warrants to purchase common stock	2,748,371	421,711
Restricted stock units to acquire common stock	163,250	23,958
Totals	3,580,561	966,779

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award as measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

F-39

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Patents, Net

The Company capitalizes certain initial asset costs in connection with patent applications including registration, documentation and other professional fees associated with the application. Patent costs incurred prior to the Company’s U.S. Food and Drug Administration (“FDA”) 510(k) application on March 28, 2018 were charged to research and development expense as incurred. Commencing upon first in-man trials on February 18 and 19, 2019, capitalized costs are amortized to expense using the straight-line method over the lesser of the legal patent term or the estimated life of the product of 20 years. During the years ended December 31, 2023 and 2022, the Company recorded amortization of $19,106 and $19,006 to current period operations, respectively.

Warranty

The Company generally warrants its products to be free from material defects and to conform to material specifications for a period of up to two (2) years. Warranty expense is estimated based primarily on historical experience and is reflected in the consolidated financial statements.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein represents all of the material financial information related to the Company’s principal operating segments. (See Note 13 – Segment Reporting).

Non-controlling Interest

The Company’s non-controlling interest represents the non-controlling shareholders ownership interests related to the Company’s subsidiaries, ViralClear and BioSig AI. The Company reports its non-controlling interest in subsidiaries as a separate component of equity in the unaudited condensed consolidated balance sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common shareholders on the face of the unaudited condensed consolidated statements of operations. The Company’s equity interest in ViralClear and BioSig AI is 69.08% and 84.48%; and the non-controlling stockholders’ interest is 30.92% and 15.52%, respectively as of December 31, 2023 and December 31, 2022. This is reflected in the consolidated statements of changes in equity.

Warrants

The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (ASC 480), and ASC 815, Derivatives and Hedging (ASC 815), depending on the specific terms of the warrant agreement.

F-40

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses on available-for-sale debt securities to be recorded through an allowance for credit losses instead of as a reduction in the amortized cost basis of the securities. ASU 2016-13 was effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. On January 1, 2023, the Company adopted ASU 2016-13. The adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about our effective tax rate reconciliation as well as information on income taxes paid. The guidance will first be effective in our annual disclosures for the year ending December 31, 2025, and should be applied on a prospective basis with the option to apply retrospectively. Early adoption is permitted. The Company is in the process of assessing the impact of ASU 2023-09 on our disclosures.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2023 and 2022 is summarized as follows:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Computer equipment	$531	$397
Furniture and fixtures	109	109
Manufacturing equipment	372	372
Testing/Demo equipment	356	304
Leasehold improvements	84	84
Total	1,452	1,266
Less accumulated depreciation	(943)	(601)
Property and equipment, net	$509	$665

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. Leasehold improvements are depreciated over the related expected lease term. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Depreciation expenses were $342,028 and $273,915 for the year ended December 31, 2023 and 2022, respectively.

NOTE 5 – RIGHT TO USE ASSETS AND LEASE LIABILITY

As of December 31, 2023 and 2022, the Company had outstanding two leases with aggregate payments of $29,995 and $28,951 per month, respectively, expiring through July 31, 2025.

Right to use assets is summarized below:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Right to use asset	$995	$995
Less accumulated amortization	(583)	(290)
Right to use assets, net	$412	$705

F-41

During the years ended December 31, 2023 and 2022, the Company recorded $378,263 and $438,129 as lease expense to current period operations, respectively.

Lease liability is summarized below:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Total lease liability	$452	$765
Less: short term portion	(349)	(313)
Long term portion	$103	$452

Maturity analysis under these lease agreements are as follows (000’s):

Year ended December 31, 2024	370
Year ended December 31, 2025	106
Total	476
Less: Present value discount	(24)
Lease liability	$452

Lease expense for the year ended December 31, 2023 and 2022 was comprised of the following:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Operating lease expense	$337	$373
Short-term lease expense	33	37
Variable lease expense	8	28
Total	$378	$438

NOTE 6 – LEASE RECEIVABLES

In 2022, the Company entered into two leases for our PURE EP Platform at a rate of $4,333 per month each. The term of the leases is for 30 months with an option provided to extend for an additional one year. The leases also have an option to purchase at the end of the lease at the fair market value.

The Company determined the leases meet the criteria of a sales-type lease whereby the present value of the future expected revenue (less the present value of the estimated unguaranteed residual value), cost of sales and profit and loss are recognized at the lease inception. The discount rate utilized was the contract explicit rate of 2% per annum. The present value of the unguaranteed residual assets of $4 are included in net investment in leases in the balance sheet.

A reconciliation of lease receivables with customers for the year ended December 31, 2023 and 2022 are presented below:

Year ended December 31, 2023:

	Balance at December 31, 2022 (000’s)	Recognized in Revenue (000’s)	Invoiced to Customer (000’s)	Interest Earned (000’s)	Unguaranteed Residual Assets (000’s)	Balance at December 31, 2023 (000’s)
Contract asset	$221	$-	$(100)	$3	$4	$120
Less current portion	(101)	-	(2)	-	-	(103)
Noncurrent portion	$120	$-	$(102)	3	$4	$17

F-42

Year ended December 31, 2022:

	Balance at December 31, 2021 (000’s)	Recognized in Revenue (000’s)	Invoiced to Customer (000’s)	Interest Earned (000’s)	Unguaranteed Residual Assets (000’s)	Balance at December 31, 2022 (000’s)
Contract asset	$-	$254	$(39)	$2	$4	$221
Less current portion	-	-	-	-	-	(120)
Noncurrent portion	$-	$254	$(39)	2	$4	$101

Future cash flows under this lease agreement are as follows (000’s):

Year ended December 31, 2024	104
Year ended December 31, 2025	13
Present value of unguaranteed residual assets	4
Total	121
Less: Present value discount	(1)
Net investment in leases	$120

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2023 and 2022 consist of the following:

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Accrued accounting and legal	$1,277	$646
Accrued reimbursements and travel	9	33
Accrued consulting	804	546
Accrued research and development expenses	802	625
Accrued marketing	333	256
Accrued office and other	290	220
Accrued payroll	601	513
Accrued settlement related to arbitration	-	13
	$4,116	$2,852

NOTE 8 – SERIES C 9% CONVERTIBLE PREFERRED STOCK

Series C 9% Convertible Preferred Stock

On January 9, 2013, the Board of Directors authorized the issuance of up to 4,200 shares of 9% Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

The Series C Preferred Stock is entitled to preference over holders of junior stock upon liquidation in the amount of $1,000 plus any accrued and unpaid dividends; entitled to dividends as a preference to holders of junior stock at a rate of 9% per annum of the stated value of $1,000 per share, payable quarterly beginning on September 30, 2013 and are cumulative. The holders of the Series C Preferred Stock vote together with the holders of our common stock on an as-converted basis but may not vote the Series C Preferred Stock in excess of the beneficial ownership limitation of the Series C Preferred Stock. The beneficial ownership limitation is 4.99% of our then outstanding shares of common stock following such conversion or exercise, which may be increased to up to 9.99% of our then outstanding shares of common stock following such conversion or exercise upon the request of an individual holder. The beneficial ownership limitation is determined on an individual holder basis, such that the as-converted number of shares of one holder is not included in the shares outstanding when calculating the limitation for a different holder.

F-43

As a result of an amendment to the conversion price of our Series C Preferred Stock, the conversion price effective as of December 31, 2020 was $3.75 per share, subject to certain reset provisions. In 2021, the conversion price was reset from $3.75 per share to $2.27 per share and in 2022 reset to $0.25 per share. As such, the Company recorded a noncash deemed dividend of $209,682 during the year ended December 31, 2022.

The Series C Preferred Stock contains triggering events which would, among other things, require redemption (i) in cash, at the greater of (a) 120% of the stated value of $1,000 or (b) the product of (I) the variable weighted average price of our common stock on the trading day immediately preceding the date of the triggering event and (II) the stated value divided by the then conversion price or (ii) in shares of our common stock, equal to a number of shares equal to the amount set forth in (i) above divided by 75%. As of December 31, 2023 and 2022, the aggregate stated value of our Series C Preferred Stock was $105,000. The triggering events include our being subject to a judgment of greater than $100,000 or our initiation of bankruptcy proceedings. If any of the triggering events contained in our Series C Preferred Stock occur, the holders of our Series C Preferred Stock may demand redemption, an obligation the Company may not have the ability to meet at the time of such demand. The Company will be required to pay interest on any amounts remaining unpaid after the required redemption of our Series C Preferred Stock, at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. Accordingly, the Company has classified the Series C Preferred Stock as a mezzanine obligation in the accompanying consolidated balance sheets.

Series C Preferred Stock issued and outstanding totaled 105 as of December 31, 2023 and 2022. As of December 31, 2023 and 2022, the Company has accrued $100,567 and $91,117 dividends payable on the Series C Preferred Stock.

NOTE 9 – STOCKHOLDER EQUITY

Preferred stock

The Company is authorized to issue 1,000,000 shares of $0.001 par value preferred stock. As of December 31, 2023 and 2022, the Company has designated 200 shares of Series A preferred stock, 600 shares of Series B preferred stock, 4,200 shares of Series C Preferred Stock, 1,400 shares of Series D Preferred Stock, 1,000 shares of Series E Preferred Stock and 200,000 shares of Series F Preferred Stock. As of December 31, 2023, and 2022, there were no outstanding shares of Series A, Series B, Series D, Series E and Series F preferred stock.

Common stock

On January 31, 2024, the Company filed a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, effective February 2, 2024. Pursuant to the Reverse Stock Split Amendment, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. The Company accounted for the reverse stock split on a retrospective basis pursuant to ASC 260, Earnings Per Share. All authorized, issued and outstanding common stock, common stock warrants, stock option awards, exercise prices and per share data have been adjusted in these consolidated financial statements, on a retroactive basis, to reflect the reverse stock split for all periods presented. Authorized common and preferred stock was not adjusted because of the reverse stock split.

The Company is authorized to issue 200,000,000 shares of $0.001 par value common stock. As of December 31, 2023 and 2022, the Company had 9,040,043 and 5,505,068 shares issued and outstanding, respectively.

2022:

During the year ended December 31, 2022, the Company issued 193,000 shares of common stock for services at a fair value of $2,108,500.

During the year ended December 31, 2022, the Company issued an aggregate of 25,917 shares of its common stock for vested restricted stock units.

F-44

During the year ended December 31, 2022, the Company issued an aggregate of 23,864 shares of its common stock in settlement of outstanding accounts payable of $105,000.

On November 3, 2022, the Company reduced the exercise price of the March 21, 2022 issued warrants (see below) from an exercise price of $14.00 per share to $2.50 per share from November 4, 2022 through November 10, 2022. The Company issued an aggregate of 87,300 shares of Common Stock for warrants exercised for a total of $218,250.

At December 31, 2022, the Company accrued 237,000 obligated, but unissued shares of common stock for services at a fair value of $1,060,740.

Sale of common stock

On March 21, 2022, the Company entered into a securities purchase agreement with several institutional and accredited investors, pursuant to which the Company sold in a registered direct offering an aggregate of 261,313 shares of the Company’s common stock, at an offering price of $11.50 per share and warrants to purchase up to 261,313 shares of common stock at an exercise price of $14.00 per share, that are exercisable six months after the date of issuance and will expire three and one-half years following the date of issuance, for gross proceeds of approximately $3,005,000, net of expenses of approximately $5,000.

On June 24, 2022, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (the “Underwriter”), which was amended and restated on June 28, 2022 (the “Amended and Restated Underwriting Agreement”), relating to a best-efforts public offering (the “June 2022 Offering”) of 434,168 shares of the Company’s common stock. The public offering price of the common stock was $7.50 per share. After the underwriting discounts, which includes a reduced discount with respect to certain Company-introduced investors, and offering expenses, the Company received net proceeds from the offering of approximately $2,818,000.

Pursuant to the Amended and Restated Underwriting Agreement, the Company issued to the Underwriter, or its designees warrants to purchase up to an aggregate 21,709 shares of common stock, or 5% of the number of common stock sold in the offering.

On November 18, 2022, the Company entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the Company sold to the investors an aggregate of 354,152 shares (the “Shares”) of the Company’s common stock at a purchase price of $4.10 per share, in exchange for aggregate consideration of $1,411,775, net of expenses of $40,225.

On December 21, 2022, the Company entered into a Securities Purchase Agreement with certain institutional and accredited investors pursuant to which the Company sold to the investors an aggregate of 216,162 shares of the Company’s common stock at a purchase price of $5.10 per share, and warrants to purchase up to 108,081 shares of common stock at an exercise price of $4.50 per share, that are exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $1,050,960, net of expenses of $47,132.

ATM Sales Agreement

On May 17, 2022, the Company entered into an ATM Sales Agreement (the “Sales Agreement”) with Virtu Americas LLC to act as the Company’s sales agent or principal (“Agent”), with respect to the issuance and sale of up to $10.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering.

The Company will pay Agent a commission of up to 2.5% of the gross proceeds from the sale of the common stock pursuant to the Sales Agreement.

From May 18, 2022 through November 29, 2022, the Company sold 308,491 shares of its common stock through the Sales Agreement for net proceeds of $2,069,582, after transactional costs of $121,926.

F-45

On November 30, 2022, the Company delivered written notice to the Agent to terminate the Sales Agreement, effective December 1, 2022 pursuant to Section 13(b) of the Sales Agreement. The Company is not subject to any termination penalties related to the termination of the Sales Agreement.

2023:

During the year ended December 31, 2023, the Company issued an aggregate of 882,463 shares of common stock for services at a fair value of $7,617,242, of which 237,000 common shares at a fair value of $1,060,740 was recognized as stock based compensation during the year ended December 31, 2022.

During the year ended December 31, 2023, the Company issued an aggregate of 8,800 shares of common stock in settlement of 2022 board fees at a fair value of $104,720.

During the year ended December 31, 2023, the Company issued an aggregate of 37,961 shares of common stock for vested restricted stock units.

At December 31, 2023, the Company accrued board fees of $230,000 as stock based compensation.

Equity sales:

BioSig Technologies, Inc.:

In 2023, the Company entered into multiple Securities Purchase Agreements with certain institutional and accredited investors, pursuant to which the Company sold to the investors an aggregate of 1,613,906 shares of common stock at an average purchase price of $8.7571 per share, and warrants to purchase up to an aggregate of 806,981 shares of common stock at an average exercise price of $8.1324 per share, that will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance, in exchange for aggregate consideration of $13,140,441, net of transactional expenses of $727,333.44 (the “2023 PIPEs”).

Pursuant to certain engagement agreements, dated October 11, 2022, February 24, 2023 and July 26, 2023, the Company had entered into with Laidlaw & Company (UK) Ltd. (“Laidlaw”), the Company issued to Laidlaw in connection with the 2023 PIPEs, warrants to purchase an aggregate of 77,405 shares of common stock at an average exercise price of $7.85 per share. The Laidlaw warrants become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance.

On November 8, 2023, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company sold in a registered direct offering (the “Offering”), (i) 699,693 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) Series A warrants (the “Series A Warrants”) to purchase up to 699,693 shares of Common Stock, and (iii) Series B Warrants (the “Series B Warrants”, and together with the Series A Warrants, the “Series Warrants”) to purchase up to 699,693 shares of Common Stock, at a purchase price of $3.573 per Share and associated Series Warrants. The Series Warrants have an exercise price of $3.573 per share and will become exercisable on the effective date of stockholder approval for the issuance of the shares upon exercise of the Series Warrants (or, if permitted by the applicable rules and regulations of the Nasdaq Stock Market, upon payment by the holder of $1.25 per share in addition to the applicable exercise price). The Series A Warrants will expire five years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the Company’s exclusive placement agent in the Offering. In connection with the Offering, the Company paid the Placement Agent a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in the Offering and a management fee equal to one percent (1.0%) of the aggregate gross proceeds raised in the Offering. The Company had also paid the Placement Agent $50,000 for non-accountable expenses and $15,950 for clearing fees. In addition, the Company issued the Placement Agent or its designees, warrants to purchase up to 48,979 shares of Common Stock (equal to 7.0% of the aggregate number of Shares sold in the Offering), which warrants have the same terms and conditions as the Series A Warrants, except that such warrants have an exercise price of $4.466 per share, which represents 125% of the offering price per Share and accompanying Series Warrants (the “Placement Agent Warrants”, and together with Series Warrants, the “Warrants”).

The Shares and the Warrants (and shares issuable upon exercise of the Warrants) were offered and sold by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-251859) (the “Shelf Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2020, and declared effective by the SEC on January 12, 2021, and the base prospectus included therein. A final prospectus supplement relating to the Offering, dated November 8, 2023, and the accompanying prospectus, has been filed with the SEC. The closing of the Offering occurred on November 13, 2023. The net proceeds to the Company from the Offering, after deducting fees and expenses, were approximately $2.2 million.

F-46

ATM Sales Agreements

On August 18, 2023, the Company entered into a Controlled Equity Offering℠ Sales Agreement (the “Cantor Sales Agreement”) with Cantor Fitzgerald & Co. to act as the Company’s sales agent or principal (“Cantor”), with respect to the issuance and sale of up to $30.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering.

The Company agreed to pay Cantor a commission of equal to 3.0% of the gross proceeds from the sale of the shares of common stock pursuant to the Cantor Sales Agreement.

From August 22, 2023 through September 6, 2023, the Company sold 21,881 shares of its common stock through the Cantor Sales Agreement for net deficit of $(899), after transactional costs of $120,430.

The Company terminated the Cantor Sales Agreement with Cantor, effective as of September 15, 2023.

On September 15, 2023, the Company entered into an At-The-Market Issuance Sales Agreement (the “Ascendiant Sales Agreement”) with Ascendiant Capital Markets, LLC, to act as the Company’s sales agent or principal (“Ascendiant”), with respect to the issuance and sale of up to $30.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering.

The Company agreed to pay Ascendiant a commission of equal to 3.0% of the gross proceeds from the sale of the shares of common stock pursuant to the Ascendiant Sales Agreement.

From September 21, 2023 through September 25, 2023, the Company sold 28,911 shares of its common stock through the Ascendiant Sales Agreement for $60,876, after transactional costs of $70,806.

The Company terminated the Ascendiant Sales Agreement with Ascendiant, effective as of November 6, 2023.

BioSig AI Sciences, Inc.:

In June and July 2023, BioSig AI sold an aggregate of 2,205,000 shares of its common stock for net proceeds of $1,971,277 ($1.00 per share). Prior to such sale, BioSig AI was a wholly owned subsidiary. At December 31, 2023, BioSig had a majority interest in BioSig AI of 84.5%.

Pursuant to an engagement agreement, dated June 13, 2023, as amended on July 19, 2023, BioSig AI entered into with Laidlaw, BioSig AI issued to Laidlaw warrants to purchase an aggregate of 130,500 shares of its common stock at an exercise price of $1.00 per share. The Laidlaw warrants become exercisable immediately and will expire five years following the date of issuance.

NOTE 10 – OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS

BioSig Technologies, Inc.

2012 Equity Incentive Plan

On October 19, 2012, the Board of Directors of BioSig Technologies, Inc. approved the 2012 Equity Incentive Plan (the “Plan”) and terminated the Long-Term Incentive Plan (the “2011 Plan”). The Plan (as amended) provides for the issuance of options, stock appreciation rights, restricted stock and restricted stock units to purchase up to 1,447,445 shares of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

F-47

However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on the quoted market price or in absence of such quoted market price, by the administrator in good faith.

Additionally, the vesting period of the grants under the Plan will be determined by the administrator, in its sole discretion, with an expiration period of not more than ten years. On October 19, 2022, the 2012 Equity Incentive Plan expired.

2023 Long-Term Incentive Plan

On December 27, 2022, the Board of Directors of BioSig Technologies, Inc. approved the 2023 Long-Term Incentive Plan (the “2023 Plan”). The 2023 Plan provides for the issuance of options, stock appreciation rights, restricted stock and restricted stock units to purchase up to 876,595 shares, plus any prior plan awards of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company or a committee thereof administers the Plan and determines the exercise price, vesting and expiration period of the grants under the Plan.

However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on the quoted market price or in absence of such quoted market price, by the administrator in good faith.

Additionally, the vesting period of the grants under the Plan will be determined by the administrator, in its sole discretion, with an expiration period of not more than ten years. At December 31, 2023, there were 216,718 shares available under the 2023 Long-Term Incentive Plan.

Options

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from historical stock prices of the Company. The Company accounts for the expected life of options using the based on the contractual life of options for non-employees.

For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

During the years ended December 31, 2023 and 2022, the Company granted an aggregate of 195,710 and 142,800 options to officers, directors and key consultants, respectively.

The following table presents information related to stock options at December 31, 2023:

	Options Outstanding			Options Exercisable
			Weighted
			Average	Exercisable
	Exercise	Number of	Remaining Life	Number of
	Price	Options	In Years	Options
$	Under 9.99	108,110	9.2	41,172
	10.00-19.99	215,150	7.1	78,995
	20.00-29.99	85,538	7.9	73,833
	30.00-39.99	36,748	2.8	36,748
	40.00-49.99	90,092	4.2	88,168
	50.00-59.99	14,414	5.6	14,414
	60.00-69.99	33,405	3.7	33,405
	70.00-79.99	15,772	4.7	15,772
	Over 79.99	4,000	6.4	4,000
		603,229	6.7	386,507

F-48

A summary of the stock option activity and related information for the Plan for the two years ended December 31, 2023 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2022	456,852	$45.70	6.9	$-
Grants	142,800	$11.20	10.0	-
Forfeited/expired	(144,100)	$45.40
Outstanding at December 31, 2022	455,552	$45.70	6.9	$-
Grants	195,710	$10.00	10.0	$-
Forfeited/expired	(48,033)	$44.69
Outstanding at December 31, 2023	603,229	$25.67	6.7	$37,671
Exercisable at December 31, 2023	386,507	$33.53	5.9	$35,425

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on options with an exercise price less than the stock price of BioSig Technologies, Inc. of $4.75 as of December 31, 2023, which would have been received by the option holders had those option holders exercised their options as of that date.

During the year ended December 31, 2022, the Company granted an aggregate of 142,800 options to purchase the Company’s common stock in connection with services rendered at exercise prices from $4.00 to $17.20 per share for a term of ten years and with vesting from immediate to three years from the date of issuance.

During the year ended December 31, 2023, the Company granted an aggregate of 195,710 options to purchase the Company’s common stock at a weighted average exercise prices from of $2.60 to $13.60 per share for a term of ten years, with vesting from six months to three years from the date of grant.

The following assumptions were used in determining the fair value of options during the years ended December 31, 2023 and 2022:

	2023	2022
Risk-free interest rate	3.32% - 4.54%	1.17% to 4.06%
Dividend yield	0%	0%
Stock price volatility	94.44% to 102.70%	83.83% to 99.29%
Expected life	5 – 6 years	5-10 years
Weighted average grant date fair value	$7.72	$8.00

On March 16, 2022, in connection with the termination of a Company executive, the Company extended the life of 10,000 previously issued options from the contractual 90 days from termination of service to the earlier of the initial life or March 16, 2024. The change in estimated fair value of the modified options of $15,181 was charged to current period operations.

F-49

The following assumptions were used in determining the change in fair value of the modified options at March 16, 2022:

Risk-free interest rate	0.44% - 1.95%
Dividend yield	0%
Stock price volatility	83.86%
Expected life	0.25 – 2 years

The fair value of all options vesting during the year ended December 31, 2023 and 2022 of $1,445,915 and $1,829,233, respectively, was charged to current period operations. Unrecognized compensation expense of $997,894 at December 31, 2023 which the Company expects to recognize over a weighted average period of 0.52 years.

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of BioSig Technologies, Inc. at December 31, 2023:

Exercise	Number	Expiration
Price	Outstanding	Date
$3.573	1,399,386	May 2025-November 2028
$4.066	25,000	November 2032
$4.455	113,005	June 2028
$4.466	48,980	November 2028
$4.6626	64,982	April 2029
$4.9252	56,307	March 2029
$4.929	76,997	March 2029
$5.1358	116,045	July 2028
$7.181	95,761	July 2028
$7.502	9,846	July 2028
$7.963	88,324	August 2028
$9.000	21,709	June 2027
$9.596	84,390	January 2029
$10.0992	19,118	August 2028
$10.26	51,705	September 2028
$10.4678	84,296	September 2028
$11.30	40,417	October 2028
$13.28	96,198	November 2028
$14.00	174,013	September 2025
$48.00	25,000	February 2025 to July 2026
$61.60	56,892	November 2027
	2,748,371

During the year ended December 31, 2022, the Company issued warrants to purchase an aggregate of 369,393 shares of its common stock to investors and warrants to purchase 32,727 shares of its common stock for engagement services at an average exercise price of $10.90 per share that are exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance.

On November 18, 2022, the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $4.066 for services. The warrants expire ten years following the date of issuance The fair value of $90,865, determined using the Black-Scholes Option method was charged to current period operations. The assumptions issued in the fair value determination was volatility: 96.26%, estimated life: 10 years and risk-free rate of 3.82%.

F-50

During the year ended December 31, 2023, the Company issued warrants to purchase an aggregate of 2,206,367 shares of its common stock to investors and warrants to purchase 126,385 shares of its common stock for engagement services at an average exercise price of $5.31 per share that are exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance.

During the year ended December 31, 2023, the Company issued 4,361 shares of its common stock upon cashless exercise of warrants to purchase an aggregate of 6,098 shares of common stock, pursuant to the formula set forth in such warrants.

A summary of the warrant activity for the two years ended December 31, 2023 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2022	81,897	$57.40	5.3	$-
Issued	427,120	$10.50	4.0	-
Expired	(87,300)	$2.50
Outstanding at December 31, 2022	421,717	$18.90	4.3	$3,960
Issued	2,332,752	$5.31	3.8
Exercised	(6,098)	$4.10	-	-
Outstanding at December 31, 2023	2,748,371	$7.40	3.7	$-

Vested and expected to vest at December 31, 2023	2,748,371	$7.40	3.7	$1,717,104
Exercisable at December 31, 2023	2,465,695	$7.53	3.6	$1,711,424

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on warrants with an exercise price less than the company’s stock price of $4.75 of December 31, 2023, which would have been received by the warrant holders had those warrants holders exercised their options as of that date.

The fair value of warrants issued for services during the year ended December 31, 2023 and 2022 of $0 and $90,865 respectively, was charged to current period operations. Unrecognized compensation expense of $0 at December 31, 2023.

Restricted Stock Units

The following table summarizes the restricted stock activity for the two years ended December 31, 2023:

Restricted shares issued as of January 1, 2022	14,128
Granted	38,750
Vested and issued	(25,917)
Forfeited	(3,000)
Restricted shares issued as of December 31, 2022	23,961
Granted	177,250
Vested and issued	(37,961)
Forfeited	-
Vested restricted shares as of December 31, 2023	-
Unvested restricted shares as of December 31, 2023	163,250

In 2022, the Company granted an aggregate of 38,750 restricted stock units for services with 37,750 vesting from four months to one year and 1,250 upon achievement of certain performance conditions.

F-51

On January 29, 2023, in connection with a separation agreement, the Company granted 12,500 restricted stock units vesting at separation date at a fair value of $92,500.

On March 27, 2023, the Company granted an aggregate of 18,750 restricted stock units vesting on March 27, 2024 for services at a fair value of $223,125.

On June 26, 2023, the Company granted an aggregate of 26,000 restricted stock units vesting quarterly over one year for services at a fair value of $301,600.

On August 15, 2023, the Company granted an aggregate of 30,000 restricted stock units, with 5,000 vesting quarterly over one year, and 25,000 vesting on the one-year anniversary, for services at a fair value of $190,920.

On December 28, 2023, the Company granted an aggregate of 90,000 restricted stock units to a member of the Company’s board of directors, based on certain market conditions for services at a fair value of $426,780.

Stock based compensation expense related to restricted stock grants was $601,272 and $358,931 for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the stock-based compensation relating to restricted stock of $741,308 remains unamortized.

ViralClear Pharmaceuticals, Inc.

2019 Long-Term Incentive Plan

On September 24, 2019, ViralClear’s Board of Directors approved the 2019 Long-Term Incentive Plan (as subsequently amended, the “ViralClear Plan”). The ViralClear Plan was approved by BioSig as ViralClear’s majority stockholder. The ViralClear Plan provides for the issuance of options, stock appreciation rights, restricted stock and restricted stock units to purchase up to 4,000,000 shares of ViralClear’s common stock to officers, directors, employees and consultants of the ViralClear. Under the terms of the ViralClear Plan, ViralClear may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of ViralClear only and nonqualified options. The Board of Directors of ViralClear or a committee thereof (the “Administrator”) administers the ViralClear Plan and determines the exercise price, vesting and expiration period of the grants under the ViralClear Plan.

However, the exercise price of an Incentive Stock Option should not be less than 110% of fair market value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair market value for a grantee who is not 10% stockholder. The fair market value of the common stock is determined based on the quoted market price or in absence of such quoted market price, by the Administrator in good faith.

Additionally, the vesting period of the grants under the ViralClear Plan will be determined by the Administrator, in its sole discretion, with an expiration period of not more than ten years. There are 2,650,071 shares remaining available for future issuance of awards under the terms of the ViralClear Plan.

ViralClear Options

A summary of the stock option activity and related information for the ViralClear Plan for the two years ended December 31, 2023 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at January 1, 2021	125,000	$5.00	7.2
Forfeited/expired	(100,000)	$5.00
Outstanding at December 31, 2022	25,000	$5.00	1.5
Forfeited/expired	-
Outstanding at December 31, 2023	25,000	$5.00	0.5
Exercisable at December 31, 2023	25,000	$5.00	0.5

F-52

The following table presents information related to stock options at December 31, 2023:

Options Outstanding			Options Exercisable
Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$5.00	25,000	0.5	25,000

The fair value of the stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from an index of historical stock prices of comparable entities with the market value of stock price based on recent sales. The Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

Warrants (ViralClear)

The following table presents information related to warrants (ViralClear) at December 31, 2023:

Exercise	Number	Expiration
Price	Outstanding	Date
$5.00	473,772	November 2027
10.00	6,575	May 2025
	480,347

Restricted stock units (ViralClear)

The following table summarizes the restricted stock activity for the two years ended December 31, 2023:

Restricted shares outstanding at January 1, 2022:	1,318,679
Forfeited	(240,000)
Restricted shares outstanding at December 31, 2022	1,078,679
Forfeited	-
Total restricted shares outstanding at December 31, 2023:	1,078,679

Comprised of:
Vested restricted shares as of December 31, 2022	678,679
Unvested restricted shares as of December 31, 2022	400,000
Total	1,078,679

Stock based compensation expense related to restricted stock unit grants of ViralClear was $(1,941,861) and $(1,072,094) for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the stock-based compensation relating to restricted stock of $0 remains unamortized.

F-53

BioSig AI Sciences, Inc.

Warrants (BioSig AI)

The following table summarizes information with respect to outstanding warrants to purchase common stock of BioSig AI at December 31, 2023:

Exercise	Number	Expiration
Price	Outstanding	Date
$1.00	130,500	June-July 2028

In June and July 2023, the BioSig AI issued warrants to purchase an aggregate of 130,500 shares of its common stock for investment banking services at an exercise price of $1.00 per share that are exercisable immediately and will expire five years following the date of issuance.

A summary of the warrant activity for the year ended December 31, 2023 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2022	-	-	-
Issued	130,500	$1.00	5.0
Outstanding at December 31, 2023	130,500	$1.00	5.0

Vested and expected to vest at December 31, 2023	130,500	$1.00	4.5
Exercisable at December 31, 2023	130,500	$1.00	4.5

NOTE 11 – NON-CONTROLLING INTEREST

On November 7, 2018, the Company formed a subsidiary, now known as ViralClear, to pursue additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology, and subsequently in 2020, was repurposed to develop merimepodib, a broad-spectrum anti-viral agent that showed potential for the treatment of COVID-19. Since late 2020, ViralClear has been realigned with its original objective of pursuing additional applications of the PURE EP™ signal processing technology outside of cardiac electrophysiology.

As of December 31, 2023 and 2022, the Company had a majority interest in ViralClear of 69.08%.

On July 2, 2020, the Company formed an additional subsidiary, now known as BioSig AI Sciences, Inc., to pursue clinical needs of cardiac and neurological disorders through recordings and analyses of action potential. BioSig AI aims to contribute to the advancements of AI-based diagnoses therapies. In June and July 2023, BioSig AI sold 2,205,000 shares of its common stock for net proceeds of $1,971,277 to fund initial operations.

As of December 31, 2023 and 2022, the Company had a majority interest in BioSig AI of 84.5% and 100.0%, respectively.

A reconciliation of ViralClear Pharmaceuticals, Inc. and BioSig AI Sciences, Inc. non-controlling loss attributable to the Company:

Net income (loss) attributable to the non-controlling interest for the year ended December 31, 2023 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Net income (loss)	$1,498	$(745)	$753
Average Non-Controlling interest percentage of profit/losses	31%	15%	47%
Net income (loss) attributable to non-controlling interest	$463	$(112)	$351

F-54

Net loss attributable to the non-controlling interest for the year ended December 31, 2022 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Net Loss	$(671)	$(3)	$(674)
Average Non-Controlling interest percentage of profit/losses	31%	0%	31%
Net loss attributable to non-controlling interest	$(210)	$0	$(210)

The following table summarizes the changes in non-controlling interest for the two years ended December 31, 2023 (000’s):

	ViralClear Pharmaceuticals, Inc. (000’s)	BioSig AI Sciences, Inc. (000’s)	Total (000’s)
Balance, January 1, 2022	$219	$-	$219
Allocation of equity to non-controlling interest for settlement of shares issued to settle debt to parent	292	-	292
Allocation of equity to non-controlling interest to equity-based compensation issued	(322)	-	(322)
Net loss attributable to non-controlling interest	(210)	-	(210)
Balance, January 1, 2023	$(21)	$-	$(21)
Allocation of equity to non-controlling interest due to sale of subsidiary stock	-	296	296
Allocation of equity to non-controlling interest due to equity-based compensation issued	(600)	-	(600)
Net income (loss) attributable to non-controlling interest	463	(112)	351
Balance, December 31, 2023	$(158)	$184	$26

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Operating leases

See Note 5 for operating lease discussion.

Licensing agreements

Master Services Agreement

On January 1, 2022, the Company entered into a master services agreement with Access Strategy Partners Incorporated (“ASPI”) whereby ASPI will provide commercial executives assigned with specific customer targets and develop sales and marketing plans that are mutually agreed to between ASPI and the Company and assist in their execution. The agreement expires two years from the effective date, with an additional one year extension option.

The Company is obligated to pay ASPI: i) a monthly service fee of $40,000, subsequently reduced to $20,000 October 1, 2023 and ii) 10% commission on all New Account revenue, as defined, on a quarterly basis. At December 31, 2023 and 2022, accounts payable due under the contract was $180 and $80, respectively. At December 31, 2023 the contract expired.

F-55

2017 Know-How License Agreement

On March 15, 2017, the Company entered into a know-how license agreement with Mayo Foundation for Medical Education and Research whereby the Company was granted an exclusive license, with the right to sublicense, certain know how and patent applications in the field of signal processing, physiologic recording, electrophysiology recording, electrophysiology software and autonomics to develop, make and offer for sale. The agreement expires in ten years from the effective date.

The Company is obligated to pay to Mayo Foundation a 1% or 2% royalty payment on net sales of licensed products, as defined. At December 31, 2023 and 2022, accounts payable due under the contract was $4.

Patent and Know-How License Agreement – EP Software Agreement

On November 20, 2019, the Company entered into a patent and know-how license agreement (the “EP Software Agreement”) with Mayo Foundation for Medical Education and Research (“Mayo”). The EP Software Agreement grants to the Company an exclusive worldwide license, with the right to sublicense, within the field of electrophysiology software and under certain patent rights as described in the EP Software Agreement (the “Patent Rights”), to make, have made, use, offer for sale, sell and import licensed products and a non-exclusive license to the Company to use the research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information of Mayo to develop, make, have made, use, offer for sale, sell, and import licensed products. The EP Software Agreement will expire upon the later of either (a) the expiration of the Patent Rights or (b) the 10th anniversary of the date of the first commercial sale of a licensed product, unless earlier terminated by Mayo for the Company’s failure to cure a material breach of the EP Software Agreement, the Company’s or a sublicensee’s commencement of any action or proceedings against Mayo or its affiliates other than for an uncured material breach of the EP Software Agreement by Mayo, or insolvency of the Company.

In connection with the EP Software Agreement, the Company agreed to make earned royalty payments to Mayo in connection with the Company’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $625,000 in aggregate. At December 31, 2023 and 2022, accounts payable due under the contract was $0.

Amended and Restated Patent and Know-How License Agreement – Tools Agreement

On November 20, 2019, the Company entered into an amended and restated patent and know-how license agreement (the “Tools Agreement”) with Mayo. The Tools Agreement contains terms of license grant substantially identical to the EP Software Agreement, although it is for different patent rights and covers the field of electrophysiology systems. In June 2021, patent rights were issued (“Valid Claim”) as defined whereby the Company paid milestone one of $75,000 during the 2021 year.

In connection with the Tools Agreement, the Company agreed to pay Mayo an upfront consideration of $100,000. The Company also agreed to make earned royalty payments to Mayo in connection with the Company’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $550,000 in aggregate. At December 31, 2023 and 2022, accounts payable due under the contract was $0.

ViralClear Patent and Know-How License Agreement

On November 20, 2019, the Company’s majority-owned subsidiary, ViralClear, entered into a patent and know-how license agreement (the “ViralClear Agreement”) with Mayo. The ViralClear Agreement contains terms of license grant substantially identical to the EP Software Agreement and the Tools Agreement, although it is for different patent rights and covers the field of stimulation and electroporation for hypotension/syncope management, renal and non-renal denervation for hypertension treatment, and for use in treatment of arrhythmias in the autonomic nervous system.

In connection with the ViralClear Agreement, ViralClear agreed to make earned royalty payments to Mayo in connection with ViralClear’s sales of the licensed products to third parties and sublicense income received by the Company and to make milestone payments of up to $700,000 in aggregate. In June 2021, patent rights were issued (“Valid Claim”) as defined whereby the Company paid milestone one of $75,000 during the 2021 year. At December 31, 2023 and 2022, accounts payable due under the contract was $0.

F-56

Trek Therapeutics, PBC

In the event of sublicensing, sale, transfer, assignment or similar transaction, ViralClear agreed to pay Trek 10% of the consideration received.

As part of the acquired assets, ViralClear received an assignment and licensing rights agreement from Trek with a third-party vendor regarding certain formulas and compounds usage. The agreement calls for milestone payments upon marketing authorization (as amended and defined with respect of product in a particular jurisdiction in the territory, the receipt of all approvals from the relevant regulatory authority necessary to market and sell such product in any such jurisdiction, excluding any pricing approval or reimbursement authorization) in any first and second country of $10 million and $5 million, respectively, in addition to 6% royalty payments. At December 31, 2023 and 2022, accounts payable due under the contract was $0.

BioSig AI Sciences, Inc. – Consulting Agreement

On June 17, 2023, BioSig AI entered into an agreement with Reified Labs LLC (“Reified”) whereby Reified will work with the BioSig AI to develop datasets for the purpose of creating a foundational artificial intelligence platform. The agreement has a one-year term from the effective date and automatically renews for successive one year terms, unless terminated.

BioSig AI is obligated to pay Reified a monthly consulting fee of $30,000. At December 31, 2023, accounts payable due under the contract was $90,000.

Defined Contribution Plan

Effective January 1, 2019, the Company established a qualified defined contribution plan (the “401(k) Plan”) pursuant to Section 401(k) of the Code, whereby all eligible employees may participate. Participants may elect to defer a percentage of their annual pretax compensation to the 401(k) plan, subject to defined limitations. The Company is required to make contributions to the 401(k) Plan equal to 3 percent of each participant’s eligible compensation, subject to limitations under the Code. For the year end December 31, 2023 and 2022, the Company charged operations $229,744 and $247,622, respectively, for contributions under the 401(k) Plan.

Purchase commitments

As of December 31, 2023, the Company had aggregate purchase commitments of approximately $1,563,203 for future services or products, some of which are subject to modification or cancellations.

Litigation

Threatened litigation

On March 22, 2024, plaintiff, Michael Gray Fleming (the “Plaintiff”), filed a lawsuit in Hennepin County, Minnesota District Court naming the Company, its former Chief Executive Officer and former Chief Financial Officer as defendants. The Plaintiff contends that the Company failed to meet its obligations in issuing the Plaintiff stock certificates under the terms of a restricted stock award agreement, and is seeking $144,000 in damages and compensation for damages reasonably believed to exceed $50,000. The Company’s intent is to contest the allegations vigorously and, as of the date of this report, is unable to provide an evaluation of the outcome of the litigation within the probate or remote range or to provide an estimate of the amount of or a range of potential loss that might be incurred by the Company.

F-57

We may be subject at times to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

Stock-based compensation

The Company takes some tax positions, including the reporting of stock-based compensation, that may not be accepted by the Internal Revenue Service upon an examination, and we may be subject to penalties for underreporting of recipient’s income. The result of any such examination is uncertain, and any such penalties could be material to our financial position and results of operations given our current limited cash and revenues.

NOTE 13 – SEGMENT REPORTING

In accordance with ASC 280-10, the Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company has three reportable segments: BioSig Technologies, Inc. (parent), NeuroClear Technologies, Inc. and ViralClear Pharmaceuticals, Inc.

Information concerning the operations of the Company’s reportable segments is as follows:

	Year Ended December 31, 2023 (000’s)	Year Ended December 31, 2022 (000’s)
Revenues (from external customers)
BioSig	$18	$286
ViralClear	-	-
BioSig AI Sciences	-	-
	$18	$286

	Year Ended December 31, 2023 (000’s)	Year Ended December 31, 2022 (000’s)
Operating Expenses:
BioSig	$29,238	$26,819
ViralClear	(1,498)	672
BioSig AI Sciences	745	3
	$28,530	$27,494

	Year Ended December 31, 2023 (000’s)	Year Ended December 31, 2022 (000’s)
(Loss) Income from Operations
BioSig	$(29,265)	$(26,590)
ViralClear	1,498	(672)
BioSig AI Sciences	(745)	(3)
	$(28,512)	$(27,265)

	December 31, 2023 (000’s)	December 31, 2022 (000’s)
Total Assets
BioSig	$485	$4,051
ViralClear	-	49
BioSig AI Sciences	1,313	10
	$1,798	$4,110

F-58

NOTE 14 – RELATED PARTY TRANSACTIONS

Accounts payable and accrued expenses include due to related parties comprised primarily director fees and travel reimbursements. Due to related parties as of December 31, 2023 and 2022 was $30,000 and $120,000, respectively.

During the year ended December 31, 2023, the Company’s former Chief Financial Officer participated in the Company’s 2023 PIPES, acquiring 23,289 shares of the Company’s common stock and 11,645 warrants to acquire the Company’s common stock at an exercise price of $7.963, expiring August 8, 2028 for an investment of $200,000.

On November 2, 2023, the Company appointed an independent board member as the new role of Executive Vice President. In connection with the appointment, the Company entered into a consulting agreement at a rate of $12,500 per month. In addition, on December 28, 2023, the Company granted an aggregate of 90,000 restricted stock units to the new Executive Vice President, vesting based on certain market conditions for services at a fair value of $426,780 and options to purchase 60,000 shares our common stock at an exercise price of $4.472 per share, vesting over six months at a fair value of $222,422.

During the year ended December 31, 2023 and 2022, the Company’s Chief former Financial Officer guaranteed issued corporate credit cards for no consideration.

NOTE 15 – INCOME TAXES

At December 31, 2023, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $160,926,000, expiring in the year 2030, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits. During the year ended December 31, 2023, the Company has increased the valuation allowance by $7,739,000 from $47,679,000 to $55,418,000. We have adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax position that meet the more likely than not threshold is then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

The Company is required to file income tax returns in the U.S. Federal various State jurisdictions. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2017.

The effective rate differs from the statutory rate of 26.9% as of December 31, 2023 and 2022 due to the following:

	December 31, 2023	December 31, 2022
Statutory rate on pre-tax book loss	26.9%	26.9%
Other	0	33.6%
Valuation allowance	(26.9)%	(60.5)%
	0.00%	0.00%

F-59

The Company’s deferred taxes as of December 31, 2023 and 2022 consist of the following:

	December 31, 2023	December 31, 2022
Non-Current deferred tax asset:
Net operating loss carry-forwards	$43,329,000	$36,977,000
Stock based compensation	9,680,000	9,291,000
Research and development costs	2,409,000	1,411,000
Valuation allowance	(55,418,000)	(47,679,000)
Net non-current deferred tax asset	$-	$-

NOTE 16 – FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”). ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The carrying value of the Company’s cash and cash equivalents, accounts payable and other current assets and liabilities approximate fair value because of their short-term maturity.

As of December 31, 2023, and 2022, the Company did not have any items that would be classified as level 1, 2 or 3 disclosures.

As of December 31, 2023, and 2022, the Company did not have any derivative instruments that were designated as hedges.

There were no derivative and warrant liabilities as of December 31, 2023 and 2022.

F-60

NOTE 17 – SUBSEQUENT EVENTS

Notices of Delisting

On March 5, 2024, the Company received a letter from the Listing Qualifications Department of Nasdaq (the “Staff”) stating that the Company has not regained compliance with Listing Rule 5550(a)(2) because the Company’s common stock did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market, and the Company is not eligible for a second 180 day cure period under Rule 5810(c)(3)(A)(2) because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market, and that accordingly, Nasdaq would delist the Company’s common stock unless the Company requested an appeal of this determination. On March 11, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel to appeal the Staff’s delisting determination.

On March 12, 2024, the Company received a letter from the Staff stating that based upon the Staff’s review of the Company and pursuant to Listing Rule 5101, the Staff believes that the Company no longer has an operating business and is a “public shell,” and that the continued listing of its securities is no longer warranted, in view of work force reductions and resignations of members of the board of directors and officers (see below).

The letter further stated that the Company no longer meets the requirement of Rule 5550(b)(2) to maintain a minimum Market Value of Listed Securities of $35 million, if none of the other standards set forth in Rule 5550(b) is met.

The Staff stated that the foregoing matters serve as an additional basis for delisting the Company’s common stock from The Nasdaq Stock Market, and that the Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

The Company intends also to appeal the foregoing determinations. The requested hearing before the Hearings Panel will be held on May 7, 2024.

Lack of funding, workforce reductions, resignations of members of the Company’s board of directors and certain officers

On January 28, 2024 and February 20, 2024, management of the Company commenced a workforce reduction intended to reduce significantly the annual cash burn which was completed as of February 20, 2024. The workforce reduction consisted of the departure of sixteen employees, effective as of January 31, 2024 and included the departure of John Sieckhaus, the Company’s Chief Operating Officer, and Gray Fleming, the Company’s Chief Commercial Officer and twenty six employees effective February 20, 2024. The effect of the workforce reductions had significantly reduce operations in the short-term.

On February 15, 2024, Steve Buhaly resigned from his position as the Chief Financial Officer of the Company effective as of the same date.

On February 19, 2024, David Weild IV, Donald E. Foley, Patrick J. Gallagher and James J. Barry, resigned from their positions as directors of the Company, effective as of the same date.

On February 20, 2024, James L. Klein and Frederick D. Hrkac resigned from their positions as directors of the Company, effective as of the same date.

On February 20, 2024 due to lack of funding, the company had laid off the entire workforce except for the CEO.

On February 27, 2024, the company re-appointed Frederick D. Hrkac as a director and the president and principal executive officer. Additionally, on February 27, 2024, Kenneth L. Londoner resigned from his positions as director, executive chairman and chief executive officer of the Company and from any and all committees, offices, appointments, designations, responsibilities or other capacities related to the Company or any of its subsidiaries, effective as of the same date.

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Currently, the Company has 4 employees and 4 key consultants. Dependent upon funding, Mr. Hrkac would plan on hiring a team of 4-6 persons to execute the business development strategy of finding partners for the commercialization of PURE EP, develop new products in the field of Pulse Field Ablation and to continue to integrate PURE EP into today’s lab equipment.

Issuance of debt

On March 7, 2024, the Company issued a promissory note to an investor and related party (10% plus shareholder) for $500,000. The Company designated its 12% note due 2026, in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The note is due March 7, 2026. The Company promises to pay interest in cash on the unpaid principal amount of this note at a rate per annum equal to twelve percent (12%), commencing to accrue on the date hereof and payable on the maturity date or earlier prepayment as provided therein. The Note contains customary events of default.

The Company may prepay all or any portion of the principal amount of the Note at any time or from time to time without penalty.

Equity transactions

On January 12, 2024, the Company entered into a securities purchase agreement with certain accredited and institutional investors, pursuant to which the Company sold to the investors an aggregate of 260,720 shares of the Company’s common stock and warrants to purchase up to 130,363 shares of common stock, at a purchase price of $3.989 per share and a warrant to purchase one-half of a share. The warrants have an exercise price of $3.364 per share, will become exercisable six months after the date of issuance and will expire five and one-half years following the date of issuance. The gross proceeds from this offering were $1,040,000.

On January 4, 2024, the Company issued 250 shares of its common stock for vested restricted stock units.

On February 5, 2024, the Company issued 76,744 shares of its common stock to former employees for services rendered, valued at $64,879.

In January 2024, the Company issued 77,500 shares of its common stock to consultants for services rendered, valued at $227,150.

In February 2024, the Company issued 1,250 shares of its common stock for vested restricted stock units.

On March 1, 2024, the Company issued 1,600,000 shares of its common stock to an officer, an employee and key consultants for services rendered, valued at $1,093,810.

On March 1, 2024, the Company granted 500,000 shares of its common stock to a key consultant, vesting in substantially equal monthly installments over one year, for services rendered, valued at $352,550.

On March 1, 2024, the Company entered into three business development consulting agreements with an officer and key consultants, each for $10,000 per month and a three-month term. The Company may terminate upon giving consultant ten (10) days prior written notice. The Company may terminate immediately and without prior notice if consultant refuses to or is unable to perform the services or is in breach of any material provision of the agreement.

On March 1, 2024, the Company entered into a one-year consulting agreement with a consultant to provide clinical development services for $16,667 per month. The Company may terminate upon giving consultant thirty (30) days prior written notice. The Company may terminate immediately and without prior notice if consultant refuses to or is unable to perform the services or is in breach of any material provision of the agreement.

On March 15, 2024, the Company issued 100,000 shares of its common stock to a consultant for services rendered, valued at $53,020.

On April 1, 2024, the Company granted 200,000 shares of its common stock to employees, vesting in substantially equal monthly installments over one year.

On April 1, 2024, the Company issued 41,667 shares of its common stock for vested restricted stock units.

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PROSPECTUS

BioSig Technologies, Inc.

1,680,631 Shares of Common Stock